As filed with the Securities and Exchange Commission on July 17, 2002
                                            Registration No. 333-_____
___________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

    DELAWARE                           6355                    41-0991508
 (State or other                 (Primary Standard          (I.R.S. Employer
  jurisdiction of                    Industrial              Identification No.)
  incorporation or                Classification Code
  organization)                        Number)

                               1475 Dunwoody Drive
                      West Chester, Pennsylvania 19380-1478
                                 (610) 425-3400
    (Address, and telephone number of registrant's principal executive office)

        Linda E. Senker, Esq.                       Kimberly J. Smith
        ING                                         ING
        1475 Dunwoody Drive                         1475 Dunwoody Drive
        West Chester, PA 19380-1478                 West Chester, PA 19380-1478
        (610) 425-4139                              (610) 425-3427
                (Name and Address of Agent for Service)


Approximate date of commencement of proposed sale to the public:
As soon as practical after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box ................................................ [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]..............

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].....................................

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].....................................

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ]

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus herein relates to Registration Statement Number 333-40596, 333-52320 and 333-59398.
___________________________________________________________________________
                      Calculation of Registration Fee

                                                              Proposed
Title of each class                       Proposed             maximum         Amount of
of securities to be Amount to be  maximum offering price  aggregate offering   registration
     registered      registered      price per unit(1)        price(1)           fee(2)

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Annuity Contracts
(Interests in       N/A                 N/A                    $1,000,000,000     $92,000
Fixed Account)


(1) The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

(2) Amounts previously registered in connection with File Nos. 333-40596, 333-52320, 333-59398 and 333-87152 were $378,787.88, $300,000,000,
$1,300,000,000 and $600,000,000 at registration fees of $100 (on June 30, 2000),
$79,200 (on December 20, 2000), $325,000 (on April 23, 2001) and $55,200 (on
April 29, 2002), respectively.

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               PART I

ING VARIABLE ANNUITIES

GOLDEN AMERICAN LIFE INSURANCE COMPANY

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                                   PROFILE OF

                         GOLDENSELECT GUARANTEE ANNUITY

                  DEFERRED MODIFIED GUARANTEED ANNUITY CONTRACT

                                   JULY ___, 2002

     -------------------------------------------------------------------
     This Profile is a summary of some of the more important points that you should know and consider before purchasing the Contract. The
     Contract is more fully described in the full prospectus which accompanies this Profile. Please read the prospectus carefully.
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1.   THE ANNUITY CONTRACT
The Contract offered in this prospectus is a deferred modified guaranteed annuity contract between you and Golden American Life Insurance Company. The Contract provides a means for you to invest on a tax-deferred basis in a fixed account of Golden American with guaranteed interest periods. We currently offer guaranteed interest periods of 1, 3, 5, 6, 7, 8, 9 and 10 years (subject to availability) in the fixed account. The 1 year guaranteed interest period is not available under all contracts. We set the interest rates in the fixed account periodically. We may credit a different interest rate for each interest period. The interest you earn in the fixed account as well as your principal is guaranteed by Golden American as long as you do not take your money out before the maturity date for the applicable interest period. If you withdraw an amount in excess of the free withdrawal amount more than 30 days before the applicable maturity date, we will apply a surrender charge and market value adjustment. A market value adjustment could increase or decrease your contract value and/or the amount you take out.

The Contract, like all deferred annuity contracts, has two phases: the accumulation phase and the income phase. The accumulation phase is the period between the contract date and the date on which you start receiving the annuity payments under your Contract. The amounts you accumulate during the accumulation phase will determine the amount of annuity payments you will receive. The income phase begins on the annuity start date, which is the date you start receiving regular annuity payments from your Contract.

You determine (1) the amount of your premium payment, (2) the guarantee period,
(3) the type of annuity to be paid after the accumulation phase, (4) the beneficiary who will receive the death benefits, and (5) the amount and frequency of withdrawals.

GUARANTEE ANNUITY PROFILE                                PROSPECTUS BEGINS AFTER
                                                          PAGE 4 OF THIS PROFILE

2.   YOUR ANNUITY PAYMENTS (THE INCOME PHASE)
Annuity payments are the periodic payments you will begin receiving on the annuity start date. You may choose one of the following annuity payment options:

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                                 ANNUITY OPTIONS
     ----------------------------------------------------------------------------------------------
     Option 1    Income for a fixed    Payments are made for a specified number of years to you
                 period                or your beneficiary.
     ----------------------------------------------------------------------------------------------
     Option 2    Income for life       Payments are made for the rest of your life or longer for a
                 with a period         specified period such as 10 or 20 years or until the total
                 certain               amount used to buy this option has been repaid. This option comes with an added guarantee that payments will continue to your beneficiary for the remainder of such period if you
                                       should die during the period.
     ----------------------------------------------------------------------------------------------
     Option 3    Joint life income     Payments are made for your life and the life of another
                                       person (usually your spouse).
     ----------------------------------------------------------------------------------------------

You will also be able to choose any other annuitization plan that we choose to offer on the annuity start date. Annuity payments under Options 1, 2 and 3 are fixed. Annuity payments under other available options may be fixed or variable. If variable and subject to the Investment Company Act of 1940, it will comply with requirements of such Act. Once you elect an annuity option and begin to receive payments, it cannot be changed.

3.   PURCHASE (BEGINNING OF THE ACCUMULATION PHASE)
You may purchase the Contract with a payment of $5,000 or more ($1,500 for a qualified Contract) up to and including age 90. A premium payment that would cause the contract value of all annuities that you maintain with us to exceed $1,000,000 requires our prior approval.

Who may purchase this Contract? The Contract may be purchased by individuals as part of a personal retirement plan (a "non-qualified Contract"), or as a Contract that qualifies for special tax treatment when purchased as either an Individual Retirement Annuity (IRA) or in connection with a qualified retirement plan (each a "qualified Contract").

IRAs and other qualified plans already have the tax-deferral feature found in this Contract. For an additional cost, the Contract provides other benefits including death benefits and the ability to receive a lifetime income. See "Expenses" in this profile.

The Contract is designed for people seeking long-term tax-deferred accumulation of assets, generally for retirement or other long-term purposes. The tax-deferred feature is more attractive to people in high federal and state tax brackets. You should not buy this Contract: (1) if you are looking for a short-term investment; (2) if you cannot risk getting back less money than you put in; or (3) your assets are in a plan which provides for tax-deferral and you see no other reason to purchase this Contract.

Replacing your existing annuity contract(s) with the Contract may not be beneficial to you. Your existing Contract may be subject to fees or penalties on surrender.

4.   THE FIXED ACCOUNT
You can direct your money into the fixed account with guaranteed interest periods of 1, 3, 5, 6, 7, 8, 9 or 10 years (subject to availability). Not all guarantee periods may be available at all times. An investment in the fixed account earns a fixed interest rate.

                                        2              GUARANTEE ANNUITY PROFILE

5.   EXPENSES
If you withdraw money from your Contract, or if you begin receiving annuity payments, we may deduct a charge for premium tax of 0%-3.5% to pay to your state.

We deduct a surrender charge and apply a market value adjustment if you surrender your Contract or withdraw an amount exceeding the free withdrawal amount. The free withdrawal amount is equal to the prior 12 months' interest earned and not previously withdrawn. The surrender charge varies by the length of the guarantee period selected, beginning with 8% during year 1 and reducing by 1% per year to the earlier of the end of the guarantee period or the 8th policy year. No surrender charge or market value adjustment is imposed upon a surrender made during the 30-day period immediately preceding the end of a guarantee period.

The surrender charge period resets at the beginning of each guarantee period. Upon withdrawal, it is charged against the remaining contract value and is based on the amount of the withdrawal. Upon surrender, a surrender charge and a market value adjustment will be applied retroactively with respect to any free withdrawal amount previously withdrawn within the same contract year as the surrender. The following table shows the schedule of the surrender charge that will apply.

     COMPLETE YEARS ELAPSED                  0   1   2   3   4   5   6   7   8+
          SINCE START OF GUARANTEE PERIOD
     SURRENDER CHARGE                        8%  7%  6%  5%  4%  3%  2%  1%  0%

6.   TAXES
Under a qualified Contract, your premium is generally a pre-tax contribution and accumulates on a tax-deferred basis. Premium and earnings are generally taxed as income when you make a withdrawal or begin receiving annuity payments, presumably when you are in a lower tax bracket.

Under a non-qualified Contract, premiums are paid with after-tax dollars, and any earnings will accumulate tax-deferred. You will generally be taxed on these earnings, but not on premiums, when you make a withdrawal, begin receiving annuity payments, or we pay a death benefit.

For owners of most qualified Contracts, when you reach age 70 1/2 (or, in some cases, retire), you will be required by federal tax laws to begin receiving payments from your annuity or risk paying a penalty tax. In those cases, we can calculate and pay you the minimum required distribution amounts at your request.

If you are younger than 59 1/2 when you take money out, in most cases, you will be charged a 10% federal penalty tax on the taxable earnings withdrawn.

7.   WITHDRAWALS
You can withdraw your money at any time during the accumulation phase. You may elect in advance to take systematic withdrawals which are described on page 4. Withdrawals above the free withdrawal amount taken more than 30 days before the applicable maturity date may be subject to a surrender charge and market value adjustment. Income taxes and a penalty tax may apply to amounts withdrawn.

8.   DEATH BENEFIT
The death benefit is payable when the first of the following persons dies before the annuity start date: the contract owner, joint owner, or annuitant (if a contract owner is not an individual). Assuming you are the contract owner, if you die during the accumulation phase, your beneficiary will receive a death benefit unless the beneficiary is your surviving spouse and elects to continue the Contract. The death benefit value is calculated at the close of the business day on which we receive written notice and due proof of death, as well as required claim forms, at our Customer Service Center. If your beneficiary elects to delay receipt of the death benefit until a date after the time of your death, the amount of the benefit payable in the future may be affected. If you die after the annuity start date and you are the annuitant, your beneficiary will receive the death benefit you chose under the annuity option then in effect. Please see "Federal Tax Considerations" in the prospectus.

                                        3              GUARANTEE ANNUITY PROFILE

The death benefit is equal to the contract value as of the date we receive due proof of death and any other paperwork we may require. The amount of the death benefit could be reduced by premium taxes owed and withdrawals not previously deducted. No surrender charge or market value adjustment is applied to the death benefit.

9.   OTHER INFORMATION
     FREE LOOK. If you cancel the Contract within 10 days after you receive it, you will receive a refund of the adjusted contract value. We determine your contract value at the close of business on the day we receive your written refund request. For purposes of the refund during the free look period, (i) we adjust your contract value for any market value adjustment, and (ii) then we include a refund of any charges deducted from your contract value. Because of the potential positive or negative effect of the market value adjustment, the contract value returned may be greater or less than the premium payment you paid. Some states require us to return to you the amount of the paid premium (rather than the adjusted contract value) in which case you will not be subject to any market value adjustment risk during the free look period. Also, under certain circumstances, you may be entitled to a longer free look period.

     TRANSFER OF CONTRACT VALUE. You may transfer your contract value to another guarantee period during the 30-day period starting 30 days before the end of the current guarantee period and ending upon the end of the current guarantee period ("Transfer Period") without application of a surrender charge or market value adjustment. Keep in mind that no transfers are permitted other than during the Transfer Period.

     NO PROBATE. In most cases, when you die, the person you choose as your beneficiary will receive the death benefit without going through probate. See "Federal Tax Considerations -- Taxation of Death Benefit Proceeds" in the prospectus for the Contract.

     SYSTEMATIC WITHDRAWALS. This Contract also offers systematic withdrawals. During the accumulation phase, you can arrange to have money sent to you at regular intervals throughout the year. Systematic withdrawals in excess of the free withdrawal amount will be subject to surrender charge and market value adjustment. Of course, any applicable income and penalty taxes will apply on amounts withdrawn.

10.  INQUIRIES
If you need more information after reading this profile and the prospectus, please contact us at:

     CUSTOMER SERVICE CENTER
     P.O. BOX 2700
     WEST CHESTER, PENNSYLVANIA 19380
     (800) 366-0066

or your registered representative.

                                        4              GUARANTEE ANNUITY PROFILE

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GOLDEN AMERICAN LIFE INSURANCE COMPANY

                 DEFERRED MODIFIED GUARANTEED ANNUITY PROSPECTUS

                         GOLDENSELECT GUARANTEE ANNUITY

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                                                                     MAY 1, 2002

     This prospectus describes GoldenSelect Guarantee Annuity, a group and individual deferred modified guaranteed annuity contract (the "Contract") offered by Golden American Life Insurance Company (the "Company," "we" or "our"). The Contract is available in connection with certain retirement plans that qualify for special federal income tax treatment ("qualified Contracts") as well as those that do not qualify for such treatment ("non-qualified Contracts").

     The Contract provides a means for you to invest your single premium payment in the fixed account with guaranteed interest periods. Your contract value will vary to reflect interest credited. We will credit your contract value with a fixed rate of interest. We set the interest rates periodically. You currently may choose a guaranteed interest period of 1, 3, 5, 6, 7, 8, 9 and 10 years (subject to availability), although we may not offer all these periods in the future or through all broker-dealers. The interest earned on your money as well as your principal is guaranteed as long as you hold them until the maturity date. If you take your money out before the applicable maturity date, we will apply a market value adjustment ("Market Value Adjustment"). A Market Value Adjustment could increase or decrease your contract value and/or the amount you take out. You bear the risk that you may receive less than your principal if we take a Market Value Adjustment. For Contracts sold in some states, not all guaranteed interest periods are available. You have a right to return a Contract within 10 days after you receive it for a refund of the adjusted contract value (which may be more or less than the premium payment you paid), or, if required by your state, the original amount of your premium payment. Longer free look periods apply in some states and in certain situations.

     REPLACING AN EXISTING ANNUITY WITH THE CONTRACT MAY NOT BE BENEFICIAL TO YOU. YOUR EXISTING ANNUITY MAY BE SUBJECT TO FEES OR PENALTIES ON SURRENDER, AND THE CONTRACT MAY HAVE NEW CHARGES.

     This prospectus provides information that you should know before investing and should be kept for future reference.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN INVESTMENT IN THIS CONTRACT IS NOT A BANK DEPOSIT AND IS NOT INSURED OR GUARANTEED BY ANY BANK OR BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

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                                TABLE OF CONTENTS
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                                                                          PAGE

     Index of Special Terms ...........................................     1
     Fees and Expenses ................................................     2
     Financial Statements .............................................     2
     Golden American Life Insurance Company ...........................     2
     The Fixed Account ................................................     2
           Selecting a Guaranteed Interest Period .....................     3
           Guaranteed Interest Rates ..................................     3
           Renewal Interest Rates .....................................     3
           Withdrawals ................................................     3
           Market Value Adjustment ....................................     4
     The Annuity Contract .............................................     5
           Contract Date and Contract Year ............................     5
           Annuity Start Date .........................................     5
           Contract Owner .............................................     5
           Joint Owner ................................................     5
           Annuitant ..................................................     5
           Beneficiary ................................................     6
           Change of Contract Owner or Beneficiary ....................     6
           Purchase and Availability of the Contract ..................     6
           Crediting of Premium Payment ...............................     6
           Administrative Procedures ..................................     7
           Contract Value .............................................     7
           Cash Surrender Value .......................................     7
           Surrendering to Receive the Cash Surrender Value ...........     7
           The Fixed Account ..........................................     7
           Other Important Provisions .................................     8
     Withdrawals ......................................................     8
           Regular Withdrawals ........................................     8
           Systematic Withdrawals .....................................     8
               Fixed Dollar Systematic Withdrawal Feature .............     9
           IRA Withdrawals ............................................     9
     Death Benefit ....................................................    10
           Death Benefit During the Accumulation Phase ................    10
           Death Benefit During the Income Phase ......................    10
           Required Distributions upon Contract Owner's Death .........    10
     Charges and Fees .................................................    11
           Charges Deducted from the Contract Value ...................    11
               Surrender Charge .......................................    11
               Waiver of Surrender Charge for Extended Medical Coverage    12
               Free Withdrawal Amount .................................    12
               Surrender Charge for Excess Withdrawals ................    12
               Premium Taxes ..........................................    12

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                          TABLE OF CONTENTS (CONTINUED)
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                                                                          PAGE

     The Annuity Options ..............................................    12
           Annuitization of Your Contract .............................    12
           Selecting the Annuity Start Date ...........................    13
           Frequency of Annuity Payments ..............................    13
           The Annuity Options ........................................    13
               Income for a Fixed Period ..............................    13
               Income for Life with a Period Certain ..................    14
               Joint Life Income ......................................    14
           Payment When Named Person Dies .............................    14
     Other Contract Provisions ........................................    14
           Reports to Contract Owners .................................    14
           Suspension of Payments .....................................    14
           In Case of Errors in Your Application ......................    14
           Assigning the Contract as Collateral .......................    15
           Contract Changes-Applicable Tax Law ........................    15
           Free Look ..................................................    15
           Group or Sponsored Arrangements ............................    15
           Selling the Contract .......................................    15
     Other Information ................................................    16
           State Regulation ...........................................    16
           Legal Proceedings ..........................................    16
           Legal Matters ..............................................    16
           Experts ....................................................    16
     Federal Tax Considerations .......................................    17
     More Information About Golden American Life Insurance Company ....    21
     Financial Statements of Golden American Life Insurance Company ... 41 Appendix A
           Market Value Adjustment Examples ...........................    A1
     Appendix B
           Surrender Charge for Excess Withdrawals Example ............    B1

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                             INDEX OF SPECIAL TERMS
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The following special terms are used throughout this prospectus. Refer to the page(s) listed for an explanation of each term:

SPECIAL TERM                                  PAGE
Annuitant                                       5
Annuity Start Date                              5
Cash Surrender Value                            7
Contract Date                                   5
Contract Owner                                  5
Contract Value                                  7
Contract Year                                   5
Free Withdrawal Amount                         12
Market Value Adjustment                         4

The following terms as used in this prospectus have the same or substituted meanings as the corresponding terms currently used in the Contract:

TERM USED IN THIS PROSPECTUS            CORRESPONDING TERM USED IN THE CONTRACT
Annuity Start Date                      Annuity Commencement Date
Contract Owner                          Owner or Certificate Owner
Contract Value                          Accumulation Value
Free Look Period                        Right to Examine Period
Guaranteed Interest Period              Guarantee Period
Withdrawals                             Partial Withdrawals

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                                FEES AND EXPENSES
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CONTRACT OWNER TRANSACTION EXPENSES*

     Surrender Charge:

     COMPLETE YEARS ELAPSED                  0   1   2   3   4   5   6   7   8+
          SINCE START OF GUARANTEE PERIOD
     SURRENDER CHARGE                        8%  7%  6%  5%  4%  3%  2%  1%  0%

     * A Market Value Adjustment may apply to certain transactions. This may increase or decrease your contract value and/or your surrender amount. In addition, if you withdraw money from your Contract, or if you begin receiving annuity payments, we may deduct a premium tax charge of 0% to 3.5% to pay to your state.

FINANCIAL STATEMENTS
The audited consolidated financial statements of Golden American for the years ended December 31, 2001, 2000, and 1999 are included in this prospectus.

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                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
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Golden American Life Insurance Company is a Delaware stock life insurance company, which was originally incorporated in Minnesota on January 2, 1973. Golden American is a wholly owned subsidiary of Equitable Life Insurance Company of Iowa ("Equitable Life"). Equitable Life is a wholly owned subsidiary of Equitable of Iowa Companies, Inc. ("Equitable of Iowa") which in turn is a wholly owned subsidiary of ING Groep N.V. ("ING"), a global financial services holding company based in The Netherlands. Golden American is authorized to sell insurance and annuities in all states, except New York, and the District of Columbia. In May 1996, Golden American established a subsidiary, First Golden American Life Insurance Company of New York, which is authorized to sell annuities in New York and Delaware. First Golden was merged into ReliaStar Life Insurance Company of New York, another wholly owned subsidiary of ING and an affiliate, on April 1, 2002. Golden American's consolidated financial statements appear in the Prospectus.

Equitable of Iowa is the holding company for Equitable Life, Directed Services, Inc., the distributor of the Contracts, and other interests.

Our principal office is located at 1475 Dunwoody Drive, West Chester, Pennsylvania 19380.

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                                THE FIXED ACCOUNT
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Assets supporting your contract value are invested in our Fixed Account. Your premium payment (less withdrawals and less applicable premium taxes, if any) will earn interest at the initial guarantee rate which is an annual effective rate of interest. You may select the duration of your initial guarantee period from among the durations offered by us. The duration you select will determine your initial guarantee rate. We currently offer guaranteed interest periods of 1, 3, 5, 6, 7, 8, 9 and 10 years, although we may not offer all these periods in the future or through all broker-dealers. We will credit your premium payment with a guaranteed interest rate for the interest period you select, so long as you do not withdraw money before the end of the guaranteed interest period. Each guaranteed interest period ends on its maturity date which is the last day of the last contract year in the guarantee period.

If you surrender, withdraw, or annuitize your investment before the 30 day period prior to the end of the guaranteed interest period, we will apply a Market Value Adjustment to the amount of the transaction in excess of the free withdrawal amount. A Market Value Adjustment could increase or decrease the amount you surrender, withdraw, or annuitize, depending on current interest rates at the time of the transaction. You bear the risk that you may receive less than your principal if we apply a Market Value Adjustment.

Assets supporting your contract value are available to fund the claims of all classes of our customers, contract owners and other creditors. Interests under your Contract are registered under the Securities Act of 1933, but the Fixed Account is not registered under the 1940 Act.

SELECTING A GUARANTEED INTEREST PERIOD
A guaranteed interest period is the period that a rate of interest is guaranteed to be credited to your contract value. We may at any time decrease or increase the number of guaranteed interest periods offered.

Your contract value is the sum of your premium payment and the interest credited as adjusted for any withdrawals (including any Market Value Adjustment applied to such withdrawal) or other charges we may impose. Your contract value will be credited with the guaranteed interest rate in effect for the guaranteed interest period you selected when we receive and accept your premium. We will credit interest daily at a rate which yields the quoted guaranteed interest rate.

GUARANTEED INTEREST RATES
The interest rate to be credited to your contract value is guaranteed as long as you do not take your money out until the period beginning 30 days before the applicable maturity date. We do not have a specific formula for establishing the guaranteed interest rates for the different guaranteed interest periods. We determine guaranteed interest rates at our sole discretion. To find out the current guaranteed interest rate for a guaranteed interest period you are interested in, please contact our Customer Service Center or your registered representative. The determination may be influenced by the interest rates on fixed income investments in which we may invest with the amounts we receive under the Contracts. We will invest these amounts primarily in investment-grade fixed income securities (i.e., rated by Standard & Poor's rating system to be suitable for prudent investors) although we are not obligated to invest according to any particular strategy, except as may be required by applicable law. You will have no direct or indirect interest in these investments. We will also consider other factors in determining the guaranteed interest rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by us, general economic trends and competitive factors. We cannot predict the level of future interest rates.

We may from time to time at our discretion offer interest rate specials for new premiums that are higher than the current base interest rate. Renewal rates for such rate specials will be based on the base interest rate and not on the special rates initially declared.

RENEWAL INTEREST RATES
Unless you elect to surrender your contract, a subsequent guarantee period will automatically begin at the end of a guarantee period. We may not offer the same guarantee interest periods for renewal as for initial periods. If offered at the time of your renewal, each subsequent guarantee period will be of the same duration as the previous guarantee period unless you elect in writing, on any day within the 30 day period preceding the end of the current guarantee period, a guarantee period of a different duration from among those offered by us at that time. At least 30 calendar days before the maturity date of the current guarantee period, or earlier if required by state law, we will send you a notice of the guaranteed interest periods that are available. If you do not elect a different guarantee period, and your current guaranteed interest period is not available as a renewal period or would go beyond the annuity start date, we will transfer your contract value to the next shortest guaranteed interest period which does not go beyond the annuity start date. Your contract value will then earn interest at a guarantee rate that we have declared for that duration. The guarantee rate for the guarantee period automatically applied in these circumstances may be higher or lower than the guarantee rate for longer durations.

The contract value at the beginning of any renewal guarantee period will be equal to the contract value at the end of the guarantee period just ending. This contract value, less withdrawals made after the beginning of the subsequent guarantee period, will earn interest compounded annually at the renewal guarantee rate.

WITHDRAWALS
During the accumulation phase, you may withdraw a portion of your contract value. Beginning 28 days after the contract date, you may make systematic withdrawals of only the interest earned during the prior month, quarter or year, depending on the frequency chosen, under our systematic withdrawal option. A withdrawal may be subject to a Market Value Adjustment and, in some cases, a surrender charge (see "Charges and Fees"). Be aware that withdrawals may have federal income tax consequences, including a 10% penalty tax.

MARKET VALUE ADJUSTMENT
A Market Value Adjustment may decrease, increase or have no effect on your contract value. We will apply a Market Value Adjustment to amounts in excess of the free withdrawal amount (i) whenever you withdraw money (unless made within the 30 day period before the maturity date of the applicable guaranteed interest period) and (ii) if on the annuity start date a guaranteed interest period does not end on or within 30 days of the annuity start date. The Market Value Adjustment resets at the start of each guarantee period.

We determine the Market Value Adjustment by multiplying the amount you withdraw or apply to an income plan by the following factor:


                         ((1+I)/(1+J+.0025))^(N/365) -1

     where:

     "I" is the Index Rate (as defined below), determined at the beginning of the current guarantee period;

     "J" is the Index Rate, determined at the time of surrender or withdrawal for a security with time to maturity equal to the number of years (fractional years rounded up to the next full year) remaining in the guarantee period from the date of surrender or withdrawal; and

     "N" is the number of days from the date of surrender or withdrawal to the end of the current guarantee period.
     ------------------------
     * For contracts issued in Florida, the factor is [(1+I)/(1+J+.0025)]^(N/365) - 1.

The Index Rate is the average of the Ask Yields for U.S. Treasury Strips as quoted by a national quoting service for a period equal to an applicable guaranteed interest period. The average currently is based on the period starting from the 22nd day of the calendar month two months prior to the month of the Index Rate determination and ending the 21st day of the calendar month immediately before the month of determination. We currently calculate the Index Rate once each calendar month but have the right to calculate it more frequently. The Index Rate will always be based on a period of at least 28 days. If the Ask Yields are no longer available, we will determine the Index Rate by using a suitable and approved, if required, replacement method.

A Market Value Adjustment may be positive, negative or result in no change. In general, if interest rates are rising, you bear the risk that any Market Value Adjustment will likely be negative and reduce your contract value. On the other hand, if interest rates are falling, it is more likely that you will receive a positive Market Value Adjustment that increases your contract value. In the event of a full surrender or annuitization, we will add or subtract any Market Value Adjustment from the amount surrendered or annuitized. In the event of a partial withdrawal or annuitization, we will add or subtract any Market Value Adjustment from the total amount withdrawn or annuitized in order to provide the amount requested. If a negative Market Value Adjustment exceeds your contract value, we will consider your request to be a full surrender or annuitization.

Several examples which illustrate how the Market Value Adjustment works are included in Appendix A.

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                              THE ANNUITY CONTRACT
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The Contract described in this prospectus is a deferred fixed annuity contract. The Contract provides a means for you to invest in the Fixed Account of the Company.

CONTRACT DATE AND CONTRACT YEAR
The date the Contract became effective is the contract date. Each 12-month period following the contract date is a contract year.

ANNUITY START DATE
The annuity start date is the date you start receiving annuity payments under your Contract. The Contract, like all deferred annuity contracts, has two phases: the accumulation phase and the income phase. The accumulation phase is the period between the contract date and the annuity start date. The income phase begins when you start receiving regular annuity payments from your Contract on the annuity start date.

CONTRACT OWNER
You are the contract owner. You are also the annuitant unless another annuitant is named in the application. You have the rights and options described in the Contract. One or more persons may own the Contract.

The death benefit becomes payable when you die. In the case of a sole contract owner who dies before the income phase begins, we will pay the beneficiary the death benefit then due. The sole contract owner's estate will be the beneficiary if no beneficiary has been designated or the beneficiary has predeceased the contract owner. In the case of a joint owner of the Contract dying before the income phase begins, we will designate the surviving contract owner as the beneficiary. This will override any previous beneficiary designation.

If the contract owner is a trust and a beneficial owner of the trust has been designated, the beneficial owner will be treated as the contract owner for determining the death benefit. If a beneficial owner is changed or added after the contract date, this will be treated as a change of contract owner for determining the death benefit.

JOINT OWNER. For non-qualified Contracts only, joint owners may be named in a written request before the Contract is in effect. Joint owners may independently exercise transfers and other transactions allowed under the Contract. All other rights of ownership must be exercised by both owners. Joint owners own equal shares of any benefits accruing or payments made to them. All rights of a joint owner end at death of that owner if the other joint owner survives. The entire interest of the deceased joint owner in the Contract will pass to the surviving joint owner.

ANNUITANT
The annuitant is the person designated by you to be the measuring life in determining annuity payments. The annuitant's age determines when the income phase must begin and the amount of the annuity payments to be paid. You are the annuitant unless you choose to name another person. The annuitant may not be changed after the Contract is in effect.

The contract owner will receive the annuity benefits of the Contract if the annuitant is living on the annuity start date. If the annuitant dies before the annuity start date, and a contingent annuitant has been named, the contingent annuitant becomes the annuitant (unless the contract owner is not an individual, in which case the death benefit becomes payable).

When the annuitant dies before the annuity start date, the contract owner will become the annuitant. The contract owner may designate a new annuitant within 60 days of the death of the annuitant.

If there is no contingent annuitant when the annuitant dies before the annuity start date and the contract owner is not an individual, we will pay the designated beneficiary the death benefit then due. If a beneficiary has not been designated, or if there is no designated beneficiary living, the contract owner will be the beneficiary. If the annuitant was the sole contract owner and there is no beneficiary designation, the annuitant's estate will be the beneficiary.

Regardless of whether a death benefit is payable, if the annuitant dies and any contract owner is not an individual, distribution rules under federal tax law will apply. You should consult your tax advisor for more information if you are not an individual.

BENEFICIARY
The beneficiary is named by you in a written request. The beneficiary is the person who receives any death benefit proceeds and who may become the successor contract owner if the contract owner who is a spouse (or the annuitant if the contract owner is other than an individual) dies before the annuity start date. We pay death benefits to the primary beneficiary (unless there are joint owners, in which case death proceeds are payable to the surviving owner(s)).

If the beneficiary dies before the annuitant or the contract owner, the death benefit proceeds are paid to the contingent beneficiary, if any. If there is no surviving beneficiary, we pay the death benefit proceeds to the contract owner's estate.

One or more persons may be a beneficiary or contingent beneficiary. In the case of more than one beneficiary, we will assume any death benefit proceeds are to be paid in equal shares to the surviving beneficiaries.

You have the right to change beneficiaries during the annuitant's lifetime unless you have designated an irrevocable beneficiary. When an irrevocable beneficiary has been designated, you and the irrevocable beneficiary may have to act together to exercise some of the rights and options under the Contract.

CHANGE OF CONTRACT OWNER OR BENEFICIARY. During the annuitant's lifetime, you may transfer ownership of a non-qualified Contract. You may also change the beneficiary. All requests for changes must be in writing and submitted to our Customer Service Center in good order. The change will be effective as of the day you sign the request. The change will not affect any payment made or action taken by us before recording the change.

A change of owner likely has tax consequences. See "Federal Tax Considerations in this prospectus.

PURCHASE AND AVAILABILITY OF THE CONTRACT
We will issue a Contract only if both the annuitant and the contract owner are age 90 or younger. The single premium payment must be $5,000 or more ($1,500 for qualified Contracts). Under certain circumstances, we may waive the minimum premium payment requirement. We may also change the minimum initial premium requirement for certain group or sponsored arrangements. Any premium payment that would cause the contract value of all annuities that you maintain with us to exceed $1,000,000 requires our prior approval.

The Contract is designed for people seeking long-term tax-deferred accumulation of assets, generally for retirement or other long-term purposes. The tax-deferred feature is more attractive to people in high federal and state tax brackets. YOU SHOULD NOT BUY THIS CONTRACT: (1) IF YOU ARE LOOKING FOR A SHORT-TERM INVESTMENT; (2) IF YOU CANNOT RISK GETTING BACK LESS MONEY THAN YOU PUT IN; OR (3) IF YOUR ASSETS ARE IN A PLAN WHICH PROVIDES FOR TAX-DEFERRAL AND YOU SEE NO OTHER REASON TO PURCHASE THIS CONTRACT.

IRAs and other qualified plans already have the tax-deferral feature found in this Contract. For an additional cost, the Contract provides other features and benefits including death benefits and the ability to receive a lifetime income. You should not purchase a qualified Contract unless you want these other features and benefits, taking into account their cost. See "Fees and Expenses" in this prospectus.

We and our affiliates offer other variable products that may offer some of the same investment portfolios. These products have different benefits and charges, and may or may not better match your needs.

CREDITING OF PREMIUM PAYMENT
We will process your premium payment within 2 business days after receipt, if the application and all information necessary for processing the Contract are complete. In certain states we also accept premium payments by wire order. Wire transmittals must be accompanied by sufficient electronically transmitted data. We may retain your premium payment for up to 5 business days while attempting to complete an incomplete application. If the application cannot be completed within this period, we will inform you of the reasons for the delay. We will also return the premium payment immediately unless you direct us to hold the premium payment until the application is completed.

If your premium payment was transmitted by wire order from your broker-dealer, we will follow one of the following two procedures after we receive and accept the wire order and investment instructions. The procedure we follow depends on state availability and the procedures of your broker-dealer.

     (1) If either your state or broker-dealer do not permit us to issue a Contract without an application, we reserve the right to rescind the Contract if we do not receive and accept a properly completed application or enrollment form within 5 days of the premium payment. If we do not receive the application or form within 5 days of the premium payment, we will refund the contract value plus any charges we deducted, and the Contract will be voided. Some states require that we return the premium paid, in which case we will comply.

     (2) If your state and broker-dealer allow us to issue a Contract without an application, we will issue and mail the Contract to you or your representative, together with an Application Acknowledgement Statement for your execution. Until our Customer Service Center receives the executed Application Acknowledgement Statement, neither you nor the broker-dealer may execute any financial transactions on your Contract unless they are requested in writing by you. We may require additional information before complying with your request (e.g., signature guarantee).

ADMINISTRATIVE PROCEDURES
We may accept a request for Contract service in writing, by telephone, or other approved electronic means, subject to our administrative procedures, which vary depending on the type of service requested and may include proper completion of certain forms, providing appropriate identifying information, and/or other administrative requirements.

CONTRACT VALUE
We determine your contract value on a daily basis beginning on the contract date. Your contract value is the sum of the premium payment plus credited interest, minus any withdrawals (including any Market Value Adjustment applied to such withdrawal), contract fees, and premium taxes. If you surrender your contract during the 30-day period preceding a maturity date, you will receive the contract value.

CASH SURRENDER VALUE
The cash surrender value is the amount you receive when you surrender the Contract, other than during the 30-day period prior to a maturity date. The cash surrender value will fluctuate daily based on the interest credited to the contract value and any Market Value Adjustment. We do not guarantee any minimum cash surrender value. On any date during the accumulation phase, we calculate the cash surrender value as follows: we start with your contract value, then we adjust for any Market Value Adjustment, then we deduct any surrender charge, any charge for premium taxes, and any other charges incurred but not yet deducted.

SURRENDERING TO RECEIVE THE CASH SURRENDER VALUE
You may surrender the Contract at any time while the annuitant is living and before the annuity start date. A surrender will be effective on the date your written request and the Contract are received at our Customer Service Center. We will determine and pay the cash surrender value after receipt of all paperwork required in order for us to process your surrender. Once paid, all benefits under the Contract will be terminated. You may receive the cash surrender value in a single sum payment or apply it under one or more annuity options. We will usually pay the cash surrender value within 7 days.

Consult your tax advisor regarding the tax consequences associated with surrendering your Contract. A surrender made before you reach age 59 1/2 may result in a 10% tax penalty. See "Federal Tax Considerations" for more details.

THE FIXED ACCOUNT
The Fixed Account is a segregated asset account which contains the assets that support a contract owner's contract value. See "The Fixed Account" for more information.

OTHER IMPORTANT PROVISIONS
See "Withdrawals," "Death Benefit," "Charges and Fees," "The Annuity Options" and "Other Contract Provisions" in this prospectus for information on other important provisions in your Contract.

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                                   WITHDRAWALS
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Any time during the accumulation phase and before the death of the owner, you may withdraw all or part of your money. Keep in mind that your contract value after the withdrawal must equal or exceed $1,000 or we will treat the withdrawal request as a request to surrender the Contract. We deduct a surrender charge if you surrender your Contract or withdraw an amount exceeding the free withdrawal amount. The free withdrawal amount is equal to the prior 12 months' interest earned and not previously withdrawn. The surrender charge varies by the length of the guarantee period selected, beginning with 8% during year 1 and reducing by 1% per year to the end of the guarantee period. No surrender charge is imposed upon a surrender made during the 30-day period immediately preceding the end of a guarantee period. The surrender charge period resets at the beginning of each guarantee period. It is charged against the contract value and is based on the amount of the withdrawal.

We will apply a Market Value Adjustment to any withdrawal in excess of the free withdrawal amount taken prior to the 30-day period before the maturity date. Definitive guidance on the proper federal tax treatment of the market value adjustment has not been issued. You may want to discuss the potential tax consequences of a market value adjustment with your tax adviser. We will determine the contract value as of the close of business on the day we receive your withdrawal request at our Customer Service Center. The contract value may be more or less than the premium payment made.

Upon surrender, surrender charges and a Market Value Adjustment will be applied retroactively with respect to any free withdrawal amount previously withdrawn within the same contract year as the surrender.

We offer the following three withdrawal options:

REGULAR WITHDRAWALS
After the free look period, you may make regular withdrawals. Each withdrawal must be a minimum of $100. We will apply a surrender charge and Market Value Adjustment to any regular withdrawal in excess of the free withdrawal amount that is taken prior to the 30 day period before the maturity date.

SYSTEMATIC WITHDRAWALS
You may choose to receive automatic systematic withdrawal payments. Systematic withdrawals are limited to interest earnings during the prior month, quarter, or year, depending on the frequency you chose. Systematic withdrawals are not subject to a Market Value Adjustment, unless you have added the Fixed Dollar Systematic Withdrawal Feature discussed below and the payments exceed the free withdrawal amount. Systematic withdrawals under the Fixed Dollar Systematic Withdrawal Feature are available only in connection with Section 72(q) or 72(t) distributions.

Systematic withdrawals may be taken monthly, quarterly or annually. You decide when you would like systematic payments to start as long as they start at least 28 days after your contract date. You also select the date on which the systematic withdrawals will be made, but this date cannot be later than the 28th day of the month. If you have elected to receive systematic withdrawals but have not chosen a date, we will make the withdrawals on the same calendar day of each month as your contract date. If your contract date is after the 28th , your systematic withdrawal will be made on the 28th day of each month.

Each systematic withdrawal amount must be a minimum of $100. The amount of your systematic withdrawal can either be (1) a fixed dollar amount, or (2) an amount based on a percentage of the interest earned and not previously withdrawn, but in either case is limited to interest earnings. If your systematic withdrawal is a fixed dollar amount and the amount to be withdrawn would exceed the applicable free withdrawal amount on any withdrawal date, we will automatically reduce the amount withdrawn so that it equals such free withdrawal amount. Thus, your fixed dollar systematic withdrawals will never exceed the free withdrawal amount. If you want fixed dollar systematic withdrawals to exceed the free withdrawal amount and are willing to incur associated surrender charges, consider the Fixed Dollar Systematic Withdrawal Feature which you may add to your regular systematic withdrawal program.

You may change the amount or percentage of your systematic withdrawal once each contract year or cancel this option at any time by sending satisfactory notice to our Customer Service Center at least 7 days before the next scheduled withdrawal date. The systematic withdrawal option may commence in a contract year where a regular withdrawal has been taken but you may not change the amount or percentage of your withdrawals in any contract year during which you have previously taken a regular withdrawal. You may not elect the systematic withdrawal option if you are taking IRA withdrawals.

Subject to availability, a spousal or non-spousal beneficiary may elect to receive death benefits as payments over the beneficiary's lifetime ("stretch"). "Stretch" payments will be subject to the same limitations as systematic withdrawals, and non-qualified "stretch" payments will be reported on the same basis as other systematic withdrawals.

FIXED DOLLAR SYSTEMATIC WITHDRAWAL FEATURE. You may add the Fixed Dollar Systematic Withdrawal Feature to your regular fixed dollar systematic withdrawal program. This feature allows you to receive a systematic withdrawal in a fixed dollar amount regardless of any surrender charges or Market Value Adjustments. Systematic withdrawals under the Fixed Dollar Systematic Withdrawal Feature are available only in connection with Section 72(q) or 72(t) distributions. You choose the amount of the fixed systematic withdrawals. We will assess a surrender charge and Market Value Adjustment on the withdrawal date if the withdrawal exceeds the free withdrawal amount on the withdrawal date. We will apply the surrender charge and any Market Value Adjustment directly to your contract value (rather than to the systematic withdrawal) so that the amount of each systematic withdrawal remains fixed.

Flat dollar systematic withdrawals which are intended to satisfy the requirements of Section 72(q) or 72(t) of the Tax Code may exceed the free withdrawal amount. Such withdrawals are subject to surrender charges and Market Value Adjustment when they exceed the applicable free withdrawal amount.

IRA WITHDRAWALS
If you have a non-Roth IRA Contract and will be at least age 70 1/2 during the current calendar year, you may elect to have distributions made to you to satisfy requirements imposed by Federal tax law. IRA withdrawals provide payout of amounts required to be distributed by the Internal Revenue Service rules governing mandatory distributions under qualified plans. We will send you a notice before your distributions commence. You may elect to take IRA withdrawals at that time, or at a later date. You may not elect IRA withdrawals and participate in systematic withdrawals at the same time. If you do not elect to take IRA withdrawals, and distributions are required by Federal tax law, distributions adequate to satisfy the requirements imposed by Federal tax law may be made. Thus, if you are participating in systematic withdrawals, distributions under that option must be adequate to satisfy the mandatory distribution rules imposed by federal tax law.

You may choose to receive IRA withdrawals on a monthly, quarterly or annual basis. Under this option, you may elect payments to start as early as 28 days after the contract date. You select the day of the month when the withdrawals will be made, but it cannot be later than the 28th day of the month. If no date is selected, we will make the withdrawals on the same calendar day of the month as the contract date.

You may request that we calculate for you the amount that is required to be withdrawn from your Contract each year based on the information you give us and various choices you make. For information regarding the calculation and choices you have to make, see the Statement of Additional Information. Or, we will accept your written instructions regarding the calculated amount required to be withdrawn from your Contract each year. The minimum dollar amount you can withdraw is $100. When we determine the required IRA withdrawal amount for a taxable year based on the frequency you select, if that amount is less than $100, we will pay $100. At any time where the IRA withdrawal amount is greater than the contract value, we will cancel the Contract and send you the amount of the cash surrender value.

You may change the payment frequency of your IRA withdrawals once each contract year or cancel this option at any time by sending us satisfactory notice to our Customer Service Center at least 7 days before the next scheduled withdrawal date.

An IRA withdrawal in excess of the amount allowed under systematic withdrawals will be subject to a Market Value Adjustment.

CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES ASSOCIATED WITH TAKING WITHDRAWALS. You are responsible for determining that withdrawals comply with applicable law. A withdrawal made before the taxpayer reaches age 59 1/2 may result in a 10% penalty tax. See "Federal Tax Considerations" for more details.

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                                  DEATH BENEFIT
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DEATH BENEFIT DURING THE ACCUMULATION PHASE
During the accumulation phase, a death benefit is payable when either, the contract owner or the first of joint owners dies, or the annuitant dies (when a contract owner is not an individual). Assuming you are the contract owner, your beneficiary will receive a death benefit unless the beneficiary is your surviving spouse and elects to continue the Contract. The death benefit is equal to the contract value. The death benefit value is calculated at the close of the business day on which we receive written notice and due proof of death, as well as any required paperwork, at our Customer Service Center. Amounts could be reduced by a charge for premium taxes owed and withdrawals not previously deducted.

If your beneficiary elects to delay receipt of the death benefit until a date after the time of death, the amount of the benefit payable in the future may be affected. The proceeds may be received in a single sum, applied to any of the annuity options, or, if available, paid over the beneficiary's lifetime. (See "Systematic Withdrawals" above). A beneficiary's right to elect an income phase payment option or receive a lump-sum payment may have been restricted by the contract owner. If so, such rights or options will not be available to the beneficiary. If we do not receive a request to apply the death benefit proceeds to an annuity option, we will make a single sum distribution. We will generally pay death benefit proceeds within 7 days after our Customer Service Center has received sufficient information to make the payment. For information on required distributions under federal income tax laws, you should see "Required Distributions upon Contract Owner's Death."

The death benefit applies on the first person to die of the contract owner, joint owner, or annuitant (if a contract owner is not an individual). Assuming you are the contract owner, if you die during the accumulation phase, your beneficiary will receive a death benefit unless the beneficiary is the surviving spouse and elects to continue the Contract.


DEATH BENEFIT DURING THE INCOME PHASE
If any contract owner or the annuitant dies after the annuity start date, we will pay the beneficiary any certain benefit remaining under the annuity in effect at the time.

REQUIRED DISTRIBUTIONS UPON CONTRACT OWNER'S DEATH
We will not allow any payment of benefits provided under a non-qualified Contract which do not satisfy the requirements of Section 72(s) of the Code.

If any contract owner of a non-qualified contract dies before the annuity start date, the death benefit payable to the beneficiary (calculated as described under "Death Benefit Choices" in this prospectus) will be distributed as follows: (a) the death benefit must be completely distributed within 5 years of the contract owner's date of death; or (b) the beneficiary may elect, within the 1-year period after the contract owner's date of death, to receive the death benefit in the form of an annuity from us, provided that (i) such annuity is distributed in substantially equal installments over the life of such beneficiary or over a period not extending beyond the life expectancy of such beneficiary; and (ii) such distributions begin not later than 1 year after the contract owner's date of death.

Notwithstanding (a) and (b) above, if the sole contract owner's beneficiary is the deceased owner's surviving spouse, then such spouse may elect to continue the Contract under the same terms as before the contract owner's death. Upon receipt of such election from the spouse at our Customer Service Center: (1) all rights of the spouse as contract owner's beneficiary under the Contract in effect prior to such election will cease; (2) the spouse will become the owner of the Contract and will also be treated as the contingent annuitant, if none has been named and only if the deceased owner was the annuitant; and (3) all rights and privileges granted by the Contract or allowed by Golden American will belong to the spouse as contract owner of the Contract. This election will be deemed to have been made by the spouse if such spouse fails to make a timely election as described in this paragraph. If the owner's beneficiary is a nonspouse, the distribution provisions described in subparagraphs (a) and (b) above, will apply even if the annuitant and/or contingent annuitant are alive at the time of the contract owner's death.

If we do not receive an election from a nonspouse owner's beneficiary within the 1-year period after the contract owner's date of death, then we will pay the death benefit to the owner's beneficiary in a cash payment within five years from date of death. We will determine the death benefit as of the date we receive proof of death. We will make payment of the proceeds on or before the end of the 5-year period starting on the owner's date of death. Such cash payment will be in full settlement of all our liability under the Contract.

If the contract owner dies after the annuity start date, we will continue to distribute any benefit payable at least as rapidly as under the annuity option then in effect. All of the contract owner's rights granted under the Contract or allowed by us will pass to the contract owner's beneficiary.

If the Contract has joint owners we will consider the date of death of the first joint owner as the death of the contract owner, and the surviving joint owner will become the beneficiary of the Contract.

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                                CHARGES AND FEES
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We deduct the Contract charges described below to compensate us for our cost and expenses, services provided and risks assumed under the Contracts. We incur certain costs and expenses for distributing and administering the Contracts, including compensation and expenses paid in connection with sales of the Contracts, for paying the benefits payable under the Contracts and for bearing various risks associated with the Contracts. The amount of a Contract charge will not always correspond to the actual costs associated with the charge. For example, the surrender charge collected may not fully cover all of the distribution expenses incurred by us with the service or benefits provided. In the event there are any profits from fees and charges deducted under the Contract, including the mortality and expense risk charge and rider and benefit charges, we may use such profits to finance the distribution of Contracts.

CHARGES DEDUCTED FROM THE CONTRACT VALUE
We deduct the following charges from your contract value:

     SURRENDER CHARGE. We will deduct a contingent deferred sales charge (a "surrender charge") if you surrender your Contract or if you take a withdrawal in excess of the free withdrawal amount during the guarantee period. The free withdrawal amount is equal to the prior 12 months' interest earned and not previously withdrawn. The surrender charge is charged against the contract value and is based on the amount of the withdrawal. This charge is intended to cover sales expenses that we have incurred. We may in the future reduce or waive the surrender charge in certain situations and will never charge more than the maximum surrender charges. The percentage deducted at the time of surrender or excess withdrawal depends on the number of complete years that have elapsed since the beginning of the guarantee period. The surrender charge varies by the length of the guarantee period selected, beginning with 8% during year 1 and reducing by 1% per year to the earlier of the end of the guarantee period or the 8th policy year. No surrender charge is imposed upon a surrender made during the 30-day period immediately preceding the end of a guarantee period.

The surrender charge period resets at the beginning of each guarantee period. Upon withdrawal, it is charged against the remaining contract value and is based on the amount of the withdrawal. Upon surrender, a surrender charge and a Market Value Adjustment will be applied retroactively with respect to any free withdrawal amount previously withdrawn within the same contract year as the surrender. The following table shows the schedule of the surrender charge that will apply.

     COMPLETE YEARS ELAPSED                  0   1   2   3   4   5   6   7   8+
          SINCE START OF GUARANTEE PERIOD
     SURRENDER CHARGE                        8%  7%  6%  5%  4%  3%  2%  1%  0%

     WAIVER OF SURRENDER CHARGE FOR EXTENDED MEDICAL CARE. We will waive the surrender charge in most states in the following events: (i) you begin receiving qualified extended medical care on or after the first contract anniversary for at least 45 days during a 60-day period and your request for the surrender or withdrawal, together with all required documentation is received at our Customer Service Center during the term of your care or within 90 days after the last day of your care; or (ii) you are first diagnosed by a qualifying medical professional, on or after the first contract anniversary, as having a qualifying terminal illness. We have the right to require an examination by a physician of our choice. If we require such an examination, we will pay for it. You are required to send us satisfactory written proof of illness. See your Contract for more information. The waiver of surrender charge may not be available in all states.

     FREE WITHDRAWAL AMOUNT. No surrender charge or Market Value Adjustment applies to withdrawals made during the 30-day period prior to the end of a guarantee interest period. The interest earned during the prior 12 months and not previously withdrawn may be withdrawn without surrender charge or Market Value Adjustment.

     SURRENDER CHARGE FOR EXCESS WITHDRAWALS. We will deduct a surrender charge for excess withdrawals, which may include a withdrawal you make to satisfy required minimum distribution requirements under the code. We consider a withdrawal to be an "excess withdrawal" when the amount you withdraw in any contract year exceeds the free withdrawal amount. Where you are receiving systematic withdrawals, any combination of regular withdrawals taken and any systematic withdrawals expected to be received in a contract year will be included in determining the amount of the excess withdrawal. Such a withdrawal will be considered a partial surrender of the Contract and we will impose a surrender charge and any associated premium tax. ANY EXCESS WITHDRAWAL MORE THAN 30 DAYS BEFORE A MATURITY DATE WILL TRIGGER A MARKET VALUE ADJUSTMENT.

     PREMIUM TAXES. We may make a charge for state and local premium taxes depending on your state of residence. The tax can range from 0% to 3.5% of the premium payment. We have the right to change this amount to conform with changes in the law or if you change your state of residence.

We deduct the premium tax from your contract value on the annuity start date. However, some jurisdictions impose a premium tax at the time that premiums are paid, regardless of when the annuity payments begin. In those states we may defer collection of the premium taxes from your contract value and deduct it when you surrender the Contract, when you take an excess withdrawal, or on the annuity start date.

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                               THE ANNUITY OPTIONS
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ANNUITIZATION OF YOUR CONTRACT
If the annuitant and contract owner are living on the annuity start date, we will begin making payments to the contract owner under an income plan. We will make these payments under the annuity option chosen. You may change your annuity option by making a written request to us at least 30 days before the annuity start date. The amount of the payments will be determined by applying your contract value adjusted for any applicable market value adjustment on the annuity start date in accordance with the annuity option you chose.

You may also elect an annuity option on surrender of the Contract for its cash surrender value or you may choose one or more annuity options for the payment of death benefit proceeds while it is in effect and before the annuity start date. If, at the time of the contract owner's death or the annuitant's death (if the contract owner is not an individual), no option has been chosen for paying death benefit proceeds, the beneficiary may choose an annuity option within 60 days. In all events, payments of death benefit proceeds must comply with the distribution requirements of applicable federal tax law.

The minimum monthly annuity income payment that we will make is $20. We may require that a single sum payment be made if the contract value is less than $2,000 or if the calculated monthly annuity income payment is less than $20.

For each annuity option we will issue a separate written agreement putting the annuity option into effect. Before we pay any annuity benefits, we require the return of your Contract. If your Contract has been lost, we will require that you complete and return the applicable lost Contract form. Various factors will affect the level of annuity benefits, such as the annuity option chosen and the applicable payment rate used.

Our current annuity options provide only for fixed payments. Fixed annuity payments are regular payments, the amount of which is fixed and guaranteed by us. Some fixed annuity options provide fixed payments either for a specified period of time or for the life of the annuitant. The amount of life income payments will depend on the form and duration of payments you chose, the age of the annuitant or beneficiary (and gender, where appropriate under applicable law), the total contract value applied, and the applicable payment rate.

Our approval is needed for any option where:

     (1) The person named to receive payment is other than the contract owner or beneficiary;

     (2)  The person named is not a natural person, such as a corporation; or

     (3) Any income payment would be less than the minimum annuity income payment allowed.

SELECTING THE ANNUITY START DATE
You select the annuity start date, which is the date on which the annuity payments commence. The annuity start date must be at least 1 year from the contract date but before the month immediately following the annuitant's 90th birthday, or 10 years from the contract date, if later. If, on the annuity start date, a surrender charge remains, the elected annuity option must include a period certain of at least 5 years.

If you do not select an annuity start date, it will automatically begin in the month following the annuitant's 90th birthday, or 10 years from the contract date, if later.

If the annuity start date occurs when the annuitant is at an advanced age, such as over age 85, it is possible that the Contract will not be considered an annuity for federal tax purposes. See "Federal Tax Considerations." For a Contract purchased in connection with a qualified plan, other than a Roth IRA, distributions must commence not later than April 1st of the calendar year following the calendar year in which you attain age 70 1/2 or, in some case, retire. Distributions may be made through annuitization or withdrawals. You should consult your tax adviser for tax advice.

FREQUENCY OF ANNUITY PAYMENTS
You choose the frequency of the annuity payments. They may be monthly, quarterly, semi-annually or annually. If we do not receive written notice from you, we will make the payments monthly. There may be certain restrictions on minimum payments that we will allow.

THE ANNUITY OPTIONS
We offer the 3 annuity options shown below. Payments under Options 1, 2 and 3 are fixed. The contract value can be applied to any other annuitization plan that we choose to offer on the annuity start date. Annuity payments under other available options may be fixed and/or variable.

     OPTION 1. INCOME FOR A FIXED PERIOD. Under this option, we make monthly payments in equal installments for a fixed number of years based on the contract value on the annuity start date. We guarantee that each monthly payment will be at least the amount stated in your Contract. If you prefer, you may request that payments be made in annual, semi-annual or quarterly installments. We will provide you with illustrations if you ask for them. If the cash surrender value or contract value is applied under this option, a 10% penalty tax may apply to the taxable portion of each income payment until the contract owner reaches age 59 1/2.

     OPTION 2. INCOME FOR LIFE WITH A PERIOD CERTAIN. Payment is made for the life of the annuitant in equal monthly installments and guaranteed for at least a period certain such as 10 or 20 years. Other periods certain may be available to you on request. You may choose a refund period instead. Under this arrangement, income is guaranteed until payments equal the amount applied. If the person named lives beyond the guaranteed period, payments continue until his or her death. We guarantee that each payment will be at least the amount specified in the Contract corresponding to the person's age on his or her last birthday before the annuity start date. Amounts for ages not shown in the Contract are available if you ask for them.

     OPTION 3. JOINT LIFE INCOME. This option is available when there are 2 persons named to determine annuity payments. At least one of the persons named must be either the contract owner or beneficiary of the Contract. We guarantee monthly payments will be made as long as at least one of the named persons is living. There is no minimum number of payments. Monthly payment amounts are available if you ask for them.

The contract value can be applied to any other annuitization plan that we choose to offer on the annuity start date. Annuity payments under other available options may be fixed and/or variable. If variable and subject to the Investment Company Act of 1940 it will comply with requirements of such Act.

PAYMENT WHEN NAMED PERSON DIES
When the person named to receive payment dies, we will pay any amounts still due as provided in the annuity agreement between you and Golden American. The amounts we will pay are determined as follows:

     (1) For Option 1, or any remaining guaranteed payments under Option 2, we will continue payments.

     (2) For Option 3, no amounts are payable after both named persons have died.

For other available options, the annuity option agreement will state the amount we will pay, if any.

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                            OTHER CONTRACT PROVISIONS
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REPORTS TO CONTRACT OWNERS
We will send you an annual report within 31 days after the end of each contract year. The report will show the contract value, cash surrender value, and the death benefit as of the end of the contract year. The report will also show the amounts deducted from or added to the contract value since the last report. You have 30 days to notify our Customer Service Center of any errors or discrepancies contained in the report or in any confirmation notices. We will also send you any other reports, notices or documents we are required by law to furnish to you.

SUSPENSION OF PAYMENTS
The Company reserves the right to delay payment for up to 6 months.

IN CASE OF ERRORS IN YOUR APPLICATION
If an age or sex given in the application or enrollment form is misstated, the amounts payable or benefits provided by the Contract shall be those that the premium payment would have bought at the correct age or sex.

ASSIGNING THE CONTRACT AS COLLATERAL
You may assign a non-qualified Contract as collateral security for a loan but you should understand that your rights and any beneficiary's rights may be subject to the terms of the assignment. An assignment likely has federal tax consequences. You must give us satisfactory written notice at our Customer Service Center in order to make or release an assignment. We are not responsible for the validity of any assignment.

CONTRACT CHANGES -- APPLICABLE TAX LAW
We have the right to make changes in the Contract to continue to qualify the Contract as an annuity under applicable federal tax law. You will be given advance notice of such changes.

FREE LOOK
You may cancel your Contract within your 10-day free look period. We deem the free look period to expire 15 days after we mail the Contract to you. Some states may require a longer free look period. To cancel, you need to send your Contract to our Customer Service Center or to the agent from whom you purchased it. We will refund the contract value. For purposes of the refund during the free look period, (i) we adjust your contract value for any Market Value Adjustment, and (ii) then we include a refund of any charges deducted from your contract value. The Market Value Adjustment during the free look period is determined as described on page 4, but without adding .005 in the denominator of the formula. Because of the potential positive or negative effect of the Market Value Adjustment, the contract value returned may be greater or less than the premium payment you paid. Some states require us to return to you the amount of the paid premium (rather than the adjusted contract value) in which case you will not be subject to investment risk during the free look period. Your Contract is void as of the day we receive your Contract and cancellation request. We determine your contract value at the close of business on the day we receive your written request.

SPECIAL ARRANGEMENTS
We may reduce or waive any Contract, rider, or benefit fees or charges for certain group or sponsored arrangements, under special programs, and for certain employees, agents, and related persons of our parent corporation and its affiliates. We reduce or waive these items based on expected economies, and the variations are based on differences in costs or services.

SELLING THE CONTRACT
Our affiliate Directed Services, Inc. ("DSI"), 1475 Dunwoody Dr., West Chester, PA 19380 is the principal underwriter and distributor of the Contract as well as for other Golden American contracts. DSI, a New

York corporation, is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934, and is a member of the National Association of Securities Dealers, Inc. ("NASD").

DSI does not retain any commissions or compensation paid to it by Golden American for Contract sales. DSI enters into selling agreements with affiliated and unaffiliated broker-dealers to sell the Contracts through their registered representatives who are licensed to sell securities and variable insurance products. Selling firms are also registered with the SEC and NASD member firms.

DSI pays selling firms for Contract sales according to one or more schedules. This compensation is generally based on a percentage of premium payments. Selling firms may receive commissions of up to 4.5% of premium payments. In addition, selling firms may receive ongoing annual compensation of up to 0.505% of all, or a portion, of values of Contracts sold through the firm. Individual representatives may receive all or a portion of compensation paid to their selling firm, depending on their firm's practices. Commissions and annual compensation, when combined, could exceed 4.5% of total premium payments.

DSI may also compensate wholesalers/distributors, and their sales management personnel, for Contract sales within the wholesale/distribution channel. This compensation may be based on a percentage of premium payments, and/or a percentage of Contract values.

Affiliated selling firms may include Aeltus Capital, Inc., Aetna Investment Services, LLC, BancWest Investment Services, Inc., Baring Investment Services, Inc., Compulife Investor Services, Inc., Financial Network Investment Corporation, Financial Northeastern Corporation, Granite Investment Services, Inc. Guaranty Brokerage Services, Inc., IFG Network Securities, Inc., ING America Equities, Inc., ING Barings Corp., ING Brokers Network, LLC, ING Direct Funds Limited, ING DIRECT Securities, Inc., ING Furman Selz Financial Services LLC, ING Funds Distributor, Inc., ING TT&S (U.S.) Securities, Inc., Investors Financial Group, Inc., Locust Street Securities, Inc., Multi-Financial Securities Corporation, PrimeVest Financial Services, Inc., Systematized Benefits Administrators, Inc., United Variable Services, Inc., VESTAX Securities Corporation, and Washington Square Securities, Inc.

We may also make additional payments to broker dealers for marketing and educational expenses and to reimburse certain expenses of registered representatives relating to sales of Contracts.

We do not pay any additional compensation on the sale or exercise of any of the Contract's optional benefit riders offered in this prospectus.

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                                OTHER INFORMATION
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STATE REGULATION
We are regulated by the Insurance Department of the State of Delaware. We are also subject to the insurance laws and regulations of all jurisdictions where we do business. The Contract offered by this prospectus has been approved where required by those jurisdictions. We are required to submit annual statements of our operations, including financial statements, to the Insurance Departments of the various jurisdictions in which we do business to determine solvency and compliance with state insurance laws and regulations.

LEGAL PROCEEDINGS
The Company, like other insurance companies, may be involved in lawsuits, including class action lawsuits. In some class action and other lawsuits involving insurers, substantial damages have been sought and/or material settlement payments have been made. We believe that currently there are no pending or threatened lawsuits that are reasonably likely to have a materially adverse impact on the Company.

LEGAL MATTERS
The legal validity of the Contracts was passed on by Kimberly J. Smirh, Esquire, Executive Vice President, General Counsel and Assistant Secretary of Golden American.

EXPERTS
The audited consolidated financial statements of Golden American Life Insurance Company at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing in this prospectus and Registration Statement, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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                           FEDERAL TAX CONSIDERATIONS
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The following summary provides a general description of the federal income tax considerations associated with this Contract and does not purport to be complete or to cover all tax situations. This discussion is not intended as tax advice. You should consult your counsel or other competent tax advisers for more complete information. This discussion is based upon our understanding of the present federal income tax laws. We do not make any representations as to the likelihood of continuation of the present federal income tax laws or as to how they may be interpreted by the IRS.

THIS SUMMARY REFERENCES ENHANCED DEATH BENEFITS AND EARNINGS MULTIPLIER BENEFITS THAT MAY NOT BE AVAILABLE UNDER YOUR CONTRACT. PLEASE SEE YOUR CONTRACT, AND "THE ANNUITY CONTRACT -- OPTIONAL RIDERS" AND "DEATH BENEFIT CHOICES" IN THIS PROSPECTUS.

TYPES OF CONTRACTS:  NON-QUALIFIED OR QUALIFIED
The Contract may be purchased on a non-tax-qualified basis or purchased on a tax-qualified basis. Qualified Contracts are designed for use by individuals whose premium payments are comprised solely of proceeds from and/or contributions under retirement plans that are intended to qualify as plans entitled to special income tax treatment under Sections 401(a), 403(b), 408, or 408A of the Code. The ultimate effect of federal income taxes on the amounts held under a Contract, or annuity payments, depends on the type of retirement plan, on the tax and employment status of the individual concerned, and on our tax status. In addition, certain requirements must be satisfied in purchasing a qualified Contract with proceeds from a tax-qualified plan and receiving distributions from a qualified Contract in order to continue receiving favorable tax treatment. Some retirement plans are subject to distribution and other requirements that are not incorporated into our Contract administration procedures. Contract owners, participants and beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Contract comply with applicable law. Therefore, you should seek competent legal and tax advice regarding the suitability of a Contract for your particular situation. The following discussion assumes that qualified Contracts are purchased with proceeds from and/or contributions under retirement plans that qualify for the intended special federal income tax treatment.

TAX STATUS OF THE CONTRACTS
     REQUIRED DISTRIBUTIONS. In order to be treated as an annuity contract for federal income tax purposes, the Code requires any non-qualified Contract to contain certain provisions specifying how your interest in the Contract will be distributed in the event of your death. The non-qualified Contracts contain provisions that are intended to comply with these Code requirements, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the applicable requirements when such requirements are clarified by regulation or otherwise. See "Death Benefit Choices" for additional information on required distributions from non-qualified contracts. Qualified Contracts are subject to special rules -- see below.

The following discussion assumes that the Contracts will qualify as annuity contracts for federal income tax purposes.

     IN GENERAL. We believe that if you are a natural person you will generally not be taxed on increases in the value of a Contract until a distribution occurs or until annuity payments begin. For these purposes, the agreement to assign or pledge any portion of the contract value, and, in the case of a qualified Contract, any portion of an interest in the qualified plan, generally will be treated as a distribution.

TAXATION OF NON-QUALIFIED CONTRACTS
     NON-NATURAL PERSON. The owner of any annuity contract who is not a natural person generally must include in income any increase in the excess of the contract value over the "investment in the contract" (generally, the premiums or other consideration you paid for the contract less any nontaxable withdrawals) during the taxable year. There are some exceptions to this rule and a prospective contract owner that is not a natural person may wish to discuss these with a tax adviser. The following discussion generally applies to Contracts owned by natural persons.

     WITHDRAWALS. When a withdrawal from a non-qualified Contract occurs (including amounts paid to you under the MGWB rider), the amount received will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the contract value (unreduced by the amount of any surrender charge) immediately before the distribution over the contract owner's investment in the Contract at that time. Credits constitute earnings (not premiums) for federal tax purposes and are not included in the owner's investment in the Contract. The tax treatment of market value adjustments is uncertain. You should consult a tax adviser if you are considering taking a withdrawal from your Contract in circumstances where a market value adjustment would apply.

In the case of a surrender under a non-qualified Contract, the amount received generally will be taxable only to the extent it exceeds the contract owner's investment in the Contract.

     SEPARATE ACCOUNT CHARGES. It is possible that the Internal Revenue Service may take a position that charges for certain optional benefits and riders are deemed to be taxable distributions to you. In particular, the Internal Revenue Service may treat the quarterly charges deducted for an earnings multiplier benefit rider as taxable withdrawals, which might also be subject to a tax penalty if the withdrawal occurs before you reach age 59 1/2. You should consult your tax advisor prior to selecting any optional benefit or rider under the Contract.

     PENALTY TAX ON CERTAIN WITHDRAWALS. A distribution from a non-qualified Contract may be subject to a federal tax penalty equal to 10% of the amount treated as income. In general, however, there is no penalty on distributions:

     o    made on or after the taxpayer reaches age 59 1/2;

     o    made on or after the death of a contract owner;

     o    attributable to the taxpayer's becoming disabled; or

     o made as part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer.

Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions enumerated above. A tax adviser should be consulted with regard to exceptions from the penalty tax.

     ANNUITY PAYMENTS. Although tax consequences may vary depending on the payment option elected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the Contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start. Once your investment in the Contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income.

     TAXATION OF DEATH BENEFIT PROCEEDS. Amounts may be distributed from a Contract because of your death or the death of the annuitant. Generally, such amounts are includible in the income of recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a surrender of the Contract, or (ii) if distributed under a payment option, they are taxed in the same way as annuity payments. Special rules may apply to amounts distributed after a Beneficiary has elected to maintain Contract value and receive payments.

     TRANSFERS, ASSIGNMENTS, EXCHANGES AND ANNUITY DATES OF A CONTRACT. A transfer or assignment of ownership of a Contract, the designation of an annuitant or payee other than an owner, the selection of certain dates for commencement of the annuity phase, or the exchange of a Contract may result in certain tax consequences to you that are not discussed herein. A contract owner contemplating any such transfer, assignment, designation or exchange, should consult a tax adviser as to the tax consequences.

     WITHHOLDING. Annuity distributions are generally subject to withholding for the recipient's federal income tax liability, and we will report taxable amounts as required by law. Recipients can generally elect, however, not to have tax withheld from distributions.

     MULTIPLE CONTRACTS. All non-qualified deferred annuity contracts that are issued by us (or our affiliates) to the same contract owner during any calendar year are treated as one non-qualified deferred annuity contract for purposes of determining the amount includible in such contract owner's income when a taxable distribution occurs.

TAXATION OF QUALIFIED CONTRACTS
The Contracts are designed for use with several types of qualified plans. The tax rules applicable to participants in these qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Special favorable tax treatment may be available for certain types of contributions and distributions. Adverse tax consequences may result from: contributions in excess of specified limits; distributions before age 59 1/2 (subject to certain exceptions); distributions that do not conform to specified commencement and minimum distribution rules; and in other specified circumstances. Therefore, no attempt is made to provide more than general information about the use of the Contracts with the various types of qualified retirement plans. Contract owners, annuitants, and beneficiaries are cautioned that the rights of any person to any benefits under these qualified retirement plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract, but we shall not be bound by the terms and conditions of such plans to the extent such terms contradict the Contract, unless the Company consents.

For qualified plans under Section 401(a) and 403(b), the Code requires that distributions generally must commence no later than the later of April 1 of the calendar year following the calendar year in which the contract owner (or plan participant) (i) reaches age 70 1/2 or (ii) retires, and must be made in a specified form or manner. If the plan participant is a "5 percent owner" (as defined in the Code), distributions generally must begin no later than April 1 of the calendar year following the calendar year in which the contract owner (or plan participant) reaches age 70 1/2. For IRAs described in Section 408, distributions generally must commence no later than the later of April 1 of the calendar year following the calendar year in which the contract owner (or plan participant) reaches age 70 1/2. Roth IRAs under Section 408A do not require distributions at any time before the contract owner's death. PLEASE NOTE THAT REQUIRED MINIMUM

DISTRIBUTIONS UNDER QUALIFIED CONTRACTS MAY BE SUBJECT TO SURRENDER CHARGE AND/OR MARKET VALUE ADJUSTMENT, IN ACCORDANCE WITH THE TERMS OF THE CONTRACT.

     WITHHOLDING. Distributions from certain qualified plans generally are subject to withholding for the contract owner's federal income tax liability. The withholding rates vary according to the type of distribution and the contract owner's tax status. The contract owner may be provided the opportunity to elect not to have tax withheld from distributions. "Eligible rollover distributions" from section 401(a) plans and section 403(b) tax-sheltered annuities are subject to a mandatory federal income tax withholding of 20%. An eligible rollover distribution is the taxable portion of any distribution from such a plan, except certain distributions that are required by the Code, distributions in a specified annuity form or hardship distributions. The 20% withholding does not apply, however, if the contract owner chooses a "direct rollover" from the plan to another tax-qualified plan or IRA.

     CORPORATE AND SELF-EMPLOYED PENSION AND PROFIT SHARING PLANS. Section 401(a) of the Code permits corporate employers to establish various types of retirement plans for employees, and permits self-employed individuals to establish these plans for themselves and their employees. These retirement plans may permit the purchase of the Contracts to accumulate retirement savings under the plans. Adverse tax or other legal consequences to the plan, to the participant, or to both may result if this Contract is assigned or transferred to any individual as a means to provide benefit payments, unless the plan complies with all legal requirements applicable to such benefits before transfer of the Contract. Employers intending to use the Contract with such plans should seek competent advice.

     INDIVIDUAL RETIREMENT ANNUITIES. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." These IRAs are subject to limits on the amount that can be contributed, the deductible amount of the contribution, the persons who may be eligible, and the time when distributions commence. Also, distributions from certain other types of qualified retirement plans may be "rolled over" or transferred on a tax-deferred basis into an IRA. There are significant restrictions on rollover or transfer contributions from Savings Incentive Match Plans for Employees (SIMPLE), under which certain employers may provide contributions to IRAs on behalf of their employees, subject to special restrictions. Employers may establish Simplified Employee Pension (SEP) Plans to provide IRA contributions on behalf of their employees. Sales of the Contract for use with IRAs may be subject to special requirements of the IRS.

IRAs generally may not invest in life insurance contracts. We do not believe a death benefit under an annuity contract that is equal to the greater of premiums paid (less withdrawals) or contract value will be treated as life insurance. However, the enhanced death benefits and earnings enhancement benefit under this Contract may exceed the greater of premiums paid (less withdrawals) and contract value. We have previously received IRS approval of the form of the Contract, including the enhanced death benefit feature, for use as an IRA. THE CONTRACT WITH BOTH ENHANCED DEATH BENEFITS AND THE EARNINGS MULTIPLIER BENEFIT HAS BEEN FILED WITH THE IRS FOR APPROVAL FOR USE AS AN IRA. HOWEVER, THERE IS NO ASSURANCE THAT THE IRS WILL GIVE THIS APPROVAL OR THAT THE CONTRACT MEETS THE QUALIFICATION REQUIREMENTS FOR AN IRA. Although we regard the enhanced death benefit options and earnings multiplier benefit as investment protection features that should not have an adverse tax effect, it is possible that the IRS could take a contrary position regarding tax qualification, which could result in the immediate taxation of amounts held in the Contract and the imposition of penalty taxes. YOU SHOULD CONSULT YOUR TAX ADVISOR IF YOU ARE CONSIDERING ADDING AN ENHANCED DEATH BENEFIT OR EARNINGS MULTIPLIER BENEFIT TO YOUR CONTRACT IF IT IS AN IRA.

     DISTRIBUTIONS - IRAS. All distributions from a traditional IRA are taxed as received unless either one of the following is true:

     o The distribution is rolled over to a plan eligible to receive rollovers or to another traditional IRA in accordance with the Tax Code; or

     o You made after-tax contributions to the IRA. In this case, the distribution will be taxed according to rules detailed in the Tax Code.

To avoid certain tax penalties, you and any designated beneficiary must also meet the minimum distribution requirements imposed by the Tax Code. The requirements do not apply to Roth IRA contracts except with regard to death benefits. These rules may dictate one or more of the following:

     o    Start date for distributions;

     o The time period in which all amounts in your account(s) must be distributed; or

     o    Distribution amounts.

Generally, you must begin receiving distributions from a traditional IRA by April 1 of the calendar year following the calendar year in which you attain age 70 1/2. We must pay out distributions from the contract over one of the following time periods:

     o Over your life or the joint lives of you and your designated beneficiary; or

     o Over a period not greater than your life expectancy or the joint life expectancies of you and your designated beneficiary.

The amount of each periodic distribution must be calculated in accordance with IRS regulations. If you fail to receive the minimum required distribution for any tax year, a 50% excise tax is imposed on the required amount that was not distributed.

The following applies to the distribution of death proceeds under 408(b) and 408A (Roth IRA - See below) plans. Different distribution requirements apply if your death occurs:

     o    After you begin receiving minimum distributions under the contract; or

     o    Before you begin receiving such distributions.

If your death occurs after you begin receiving minimum distributions under the contract, distributions must be made at least as rapidly as under the method in effect at the time of your death. Code section 401(a)(9) provides specific rules for calculating the minimum required distributions at your death.

If your death occurs before you begin receiving minimum distributions under the contract, your entire balance must be distributed by December 31 of the calendar year containing the fifth anniversary of the date of your death. For example, if you die on September 1, 2002, your entire balance must be distributed to the designated beneficiary by December 31, 2007. However, if the distributions begin by December 31 of the calendar year following the calendar year of your death, and you have named a designated beneficiary, then payments may be made over either of the following time-frames:

     o    Over the life of the designated beneficiary; or

     o Over a period not extending beyond the life expectancy of the designated beneficiary.

If the designated beneficiary is your spouse, distributions must begin on or before the later of the following:

     o December 31 of the calendar year following the calendar year of your death; or

     o December 31 of the calendar year in which you would have attained age 70 1/2.

In lieu of taking a distribution under these rules, a spousal beneficiary may elect to treat the account as his or her own IRA. In such case, the surviving spouse will be able to make contributions to the account, make rollovers from the account, and defer taking a distribution until his or her age 70 1/2. The surviving spouse is deemed to have made such an election if the surviving spouse makes a rollover to or from the account, makes additional contributions to the account, or fails to take a distribution within the required time period.

     ROTH IRA. Section 408A of the Code permits certain eligible individuals to contribute to a Roth IRA. Contributions to a Roth IRA, which are subject to limits on the amount of the contributions and the persons who may be eligible to contribute, are not deductible, and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA may be subject to tax, and other special rules may apply. A 10% penalty may apply to amounts attributable to a conversion from an IRA to a Roth IRA if the amounts are distributed during the five taxable years beginning with the year in which the conversion was made.

     DISTRIBUTIONS -- ROTH IRAS. A qualified distribution from a Roth IRA is not taxed when it is received. A qualified distribution is a distribution:

     o Made after the five-taxable year period beginning with the first taxable year for which a contribution was made; and

     o Made after you attain age 59 1/2, die, become disabled as defined in the Tax Code, or for a qualified first-time home purchase.

If a distribution is not qualified, it will be taxable to the extent of the accumulated earnings. A partial distribution will first be treated as a return of contributions which is not taxable and then as taxable accumulated earnings.

     TAX SHELTERED ANNUITIES. Section 403(b) of the Code allows employees of certain Section 501(c)(3) organizations and public schools to exclude from their gross income the premium payments made, within certain limits, on a Contract that will provide an annuity for the employee's retirement. These premium payments may be subject to FICA (Social Security) tax. Distributions of (1) salary reduction contributions made in years beginning after December 31, 1988;
(2) earnings on those contributions; and (3) earnings on amounts held as of the last year beginning before January 1, 1989, are not allowed prior to age 59 1/2, separation from service, death or disability. Salary reduction contributions, but not earnings on such distributions, may also be distributed upon hardship, but would generally be subject to penalties.

     TSAS -- LOANS. Loans may be available if you are under age 70 1/2 and purchased your contract in connection with a non-ERISA plan qualified under
Section 403(b) of the Code ("TSA"). If your contract was issued in connection with a TSA and the terms of your plan permit, you may take a loan from us, using your surrender value as collateral for the loan. Loans are subject to the terms of the Contract, your 403(b) plan, and the Code. You are responsible for monitoring the amount and number of loans outstanding at any one time under your TSA, whether under our contracts or those of other carriers. We may modify the terms of a loan to comply with changes in applicable law. We urge you to consult with a qualified tax advisor prior to effecting a loan transaction under your Contract. We may apply additional restrictions or limitations on loans, and you must make loan requests in accordance with our administrative practices and loan request procedures in effect at the time you submit your request. Read the terms of the loan agreement before submitting any request.

     Any outstanding loan balance impacts the following:

     1) Withdrawals and Charges: We determine amounts available for maximum withdrawal amounts, free partial withdrawals, systematic withdrawals and waiver of administrative charges by reducing the otherwise applicable amounts by the amount of any outstanding loan balance.

     2) Death Benefits, Annuitization and Surrenders: We deduct the outstanding loan balance from any amounts otherwise payable and in determining the amount available for annuitization.

     3)   Riders:

          a) Minimum Guaranteed Income Benefit ("MGIB") Rider. If you exercise the MGIB rider, we reduce the MGIB Base by an amount equal to the ratio of the outstanding loan balance to the contract value multiplied by the MGIB Base.

          b) Minimum Guaranteed Withdrawal Benefit ("MGWB") Rider. The portion of the contract value used to pay off the outstanding loan balance will reduce the MGWB Withdrawal Account. We do not recommend the MGWB rider if loans are contemplated.

          c) Minimum Guaranteed Accumulation Benefit ("MGAB") Rider. Generally, loan repayment periods should not extend into the 3-year period preceding the end of the Waiting Period, because transfers made within such 3-year period reduce the MGAB Base and the MGAB Charge Base pro rata based on the percentage of contract value transferred. Transfers between the TSA Special Fixed Account and the variable accounts will not be excluded from this treatment.

     TSAS -- DISTRIBUTIONS. All distributions from Section 403(b) plans are taxed as received unless either of the following are true:

     o The distribution is rolled over to another plan eligible to receive rollovers or to a traditional individual retirement annuity/account
          (IRA) in accordance with the Tax Code; or

     o You made after-tax contributions to the plan. In this case, the amount will be taxed according to rules detailed in the Tax Code.

     Generally, you must begin receiving distributions by April 1 of the calendar year following the calendar year in which you attain age 70 1/2 or retire, whichever occurs later, unless:

     o You are a 5% owner, in which case such distributions must begin by April 1 of the calendar year following the calendar year in which you attain age 70 1/2;or

     o You had amounts under the contract as of December 31, 1986. In this case, distribution of these amounts generally must begin by the end of the calendar year in which you attain age 75 or retire, if later. However, if you take any distributions in excess of the minimum required amount, then special rules require that some or all of the December 31, 1986 balance be distributed earlier.

OTHER TAX CONSEQUENCES
As noted above, the foregoing comments about the federal tax consequences under the Contracts are not exhaustive, and special rules are provided with respect to other tax situations not discussed in this prospectus. Further, the federal income tax consequences discussed herein reflect our understanding of current law, and the law may change. Federal estate and state and local estate, inheritance and other tax consequences of ownership or receipt of distributions under a Contract depend on the individual circumstances of each contract owner or recipient of the distribution. A competent tax adviser should be consulted for further information.

POSSIBLE CHANGES IN TAXATION
Although the likelihood of legislative change is uncertain, there is always the possibility that the tax treatment of the Contracts could change by legislation or other means. It is also possible that any change could be retroactive (that is, effective before the date of the change). You should consult a tax adviser with respect to legislative developments and their effect on the Contract.

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          MORE INFORMATION ABOUT GOLDEN AMERICAN LIFE INSURANCE COMPANY
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SELECTED FINANCIAL DATA

The following selected financial data prepared in accordance with generally accepted accounting principles ("GAAP") for Golden American should be read in conjunction with the financial statements and notes thereto included in this prospectus. On October 24, 1997, (the "Merger Date") PFHI Holdings, Inc. ("PFHI"), a Delaware corporation, acquired all of the outstanding capital stock of Equitable of Iowa Companies ("Equitable of Iowa"), according to a merger agreement among Equitable of Iowa, PFHI and ING Groep N.V. (the "ING acquisition"). On August 13, 1996, Equitable of Iowa acquired all of the outstanding capital stock of BT Variable, Inc., then the parent of Golden American (the "Equitable acquisition"). For financial statement purposes, the ING acquisition was accounted for as a purchase effective October 25, 1997 and the Equitable acquisition was accounted for as a purchase effective August 14, 1996. As a result, the financial data presented below for periods after October 24, 1997, are presented on the Post-Merger new basis of accounting, for the period August 14, 1996 through October 24, 1997, are presented on the Post-Acquisition basis of accounting, and for August 13, 1996 and prior periods are presented on the Pre-Acquisition basis of accounting.

                                             SELECTED GAAP BASIS FINANCIAL DATA
                                                         (IN THOUSANDS)

                                                          POST-MERGER

                              --------------- ---------------- --------------- ---------------- --------------- ---------------
                                                                                                                   For the
                                 For the       For the Year     For the Year    For the Year     For the Year       Period
                                  Period      Ended December       Ended       Ended December       Ended        October 25,
                                January 1,       31, 2001       December 31,      31, 1999       December 31,    1997 through
                               2002 through                         2000                             1998        December 31,
                              March 30, 2002                                                                         1997
                              --------------- ---------------- --------------- ---------------- --------------- ---------------
Annuity and Interest
    Sensitive Life
       Product Charges......    $    45,044     $   163,805      $   144,877     $   82,935       $   39,119      $    3,834
Net Income (Loss) before
    Federal Income Tax........  $    (3,182)    $    (3,778)     $    32,416     $   19,291       $    9,907      $     (279)
Net Income (Loss).............  $    (2,197)    $    (3,954)     $    19,180     $   11,214       $    5,074      $     (425)
Total Assets..................  $15,795,305     $14,370,642      $11,860,054     $9,392,857       $4,754,623      $2,446,395
Total Liabilities.............  $14,986,991     $13,552,813      $11,242,917     $8,915,008       $4,400,729      $2,219,082
Total Stockholder's
    Equity....................  $   808,314     $   817,829      $   617,137     $  477,849       $  353,894      $  227,313


                                                    POST-ACQUISITION
                                                    ----------------
                                                     For the Period
                                                     January 1,1997
                                                         through
                                                       October 24,
                                                          1997
                                                    ----------------
Annuity and Interest

    Sensitive Life  Product Charges.............        $ 18,288
Net Income (Loss) before  Federal Income Tax....        $   (608)
Net Income (Loss)...............................        $    729
Total Assets....................................            N/A
Total Liabilities...............................            N/A
Total Stockholder's Equity......................            N/A

BUSINESS ENVIRONMENT

The current business and regulatory environment presents many challenges to the insurance industry. The variable and fixed annuity competitive environment remains intense and is dominated by a number of large highly-rated insurance companies. Increasing competition from traditional insurance carriers as well as banks and mutual fund companies offers consumers many choices. The economic environment during 2001 was characterized by a relatively weak economy, low interest rates and a volatile equity market which experienced a major decline. However, there is an aging U.S. population which is increasingly concerned about retirement, estate planning, maintaining their standard of living in retirement; and potential reductions in government and employer-provided benefits at retirement, as well as lower public confidence in the adequacy of those benefits. Despite an economic downturn in the near term, these factors should contribute to wealth accumulation needs.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

The purpose of this section is to discuss and analyze Golden American's consolidated results of operations. In addition, some analysis and information regarding financial condition and liquidity and capital resources is provided. This analysis should be read jointly with the consolidated financial statements, related notes, and the Cautionary Statement Regarding Forward-Looking Statements, which appear elsewhere in this report. Golden American reports financial results on a consolidated basis. The consolidated financial statements include the accounts of Golden American and its wholly owned subsidiary, First Golden.

RESULTS OF OPERATIONS

THE FIRST THREE MONTHS OF 2002 COMPARED TO SAME PERIOD OF 2001

PREMIUMS

                                                          PERCENTAGE
THREE MONTHS ENDED MARCH 31                  2002           CHANGE          DOLLAR CHANGE      2001
---------------------------------------- -------------- ---------------- -- -------------- --------------
                                                              (Dollars in millions)

Variable annuity premiums:
   Separate account....................       $326.4          260.4%             $529.9        $(203.5)
   General account.....................        669.2           53.0               231.8          437.4
                                         -------------- ---------------- -- -------------- --------------
Total variable annuity premiums........        995.6          325.7               761.7          233.9
Fixed annuity premiums.................          0.7           75.0                 0.3            0.4
Variable life premiums.................          0.2          (33.3)               (0.1)           0.3
                                         -------------- ---------------- -- -------------- --------------
Total premiums.........................       $996.5          324.8%             $761.9         $234.6
                                         ============== ================ == ============== ==============

For the Companies' variable and fixed insurance contracts, premiums collected are not reported as revenues, but as deposits to insurance liabilities. Revenues for these products are recognized over time in the form of investment spread and product charges.

Variable annuity premiums net of reinsurance increased $761.7 million during the first three months of 2002 as compared to the same period in 2001. This increase is primarily due to the reduction of ceded variable annuity separate account premiums related to the modified coinsurance agreement with Equitable Life from $815.7 million in the first quarter of 2001 to $264.1 million in the first quarter of 2002. Also contributing to the increase in variable annuity premiums were sales of new variable annuity products of $281.8 million during the first quarter of 2002, including GoldenSelect Landmark, Multi-Rate Index, SmartDesign Advantage, SmartDesign Variable Annuity, and Retirement Solutions-ING Rollover Choice.

Premiums, net of reinsurance, for variable products from a significant broker/dealer having at least ten percent of total sales for the first three months of 2002 totaled $106.4 million (11% of total premiums), compared to $23.0 million (10%) from a significant broker/dealer for the same period in 2001. Gross premiums for variable products from a significant broker/dealer (having at least ten percent of total sales) for the first three months in 2002, totaled $139.3 million (11%) of total gross premiums compared to $114.8 million (11%), from a significant broker/dealer for the same period in 2001.

REVENUES

THE FIRST THREE MONTHS OF 2002 COMPARED TO SAME PERIOD OF 2001

                                                         PERCENTAGE
THREE MONTHS ENDED MARCH 31                  2002          CHANGE         DOLLAR CHANGE       2001
---------------------------------------- -------------- -------------- -- -------------- ---------------
                                                             (Dollars in millions)

Contract and other charges
   assessed against policyholders......        $45.0           10.0%             $4.1          $40.9
Management fee revenue.................          6.7            9.8               0.6            6.1
Net investment income..................         33.4           72.2              14.0           19.4
Net realized capital losses............        (15.7)         685.0             (13.7)          (2.0)
                                         -------------- -------------- -- -------------- ---------------
                                               $69.4            7.8%             $5.0          $64.4
                                         ============== ============== == ============== ===============

Total revenues increased 7.8% in the first quarter of 2002 from the same period in 2001. Contract and other charges assessed against policyholders increased $4.1 million or 10.0% in the first quarter of 2002, primarily due to additional fees earned from the higher average level of assets in the variable separate accounts.

Golden American provides certain managerial and supervisory services to Directed Services, Inc. ("DSI"), a wholly owned subsidiary of EIC. The fee paid to Golden American for these services, which is calculated as a percentage of average assets in the variable separate accounts, was $6.3 million and $5.7 million for the first quarters of 2002 and 2001, respectively. This increase was due to increased average assets in the variable separate accounts. Net investment income increased $14.0 million or 72.2% in the first quarter of 2002 from the same period in 2001. This was due to a growth in invested assets backing the general account variable products.

For the first three months of 2002, the Companies had net realized capital losses on investments of $15.7 million, mainly due to capital losses of $15.3 million from the sale of fixed maturities. The Companies also had write downs of $447,000 from seven impaired fixed maturities.

EXPENSES

THE FIRST THREE MONTHS OF 2002 COMPARED TO SAME PERIOD OF 2001
Total benefits and expenses increased 47.5%, or $22.3 million, to $72.6 million in the first quarter of 2002. Interest credited and other benefits to policyholders increased 31.7%, or $13.3 million, to $55.3 million in the first quarter of 2002. This increase was largely due to higher average account balances associated with the Companies' general account options, as well as a non-recurring reinsurance gain. This was partially offset by lower premium credits on the Premium Plus product within the variable separate accounts. The premium credit payments decreased by $2.9 million due to a decrease in variable annuity sales of the separate account product.

Commissions increased $7.8 million to $64.2 million in the first three months of 2002 due to increased sales of the general account options. Changes in commissions are generally related to changes in the level and mix or composition of fixed and variable product sales. Most costs incurred as the result of sales have been deferred, having little impact on current earnings.

General expenses increased $11.5 million or 42.7% in the first three months of 2002. The Companies use a network of wholesalers to distribute products, and the salaries and sales bonuses of these wholesalers are included in general expenses. The portion of these salaries and related expenses that varies directly with production levels is deferred, thus having little impact on current earnings. Contributing to the increase in general expenses are additional salary and consulting expenses, as well as cost allocations during the first three months in 2002. The increase in general expenses was partially offset by reimbursements received from the Companies' affiliates including DSI, Equitable Life, ING Mutual Funds Management Co., LLC, Security Life of Denver Insurance Company, Southland Life Insurance Company, and United Life & Annuity Insurance Company, for certain advisory, computer, and other resources and services provided by the Companies. Policy acquisition costs deferred are offset in part by the expenses reimbursed under modified coinsurance agreements. Policy acquisition costs deferred were $61.8 million in the first quarter of 2002, as compared to ($13.4) million in the first quarter of 2001. The change in the amount of policy acquisition costs deferred was mainly due to a decrease in the amount of deferred costs that have been offset due to modified coinsurance agreements ($38.2 million and $108.1 million for the first quarters of 2002 and 2001, respectively). Amortization of deferred policy acquisition costs ("DPAC") decreased $16.0 million, or 97.0%, in the first quarter of 2002. The decrease in the amortization was mainly due to the lower net amount of deferred costs.

During the first quarters of 2002 and 2001, value of business acquired ("VOBA") was adjusted to decrease amortization by $469,000 and $29,000, respectively, to reflect changes in the assumptions related to the timing of estimated gross profits. Based on current conditions and assumptions as to the impact of future events on acquired policies in force, the expected approximate net amortization relating to VOBA as of March 31, 2002 is $2.6 million for the reminder of 2002, $2.8 million in 2003, $2.4 million in 2004, $1.9 million in 2005, $1.5 million in 2006, and $1.3 million in 2007. Actual amortization may vary based upon changes in assumptions and experience.

Expenses and charges reimbursed under modified coinsurance agreements decreased by $83.1 million to $28.5 million during the first three months in 2002 as compared to the same period in 2001. This reimbursement is primarily due to a modified coinsurance agreement, with Equitable Life covering a considerable portion of Golden American's variable annuities issued after January 1, 2000, excluding those with an interest rate guarantee. Under this reinsurance agreement, $28.7 million and $110.7 in expenses and charges were reimbursed during the first three months of 2002 and 2001, respectively. This reimbursement offset deferred policy acquisition costs and non-deferrable costs related to policies reinsured under this agreement.

INCOME

THE FIRST THREE MONTHS OF 2002 COMPARED TO SAME PERIOD OF 2001

Net loss for the first three months of 2002 was $2.2 million, a decrease from net income of $8.9 million for the same period in 2001. The decrease in net income is mainly due to the fact that in the first quarter of 2001 there were some nonrecurring reinsurance gains. In addition, the proportion of deferred expenses was lower in 2002 than in 2001. Comprehensive loss for the first three months of 2002 was $9.5 million and comprehensive income of $14.7 million for the same period in 2001. This decrease was partly due to the decline in net income and partly related to the change in unrealized gains and losses on fixed maturities during the first quarter of 2002 as compared to 2001.

The net loss for Golden American as determined in accordance with statutory accounting practices was $28.7 million and $77.3 million in the first quarters of 2002 and 2001, respectively. The decrease in statutory loss during the first quarter of 2002 was mainly due to reduced reserve change resulting from improved equity market returns during the first quarter of 2002 as compared to the same period in 2001.

Total statutory capital and surplus was $296.9 million at March 31, 2002 and $451.6 million at December 31, 2001. The decrease in surplus relates to a temporary reduction due to a State of Delaware regulatory invesment restriction.

2001 COMPARED TO 2000

PREMIUMS

                                                          PERCENTAGE
YEAR ENDED DECEMBER 31                        2001          CHANGE         DOLLAR CHANGE       2000
----------------------------------------- -------------- -------------- -- -------------- ---------------
                                                            (Dollars in millions)

Variable annuity premiums:
   Separate account....................     $   621.5        (52.5)%          $  (685.8)       $1,307.3
   Fixed account.......................       1,898.1        139.3              1,105.0           793.1
                                          -------------- ---------------- -- -------------- --------------
Total variable annuity premiums........       2,519.6         20.0                419.2         2,100.4
Fixed annuity premiums.................           3.1           --                  3.1              --
Variable life premiums.................           1.5         (6.3)                (0.1)            1.6
                                          -------------- ---------------- -- -------------- --------------
Total premiums.........................      $2,524.2         20.1%              $422.2        $2,102.0
                                          ============== ================ == ============== ==============


For the Companies' variable and fixed insurance contracts, premiums collected are not reported as revenues, but as deposits to insurance liabilities. Revenues for these products are recognized over time in the form of investment spread and product charges.

Variable annuity premiums net of reinsurance increased 20.0% in 2001. This increase is primarily due to sales of the Guarantee product, a registered fixed account product introduced in the last quarter of 2000. Sales for this product totaled $962.2 million and $139.1 million in 2001 and 2000, respectively. Also contributing to the increase in variable annuity premiums were sales of new variable annuity products, including GoldenSelect Landmark, SmartDesign Advantage, SmartDesign Variable Annuity, and Retirement Solutions-ING Rollover Choice. Offsetting these increases are higher ceded variable annuity separate account premiums from $1.8 billion in 2000 to $1.9 billion in 2001. Further, there was a reduction of $587.4 million in the sales of variable annuity separate account products in 2001.

During 2001, First Golden began selling two fixed annuity products, Flex Annuity and Multi-Year Guarantee Annuity ("MYGA").

Premiums, net of reinsurance, for variable products from two significant broker/dealers having at least ten percent of total sales for the year ended December 31, 2001 totaled $538.1 million (21% of total premiums), compared to $235.3 million (11%) from a significant broker/dealer for the year ended December 31, 2000. Gross premiums for variable products from two significant broker/dealers (having at least ten percent of total sales) for the year ended December 31, 2001, totaled $985.7 million (22%) of total gross premiums compared to $831.0 million (21%), from two significant broker/dealers for the year ended December 31, 2000.

REVENUES

                                                           PERCENTAGE
YEAR ENDED DECEMBER 31                         2001          CHANGE         DOLLAR CHANGE       2000
----------------------------------------- -------------- -------------- -- -------------- ---------------
                                                                                   (Dollars in millions)

Annuity and interest sensitive
   life product charges................      $163.8          13.0%             $18.9         $144.9
Management fee revenue.................        25.1           9.1                2.1           23.0
Net investment income..................        94.4          47.3               30.3           64.1
Realized losses on investments.........        (6.5)          1.5                0.1           (6.6)
                                         -------------- -------------- -- -------------- ---------------
                                             $276.8          22.8%             $51.4         $225.4
                                         ============== ============== == ============== ===============


Total revenues increased 22.8%, or $51.4 million, to $276.8 million in 2001. Annuity and interest sensitive life product charges increased 13.0%, or $18.9 million, to $163.8 million in 2001, primarily due to additional fees earned from the higher average level of assets in the variable separate accounts.

Golden American provides certain managerial and supervisory services to Directed Services, Inc. ("DSI"), a wholly owned subsidiary of EIC. The fee paid to Golden American for these services, which is calculated as a percentage of average assets in the variable separate accounts, was $23.1 million for 2001 and $21.3 million for 2000. This increase was due to the increasing average assets in the variable separate accounts.

Net investment income increased 47.3%, or $30.3 million, to $94.4 million in 2001 from $64.1 million in 2000. This was due to a growth during 2001 in invested assets backing the fixed account options within the variable products. This increase is mainly related to the introduction of the Guarantee product at the end of 2000.

During 2001, the Companies had net realized losses on investments of $6.5 million, mainly due to write downs of $4.4 million from eleven impaired fixed maturities, as well as sales of equity securities. In 2000, the Companies had net realized losses on investments of $6.6 million, including a $142,000 write down of an impaired fixed maturity.

EXPENSES

                                                                               PERCENTAGE
YEAR ENDED DECEMBER 31                                             2001          CHANGE         DOLLAR CHANGE       2000
-------------------------------------------------------------- -------------- -------------- -- -------------- ---------------
                                                                                   (Dollars in millions)

Insurance benefits and expenses: Annuity and interest sensitive life benefits:
     Interest credited to account balances................         $191.9           4.9%            $  8.9        $  183.0
     Guaranteed benefits reserve change...................           14.0          15.7                1.9            12.1
     Benefit claims incurred in excess of account balances
                                                                      3.2         (34.7)              (1.7)            4.9
   Underwriting, acquisition, and insurance expenses:
     Commissions..........................................          232.4           8.8               18.7           213.7
     General expenses.....................................          113.2          33.3               28.3            84.9
     Insurance taxes, state licenses, and fees............            6.6          46.7                2.1             4.5
     Policy acquisition costs deferred....................         (128.2)         23.9               40.2          (168.4)
     Amortization:
       Deferred policy acquisition costs..................           45.2         (18.1)             (10.0)           55.2
       Value of purchased insurance in force..............            4.4          (8.3)              (0.4)            4.8
       Goodwill...........................................            4.2           --                 --              4.2
     Expenses and charges reimbursed under modified
       coinsurance agreements.............................         (225.6)          0.1                0.2          (225.8)
                                                               -------------- -------------- -- -------------- ---------------
                                                                   $261.3          51.0%           $  88.2        $  173.1
                                                               ============== ============== == ============== ===============


Total insurance benefits and expenses increased 51.0%, or $88.2 million, in 2001 from $173.1 million in 2000. Interest credited to account balances increased 4.9%, or $8.9 million, in 2001 from $183.0 million in 2000. This increase was largely due to higher average account balances associated with the Companies' fixed account options, mainly due to the introduction of the Guarantee product in the fourth quarter of 2000. This was partially offset by lower premium credits on the Premium Plus product within the variable separate accounts. The premium credit payments decreased by $36.2 million due to a decrease in variable annuity sales of the separate account product.

The guaranteed benefits reserve change was $14.0 million at December 31, 2001, an increase of $1.9 million, mainly due to the downturn in the equity markets.

Commissions increased 8.8%, or $18.7 million, in 2001 from $213.7 million in 2000 due to increased sales of the fixed account options in 2001. Insurance taxes, state licenses, and fees increased 46.7%, or $2.1 million, in 2001 from $4.5 million in 2000. Changes in commissions and insurance taxes, state licenses, and fees are generally related to changes in the level and mix or composition of fixed and variable product sales. Most costs incurred as the result of sales have been deferred, having little impact on current earnings.

General expenses increased 33.3%, or $28.3 million, in 2001 from $84.9 million in 2000. The Companies use a network of wholesalers to distribute products, and the salaries and sales bonuses of these wholesalers are included in general expenses. The portion of these salaries and related expenses that varies directly with production levels is deferred, thus having little impact on current earnings. Contributing to the increase in general expenses are additional salary expenses and cost allocations during 2001. The increase in general expenses was partially offset by reimbursements received from the Companies' affiliates including DSI, Equitable Life Insurance Company of Iowa , ING Mutual Funds Management Co., LLC, Security Life of Denver Insurance Company, Southland Life Insurance Company, and United Life & Annuity Insurance Company, for certain advisory, computer, and other resources and services provided by the Companies.

The Companies' previous balances of deferred policy acquisition costs ("DPAC"), value of purchased insurance in force ("VPIF"), and unearned revenue reserve were eliminated and a new asset of $44.3 million representing VPIF was established for all policies in force at the Merger Date. During 2001 and 2000, VPIF was adjusted to increase amortization by $648,000 and $1.6 million, respectively, to reflect changes in the assumptions related to the timing of estimated gross profits. Based on current conditions and assumptions as to the impact of future events on acquired policies in force, the expected approximate net amortization relating to VPIF as of December 31, 2001 is $3.1 million in 2002, $2.8 million in 2003, $2.4 million in 2004, $1.9 million in 2005, and $1.4 million in 2006. Actual amortization may vary based upon changes in assumptions and experience.

Policy acquisition costs deferred decreased $40.2 million, or 23.9%, in 2001. The decline in the policy acquisition costs deferred was mainly due to an increase in the amount of deferred costs that have been offset due to modified coinsurance agreements. Further, there was a lower deferral of the premium credit on the Premium Plus product, slightly offset by an increase in deferred commissions. Amortization of DPAC decreased $10.0 million, or 18.1%, in 2001. The decrease in the amortization was mainly due to the lower net amount of deferred costs.

Expenses and charges reimbursed under modified coinsurance agreements decreased from $225.8 million for the year ended December 31, 2000 to $225.6 million for the year ended December 31, 2001. This reimbursement is primarily due to a modified coinsurance agreement which was entered into during the second quarter of 2000, with Equitable Life covering a considerable portion of Golden American's variable annuities issued after January 1, 2000, excluding those with an interest rate guarantee. Under this reinsurance agreement, $224.5 million and $218.8 in expenses and charges were reimbursed during 2001 and 2000, respectively. This reimbursement offset deferred policy acquisition costs and non-deferrable costs related to policies reinsured under this agreement.

Interest expense decreased 3.1%, or $0.6 million, in 2001 from $19.9 million in 2000. Interest expense on a $25 million surplus note issued December 1996 and expiring December 2026 was $2.1 million for the year ended December 31, 2001, unchanged from the same period of 2000. Interest expense on a $60 million surplus note issued in December 1998 and expiring December 2028 was $4.4 million for the year ended December 31, 2001, unchanged from the year ended December 31, 2000. Interest expense on a $75 million surplus note, issued September 30, 1999 and expiring September 29, 2029 was $5.8 million for the year ended December 31, 2001, unchanged from the year ended December 31, 2000. Interest expense on a $50 million surplus note, issued December 1999 and expiring December 2029 was $4.1 million for the year ended December 31, 2001, unchanged from the year ended December 31, 2000. Interest expense on a $35 million surplus note issued December 1999 and expiring December 2029 was $2.8 million for the year ended December 31, 2001, and $3.0 million for the year ended December 31, 2000. Golden American also paid $26,000 in 2001 and $482,000 in 2000 to ING America Insurance Holdings, Inc. ("ING AIH") for interest on a reciprocal loan agreement. Interest expense on a revolving note payable with SunTrust Bank, Atlanta was $119,000 and $87,000 for the years ended December 31, 2001 and 2000, respectively.

INCOME

Net loss for 2001 was $4.0 million, a decrease from net income of $19.2 million for 2000. Comprehensive income for 2001 was $3.9 million, a decrease of $20.4 million from comprehensive income of $24.3 million for 2000.

The net loss for Golden American as determined in accordance with statutory accounting practices was $156.4 million in 2001, $71.1 million in 2000, and $85.6 million in 1999. The increase in statutory loss during 2001 was mainly due to increases in expense allocations, acquisition costs, guaranteed death and living benefit reserves, and initial reserves resulting from higher premiums during 2001 as compared to 2000.

2000 COMPARED TO 1999

PREMIUMS

                                                     PERCENTAGE
FOR THE YEAR ENDED DECEMBER 31          2000           CHANGE         DOLLAR CHANGE       1999
------------------------------------ ------------- -------------- -- -------------- ---------------
                                                                (Dollars in millions)
Variable annuity premiums:
    Separate account................   $1,307.3           (48.0)%         $(1,204.4)       $2,511.7
    Fixed account...................      793.1             2.9                22.4           770.7
                                       --------           ------          ---------        --------
Total variable annuity premiums.....    2,100.4           (36.0)           (1,182.0)        3,282.4
Variable life premiums..............        1.6           (81.8)               (7.0)            8.6
                                       --------           ------          ---------        --------
Total premiums......................   $2,102.0           (36.1)%         $(1,189.0)       $3,291.0
                                       ========           ======          =========        ========


For the Companies' variable insurance contracts, premiums collected are not reported as revenues, but as deposits to insurance liabilities. Revenues for these products are recognized over time in the form of investment spread and product charges.

Variable annuity separate account premiums decreased 48.0% in 2000. Excluded from the variable annuity separate account premiums above are $1,787.9 million and $97.9 million for the years ended December 31, 2000 and 1999, respectively, related to modified coinsurance agreements. The fixed account portion of the Companies' variable annuity premiums increased 2.9% in 2000. Excluding the effect of the modified coinsurance agreements, the increase in premiums resulted from increased sales of existing annuity products and from the introduction of a new annuity product during 2000 called GoldenSelect Guarantee Annuity.

Variable life premiums decreased 81.8% in 2000. In August 1999, Golden American discontinued offering variable life products, but the Companies continue to accept additional premiums from existing policyholders.

Premiums, net of reinsurance, for variable products from a significant broker/dealer having at least ten percent of total sales for the year ended December 31, 2000, totaled $235.3 million, or 11% of total net premiums compared to $918.4 million, or 28%, from two significant broker/dealers for the year ended December 31, 1999. Gross premiums for variable products from two significant broker/dealers having at least ten percent of total sales for the year ended December 31, 2000, totaled $831.0 million, or 21% of total gross premiums compared to $1,018.9 million, or 30%, from two significant broker/dealers for the year ended December 31, 1999.

REVENUES

                                                     PERCENTAGE
FOR THE YEAR ENDED DECEMBER 31          2000           CHANGE         DOLLAR CHANGE       1999
------------------------------------ ------------- -------------- -- -------------- ---------------
                                                         (Dollars in millions)
Annuity and interest sensitive
   life product charges........        $144.9            74.7%           $62.0          $ 82.9
Management fee revenue.........          23.0           106.4             11.9            11.1
Net investment income..........          64.1             8.4              4.9            59.2
Realized gains (losses)
   on investments..............          (6.6)         (124.2)            (3.7)           (2.9)
                                       ------          -------           ------         ------
                                       $225.4            50.0%           $75.1          $150.3
                                       ======          =======           ======         ======

Total revenues increased 50.0%, or $75.1 million, to $225.4 million in 2000. Annuity and interest sensitive life product charges increased 74.7%, or $62.0 million, to $144.9 million in 2000, primarily due to additional fees earned from the increasing block of business in the separate accounts.

Golden American provides certain managerial and supervisory services to Directed Services, Inc. ("DSI"), a wholly owned subsidiary of EIC. The fee paid to Golden American for these services, which is calculated as a percentage of average assets in the variable separate accounts, was $21.3 million for 2000 and $10.1 million for 1999. This increase is due to the increasing assets in the separate accounts and renegotiation of the fee paid by DSI to Golden American.

Net investment income increased 8.4%, or $4.9 million, to $64.1 million in 2000 from $59.2 million in 1999, due to increasing investment yields, as well as a larger average amount of assets backing the fixed account options within the variable products.

During 2000, the Companies had net realized losses on investments of $6.6 million, mainly due to sales of fixed maturities, including a $142,000 write down of an impaired fixed maturity. In 1999, the Companies had net realized losses on investments of $2.9 million, including a $1.6 million write down of two impaired fixed maturities.

EXPENSES

                                                                           PERCENTAGE        DOLLAR
FOR THE YEAR ENDED DECEMBER 31                              2000             CHANGE          CHANGE            1999
                                                       ------------      --------------     ---------      -------------
                                                                              (Dollars in millions)
Insurance benefits and expenses:
Annuity and interest sensitive life benefits:
      Interest credited to account balances..........      $183.0               4.4%            $ 7.7          $175.3
      Guaranteed benefits reserved change............        12.1                --              12.1               0
      Benefit claims incurred in excess of
        account balances.............................         4.9             (22.2)             (1.4)            6.3
    Underwriting, acquisition, and insurance
      expenses:
      Commissions....................................       213.7              13.4              25.3           188.4
      General expenses...............................        84.9              41.1              24.7            60.2
      Insurance taxes, state licenses, and fees......         4.5              12.5               0.5             4.0
      Policy acquisition costs deferred..............      (168.4)            (51.4)            178.0          (346.4)
      Expenses and charges reimbursed under
        modified coinsurance agreements..............      (225.8)          2,341.7            (216.6)           (9.2)
      Amortization:
        Deferred policy acquisition costs............        55.2              66.5              22.1            33.1
        Value of purchased insurance in force........         4.8             (23.0)             (1.4)            6.2
        Goodwill.....................................         3.8               --                 --             3.8
                                                           ------           -------           -------          ------
                                                           $172.7              41.9%          $  51.0          $121.7
                                                           ======           =======           =======          ======

Total insurance benefits and expenses increased 41.9%, or $51.0 million, in 2000 from $121.7 million in 1999. Interest credited to account balances increased 4.4%, or $7.7 million, in 2000 from $175.3 million in 1999. The premium credit on the Premium Plus variable annuity product increased $8.2 million to $132.0 million at December 31, 2000.

Commissions increased 13.4%, or $25.3 million, in 2000 from $188.4 million in 1999 due to increased sales of the fixed and separate account options in 2000. Insurance taxes, state licenses, and fees increased 12.5%, or $0.5 million, in 2000 from $4.0 million in 1999. Changes in commissions and insurance taxes, state licenses, and fees are generally related to changes in the level and composition of variable product sales. Most costs incurred as the result of sales have been deferred, thus having very little impact on current earnings.

General expenses increased 41.1%, or $24.7 million, in 2000 from $60.2 million in 1999. Management expects general expenses to continue to increase in 2001 as a result of the emphasis on expanding the salaried wholesaler distribution network and the growth in sales. The Companies use a network of wholesalers to distribute products, and the salaries and sales bonuses of these wholesalers are included in general expenses. The portion of these salaries and related expenses that varies directly with production levels is deferred thus having little impact on current earnings. The increase in general expenses was partially offset by reimbursements received from DSI, Equitable Life Insurance Company of Iowa ("Equitable Life"), an affiliate, ING Mutual Funds Management Co., LLC, an affiliate, Security Life of Denver Insurance Company, an affiliate, Southland Life Insurance Company, an affiliate, and United Life & Annuity Insurance Company, an affiliate, for certain advisory, computer, and other resources and services provided by Golden American.

The Companies' previous balances of deferred policy acquisition costs ("DPAC"), value of purchased insurance in force ("VPIF"), and unearned revenue reserve were eliminated and a new asset of $44.3 million representing VPIF was established for all policies in force at the merger date. During 2000, VPIF established at the merger date of the Companies' Parent and ING, was adjusted to reduce amortization by $1.6 million to reflect changes in the assumptions related to the timing of estimated gross profits. During 1999, VPIF was adjusted to increase amortization by $0.7 million to reflect changes in the assumptions related to the timing of future gross profits. Amortization of DPAC increased $22.1 million, or 66.5%, in 2000. This increase resulted from a growth in deferred policy acquisition costs generated by expenses associated with the large sales volume experienced since December 31, 1999. Deferred policy acquisition costs decreased $178.0 million or 51.4% for the year ended December 31, 2000. This decrease was due to a modified coinsurance agreement which was entered into during the second quarter of 2000, and which resulted in a $223.7 million decrease in deferred policy acquisition costs. Based on current conditions and assumptions as to the impact of future events on acquired policies in force, the expected approximate net amortization relating to VPIF as of December 31, 2000, is $3.9 million in 2001, $3.6 million in 2002, $3.0 million in 2003, $2.4 million in 2004, and $1.9 million in 2005. Actual amortization may vary based upon changes in assumptions and experience.

Expenses and charges reimbursed under modified coinsurance agreements increased by $216.6 million to $225.8 million during 2000 as compared to the year ended December 31, 1999. This was primarily due to a modified coinsurance agreement which was entered into during the second quarter of 2000, with an affiliate, Equitable Life, covering a part of the business issued after January 1, 2000. This reinsurance agreement contributed $218.8 million to expenses and charges reimbursed under modified coinsurance agreements during the year ended December 31, 2000. This was offset by a corresponding decrease in deferred policy acquisition costs and reimbursement of non-deferrable costs related to policies reinsured under this agreement.

Interest expense increased 123.4%, or $11.0 million, in 2000 from $8.9 million in 1999. Interest expense on a $25 million surplus note issued December 1996 and expiring December 2026 was $2.1 million for the year ended December 31, 2000, unchanged from the same period of 1999. Interest expense on a $60 million surplus note issued in December 1998 and expiring December 2028 was $4.4 million for the year ended December 31, 2000, unchanged from the same period of 1999. Interest expense on a $75 million surplus note, issued September 30, 1999 and expiring September 29, 2029 was $5.8 million for the year ended December 31, 2000, and $1.5 million for the year ended December 31, 1999. Interest expense on a $50 million surplus note, issued December 1999 and expiring December 2029 was $4.1 million for the year ended December 31, 2000. Interest expense on a $35 million surplus note issued December 1999 and expiring December 2029 was $3.0 million for the year ended December 31, 2000. Golden American also paid $0.4 million in 2000 and $0.8 million in 1999 to ING America Insurance Holdings, Inc. ("ING AIH") for interest on a reciprocal loan agreement. Interest expense on a revolving note payable with SunTrust Bank, Atlanta was $0.1 million and $0.2 million for the years ended December 31, 2000 and 1999, respectively.

INCOME. Net income for 2000 was $19.2 million, an increase of $8.0 million from $11.2 million for 1999. Comprehensive income for 2000 was $24.3 million, an increase of $21.3 million from comprehensive income of $3.0 million for 1999.

FINANCIAL CONDITION

RATINGS

Currently, the Companies' ratings are A+ by A. M. Best Company, AA+ by Fitch Ratings, and AA+ by Standard & Poor's Rating Services ("Standard & Poor's").

INVESTMENTS

The financial statement carrying value and amortized cost basis of the Companies' total investments increased 18.1% and 18.2%, respectively, in the first quarter of 2002. All of the Companies' investments, other than mortgage loans on real estate, are carried at fair value in the Companies' financial statements. The increase in the carrying value of the Companies' investment portfolio was mainly due to net purchases. Growth in the cost basis of the Companies' investment portfolio resulted from the investment of premiums from sales of the general account products as well as increased use of the general account investment option as part of the variable annuity products. The Companies manage the growth of insurance operations in order to maintain adequate capital ratios. To support the general account options of the Companies' insurance products, cash flow was invested primarily in fixed maturities and mortgage loans on real estate.

At December 31, 2001, the Companies had 18 investments in default. The Companies' investments had an average yield of 6.2% and 6.3% at March 31, 2002 and December 31, 2001, respectively. The Companies estimate the total investment portfolio, excluding policy loans, had a fair value approximately equal to 100.8% of amortized cost value at December 31, 2001.

Fixed Maturities: At March 31, 2002, the Companies had fixed maturities with an amortized cost and an estimated fair value of $2.3 billion. The Companies classify 100% of securities as available for sale. Net unrealized depreciation of fixed maturities of $15.1 million was comprised of gross appreciation of $22.2 million and gross depreciation of $37.3 million. Net unrealized holding losses on these securities of $3.5 million were included in stockholder's equity at March 31, 2002 (net of adjustments for VOBA of $0.9 million, DPAC of $10.7 million, and deferred income taxes of $1.2 million, offset by a deferred income taxes valuation allowance of $1.2 million).

At December 31, 2001, the Companies had fixed maturities with an amortized cost and an estimated fair value of $2.0 billion. The Companies classify 100% of securities as available for sale. Net unrealized appreciation of fixed maturities of $12.4 million was comprised of gross appreciation of $30.0 million and gross depreciation of $17.6 million. Net unrealized holding gains on these securities of $3.8 million were included in stockholder's equity at December 31, 2001 (net of adjustments for VPIF of $0.5 million, DPAC of $6.0 million, and deferred income taxes of $2.1 million).

The individual securities in the Companies' fixed maturities portfolio (at amortized cost) include investment grade securities, which include securities issued by the U.S. government, its agencies, and corporations that are rated at least A- by Standard & Poor's ($1.2 billion or 51.7% at March 31, 2002 and $1.0 billion or 52.0% at December 31, 2001), that are rated BBB+ to BBB- by Standard & Poor's ($561.6 million or 24.0% at March 31, 2002 and $446.8 million or 22.5% at December 31, 2001), and below investment grade securities, which are securities issued by corporations that are rated BB+ and lower by Standard & Poor's at March 31, 2002 and ($68.5 million or 2.9% at March 31, 2002 and $101.1 million or 5.1% at December 31, 2001). Securities not rated by Standard & Poor's had a National Association of Insurance Commissioners ("NAIC") rating of 1, 2, 3, 4, or 5, with 1 being the highest rating (totaling $502.3 million or 21.4% at March 31, 2002 and $403.5 million or 20.4% at December 31, 2001), and investments with a rating of 6 on which impairment writedowns have been recognized ($0.2 million or 0.0% at March 31, 2002 and $0.3 million or 0.0% at December 31, 2001). The Companies' fixed maturity investment portfolio had a combined yield at amortized cost of 6.4% and 6.5% on March 31, 2002 and December 31, 2001, respectively.

Fixed maturities rated BBB+ to BBB- may have speculative characteristics and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuer to make principal and interest payments than is the case with higher rated fixed maturities.

At December 31, 2001, the amortized cost value of the Companies' total investment in below investment grade securities, excluding mortgage-backed securities, was $82.8 million, or 3.6%, of the Companies' investment portfolio. The Companies intend to purchase additional below investment grade securities, but do not expect the percentage of the portfolio invested in such securities to exceed 10% of the investment portfolio. At December 31, 2001, the average yield at amortized cost on the Companies' below investment grade portfolio was 8.5% compared to 6.5% for the Companies' investment grade corporate bond portfolio. The Companies estimate the fair value of the below investment grade portfolio was $88.5 million, or 97.4% of amortized cost value, at March 31, 2002 ($82.7 million, or 99.9% of amortized cost value, at December 31, 2001).

Below investment grade securities have different characteristics than investment grade corporate debt securities. Risk of loss upon default by the borrower is significantly greater with respect to below investment grade securities than with other corporate debt securities. Below investment grade securities are generally unsecured and are often subordinated to other creditors of the issuer. Also, issuers of below investment grade securities usually have higher levels of debt and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are investment grade issuers. The Companies attempt to reduce the overall risk in the below investment grade portfolio, as in all investments, through careful credit analysis, strict investment policy guidelines, and diversification by issuer and/or guarantor and by industry.

The Companies analyze the investment portfolio, including below investment grade securities, at least quarterly in order to determine if the Companies' ability to realize the carrying value on any investment has been impaired. For debt and equity securities, if impairment in value is determined to be other than temporary (i.e., if it is probable the Companies will be unable to collect all amounts due according to the contractual terms of the security), the cost basis of the impaired security is written down to fair value, which becomes the new cost basis. The amount of the write-down is included in earnings as a realized loss. Future events may occur, or additional or updated information may be received, which may necessitate future write-downs of securities in the Companies' portfolio. Significant write-downs in the carrying value of investments could materially adversely affect the Companies' net income in future periods.

During first quarter of 2002 and year ended December 31, 2001, fixed maturities designated as available for sale with a combined amortized cost of $1.3 billion and $881.1 million, respectively were sold, called, or repaid by their issuers. In total, net pre-tax losses from sales, calls, and repayments of fixed maturities amounted to $15.3 million and $0.5 million, respectively.

During first quarter of 2002 and year ended December 31, 2001, Golden American determined that the carrying value of seven and eleven impaired fixed maturity investments, respectively, exceeded their estimated net realizable value. As a result, during 2001, Golden American recognized a total pre-tax loss of approximately $0.4 million and $4.4 million, respectively to reduce the carrying value of all impaired fixed maturity investments to their net realizable value of $0.6 million and $5.5 million, respectively.

Equity Securities: Equity securities with a cost of $8.6 million were redeemed during 2001, resulting in a realized loss of $1.6 million. At December 31, 2001, the Companies owned equity securities with a cost of $74,000.

Mortgage Loans on Real Estate: Mortgage loans on real estate represent 8.2% of the Companies' investment portfolio at March 31, 2002. Mortgages outstanding at amortized cost were $222.6 million at March 31, 2002 with an estimated fair value of $226.0 million. The Companies' mortgage loan portfolio includes 82 loans with an average size of $2.7 million. The Companies' mortgage loans on real estate are typically secured by occupied buildings in major metropolitan locations and are diversified by type of property and geographic location.

Mortgage loans on real estate represent 9.6% of the Companies' investment portfolio at December 31, 2001. Mortgages outstanding at amortized cost were $213.9 million at December 31, 2001 with an estimated fair value of $219.2 million. The Companies' mortgage loan portfolio includes 79 loans with an average size of $2.7 million. The Companies' mortgage loans on real estate are typically secured by occupied buildings in major metropolitan locations and are diversified by type of property and geographic location. Mortgage loans on real estate have been analyzed by geographical location with concentrations by state identified as Ohio (20% in 2001 and 4% in 2000) and California (18% in 2001 and 15% in 2000). There are no other concentrations of mortgage loans on real estate in any state exceeding ten percent of the Companies' mortgage loans investment at December 31, 2001 and 2000. Mortgage loans on real estate have also been analyzed by collateral type with significant concentrations identified in multi-family apartments (36% in 2001 and 10% in 2000), industrial buildings (19% in 2001, 35% in 2000), retail facilities (20% in 2001, 18% in 2000), and office buildings (21% in 2001, 29% in 2000). At December 31, 2001, the average yield on the Companies' mortgage loan portfolio was 7.1%.

At March 31, 2002 and December 31, 2001, no mortgage loan on real estate was delinquent by 90 days or more. The Companies' loan investment strategy is consistent with other life insurance subsidiaries of ING in the United States. The Companies have experienced a historically low default rate in their mortgage loan portfolios.

OTHER ASSETS

Reinsurance recoverables increased $4.3 million and $22.0 million during first quarter 2002 and 2001, respectively, due largely to an increase of $9.6 million $14.2 million, respectively, in reinsurance reserves from an intercompany reinsurance agreement between Golden American and Security Life of Denver International, Ltd.. On December 28, 2000, effective January 1, 2000, Golden American entered into a reinsurance agreement with Security Life of Denver International, Ltd., an affiliate, covering variable annuity minimum guaranteed death benefits and minimum guaranteed living benefits. Negative equity market returns during 2002 and 2001 led to the increase in the reinsurance reserves under this agreement.

Amounts due from affiliates were $20,000, $20.0 million, and $38.8 million at March 31, 2002 and December 31, 2001 and 2000, respectively. At December 31, 2000, the Companies had a receivable of $35.0 million related to a capital contribution from EIC, which was settled during 2001.

Accrued investment income increased $4.4 million and $13.2 million during first quarter 2002 and year end December 31, 2001, due to an increase in investments in fixed maturities in first quarter 2002 and year end December 31, 2001, which lead to an increase in investment income from fixed maturities.

DPAC represents certain deferred costs of acquiring insurance business, principally first year commissions and interest bonuses, premium credits, and other expenses related to the production of business. Any expenses which vary directly with the sales of the Companies' products are deferred and amortized. VOBA is amortized into income in proportion to the expected gross profits of in force acquired business in a manner similar to DPAC amortization. At March 31, 2002, the Companies had DPAC and VOBA balances of $786.9 million and $22.3 million, respectively, as compared to DPAC and VOBA balances of $709.0 million and $20.2 million, respectively, at December 31, 2001. During the first quarter of 2002, additional policy acquisition costs were deferred due to a lower reimbursement of expenses under the modified coinsurance agreements. See Liquidity and Capital Resources for further information regarding the modified coinsurance agreements.

Goodwill totaling $169.0 million, representing the excess of the acquisition cost over the fair value of net assets acquired, was established at the Merger Date. Accumulated amortization of goodwill as of December 31, 2001 was $17.6 million.

Other assets decreased $19.2 million during 2001, due mainly to a decrease in the receivable for securities sold.

At March 31, 2002, the Companies had $11.6 billion of separate account assets compared to $11.0 billion at December 31, 2001 and $9.8 billion at December 31, 2000. The increase in separate account assets resulted from sales of the Companies' variable annuity products, net of redemptions, and from net policyholder transfers to the separate account options from the fixed account options within the variable products. The increase was partially offset by negative equity market returns. At March 31, 2002, the Companies had total assets of $15.8 billion, a 9.9% increase from December 31, 2001. At December 31, 2001, the Companies had total assets of $14.4 billion, a 21.2% increase from December 31, 2000.

LIABILITIES

For the three months ending March 31, 2002, future policy benefits increased $0.4 billion (17.2%), to $2.6 billion at March 31, 2002 reflecting net sales of the Companies' general account options, net of transfers to the separate account. For the year ended December 31, 2001, future policy benefits for annuity and interest sensitive life products increased $1.1 billion (104.3%), to $2.2 billion at December 31, 2001, reflecting net sales of the Companies' fixed account options, net of transfers to the separate account.

Separate account liabilities increased $0.7 billion (6.2%), to $11.6 billion at March 31, 2002. Net contributions to the separate account were partially offset by a decrease in separate account liabilities resulting from negative equity market returns. Separate account liabilities increased $1.2 billion (11.5%) to $11.0 billion at December 31, 2001. Net contributions to the separate account were partially offset by a decrease in separate account liabilities resulting from negative equity market returns.

On December 30, 1999, Golden American issued a $50 million, 8.179% surplus note to Equitable Life, which matures on December 29, 2029. On December 8, 1999, Golden American issued a $35 million, 7.979% surplus note to First Columbine Life Insurance Company, an affiliate, which matures on December 7, 2029. On September 30, 1999, Golden American issued a $75 million, 7.75% surplus note to ING AIH, which matures on September 29, 2029. On December 30, 1999, ING AIH assigned the surplus note to Equitable Life. On December 30, 1998, Golden American issued a $60 million, 7.25% surplus note to Equitable Life, which matures on December 29, 2028. On December 17, 1996, Golden American issued a $25 million, 8.25% surplus note to Equitable, which matures on December 17, 2026. As a result of the merger of Equitable into EIC, the surplus note is now payable to EIC.

Amounts due to affiliates decreased by $13.9 million from $25.1 million at December 31, 2001 to $11.2 million at March 31, 2002, mainly due to the settlement of a payable to Equitable Life related to the modified coinsurance agreement. During the year ended December 31, 2001, amounts due to affiliates increased by $5.2 million from $19.9 million at December 31, 2000 to $25.1 million at December 31, 2001. This is mainly due to an overpayment by Equitable Life to Golden American of the cash settlement of a liability for the modified coinsurance agreement.

Other liabilities increased $44.6 million from $85.0 million at December 31, 2001 to $129.6 at March 31, 2002, due primarily to the timing of the settlement of account transfers and an increase in outstanding checks. Other liabilities increased $55.9 million from $69.4 million at December 31, 2000 to $125.3 at December 31, 2001, due primarily to the increase in amounts payable for securities purchased. Also contributing to this increase is the timing of the settlement of account transfers and an increase in outstanding checks.

In conjunction with the volume of variable annuity sales, the Companies' total liabilities increased $1.4 billion, or 10.6%, during the first quarter of 2002 and totaled $15.0 billion at March 31, 2002 and increased $2.3 billion, or 20.5%, during 2001 and totaled $13.6 billion at December 31, 2001.

The effects of inflation and changing prices on the Companies' financial position are not material since insurance assets and liabilities are both primarily monetary and remain in balance. An effect of inflation, which has been low in recent years, is a decline in stockholder's equity when monetary assets exceed monetary liabilities.

STOCKHOLDER'S EQUITY

Additional paid-in capital increased $196.8 million, or 33.7%, from December 31, 2000 to $780.4 million at December 31, 2001, due to capital contributions from EIC.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability of the Companies to generate sufficient cash flows to meet the cash requirements of operating, investing, and financing activities. The Companies' principal sources of cash are variable annuity premiums and product charges, investment income, maturing investments, proceeds from debt issuance, and capital contributions. Primary uses of these funds are payments of commissions and operating expenses, interest and premium credits, investment purchases, repayment of debt, as well as withdrawals and surrenders.

Net cash provided by operating activities was $127.4 million in the first quarter of 2002 compared to net cash provided by operating activities of $107.6 million in the same period of 2001. A main source of cash provided from operating activities is an increase in other liabilities, net of a decrease in other assets, of $152.1 million in the first quarter of 2002.

Net cash provided by operating activities was $239.9 million in 2001 compared to net cash provided by operating activities of $72.7 million in 2000. The Companies have predominantly had negative cash flows from operating activities since Golden American started issuing variable insurance products in 1989. These negative operating cash flows result primarily from the funding of commissions and other deferrable expenses related to the continued growth in the sales of variable annuity products. For 2001 and 2000, negative operating cash flows have been offset by the effects of a modified coinsurance agreement entered into during the second quarter of 2000 with Equitable Life. This resulted in a net cash settlement of $224.5 million during 2001. For 2000, this modified coinsurance resulted in a net cash settlement of $218.8 million. A further source of cash provided from operating activities is the decrease in other assets and receivables from affiliates, together with an increase in other liabilities and payables to affiliates.

Net cash used in investing activities was $448.0 million during the first quarter of 2002 as compared to net cash used in investing activities of $317.2 million in the same period in 2001. This increase in the net cash used in investing activities is primarily due to increased net purchases of fixed maturities during the first three months of 2002. Net purchases of fixed maturities reached $375.8 million in the first quarter of 2002 versus net purchases of $318.0 million in the same period in 2001. Net purchases of mortgage loans on real estate reached $8.8 million in the first quarter of 2002 versus net maturities of $0.8 million during the same period in 2001. Net purchase of short-term investments increased $63.0 million in the first quarter of 2002 compared to the same period in 2001. These investment purchases were mainly due to an increase in sales of the Companies' general account options. During year ended December 31, 2001, net cash used in investing activities was $1.3 billion as compared to net cash provided by investing activities of $49.3 million in 2000. This increase in the net cash used in investing activities is primarily due to net purchases of fixed maturities and mortgage loans on real estate during 2001 versus net sales for these types of investments in 2000. Net purchases of fixed maturities reached $1.2 billion in 2001 versus net sales of $51.1 million in 2000. Net purchases of mortgage loans on real estate reached $114.3 million in 2001 versus net purchases of $0.2 million during the same period in 2000. These investment purchases were mainly due to an increase in sales of the Companies' fixed account options, primarily from the introduction of the Guarantee product in the fourth quarter of 2000.

Net cash provided by financing activities was $308.0 million during the first quarter of 2002 as compared to net cash provided by financing activities of $235.9 million during the same period in 2001. During the first quarter of 2002, net cash provided by financing activities was positively impacted by net general account deposits of $635.1 million compared to $410.6 million in the same period of 2001 primarily due to the introduction of new variable annuity products. Offsetting these increases, during the first quarter of 2002, were net reallocations to the Companies' separate accounts, which increased to $325.7 million from $176.1 million during the same period in 2001. During year ended December 31, 2001, net cash provided by financing activities was $1.1 billion as compared to net cash used in financing activities of $51.9 million during the prior year. In 2001, net cash provided by financing activities was positively impacted by net fixed account deposits of $1.8 billion compared to $660.4 million in 2000 primarily due to the introduction of the Guarantee product in the fourth quarter of 2000. In 2001, net cash provided by financing activities was also positively impacted by an increase in capital contributions from EIC. The Companies received $196.8 million in capital contributions from EIC in 2001 compared to $115.0 million in 2000. Offsetting these increases, during 2001, were net reallocations to the Companies' separate accounts, which increased to $902.9 million from $825.9 million during the prior year.

The Companies' liquidity position is managed by maintaining adequate levels of liquid assets, such as cash or cash equivalents and short-term investments. Additional sources of liquidity include borrowing facilities to meet short-term cash requirements. Golden American maintains a $65.0 million reciprocal loan agreement with ING America Insurance Holdings, Inc. ("ING AIH"), and the Companies have established an $85.0 million revolving note facility with SunTrust Bank. This revolving note payable was amended and restated in April 2001 with an expiration date of May 31, 2002. Management believes that these sources of liquidity are adequate to meet the Companies' short-term cash obligations.

Based on current trends, the Companies expect to continue to use net cash in operating activities, given the continued growth of annuity sales. It is anticipated that a continuation of capital contributions from its Parent, the issuance of additional surplus notes, and/or the use of modified coinsurance agreements will cover these net cash outflows. ING AIH is committed to the sustained growth of Golden American. During 2002, ING AIH will maintain Golden American's statutory capital and surplus at the end of each quarter at a level such that: 1) the ratio of Total Adjusted Capital divided by Company Action Level Risk Based Capital exceeds 300%; 2) the ratio of Total Adjusted Capital (excluding surplus notes) divided by Company Action Level Risk Based Capital exceeds 200%; and 3) Golden American's statutory capital and surplus exceeds the "Amounts Accrued for Expense Allowances Recognized in Reserves" as disclosed on page 3, Line 13 of Golden American's statutory statement.

During 2000 and 2001, Golden American occupied 125,000 square feet of leased space in West Chester, Pennsylvania. From January 1, 2001 to September 30, 2001, First Golden's principal office was located in New York, New York, where certain of the Company's records were maintained. As of October 1, 2001, First Golden's principal office moved to Woodbury, New York.

The ability of Golden American to pay dividends to the Parent is restricted. Prior approval of insurance regulatory authorities is required for payment of dividends to the stockholder which exceed an annual limit. During 2002, Golden American cannot pay dividends to Equitable Life without prior approval of statutory authorities. Golden American did not pay common stock dividends during 2001, 2000, or 1999.

Under the provisions of the insurance laws of the State of New York, First Golden cannot distribute any dividends to its stockholder, Golden American, unless a notice of its intent to declare a dividend and the amount of the dividend has been filed with the New York Insurance Department at least thirty days in advance of the proposed declaration. If the Superintendent of the New York Insurance Department finds the financial condition of First Golden does not warrant the distribution, the Superintendent may disapprove the distribution by giving written notice to First Golden within thirty days after the filing. The management of First Golden does not anticipate paying dividends to Golden American during 2002. First Golden did not pay common stock dividends during first quarter ended March 31, 2002, or years ended December 31, 2001, 2000, or 1999.

The NAIC's risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula. These requirements are intended to allow insurance regulators to monitor the capitalization of insurance companies based upon the type and mixture of risks inherent in a company's operations. The formula includes components for asset risk, liability risk, interest rate exposure, and other factors. The Companies have complied with the NAIC's risk-based capital reporting requirements. Amounts reported indicate that the Companies have total adjusted capital well above all required capital levels.

Reinsurance: At March 31, 2002, Golden American had reinsurance treaties with five unaffiliated reinsurers and three affiliated reinsurers covering a significant portion of the mortality risks and guaranteed death and living benefits under its variable contracts. Golden American remains liable to the extent its reinsurers do not meet their obligations under the reinsurance agreements. At December 31, 2001, Golden American had reinsurance treaties with five unaffiliated reinsurers and three affiliated reinsurers covering a significant portion of the mortality risks and guaranteed death and living benefits under its variable contracts. Golden American remains liable to the extent its reinsurers do not meet their obligations under the reinsurance agreements.

On June 30, 2000, effective January 1, 2000, Golden American entered into a modified coinsurance agreement with Equitable Life covering a considerable portion of Golden American's variable annuities issued after January 1, 2000, excluding those with an interest rate guarantee.

On December 28, 2000, Golden American entered into a reinsurance agreement with Security Life of Denver International, Ltd., an affiliate, covering variable annuity minimum guaranteed death benefits and minimum guaranteed living benefits of variable annuities issued after January 1, 2000. Golden American also obtained an irrevocable letter of credit through Bank of New York in the amount of $25 million related to this agreement. Effective December 24, 2001, the letter of credit amount was revised to $70 million and effective March 29, 2002, the letter of credit amount was revised to $75 million.

On December 29, 2000, First Golden entered into a reinsurance treaty with London Life Reinsurance Company of Pennsylvania, an unaffiliated reinsurer, covering the minimum guaranteed death benefits of First Golden's variable annuities issued on or after January 1, 2000.

MARKET RISK AND RISK MANAGEMENT

Asset/liability management is integrated into many aspects of the Companies' operations, including investment decisions, product development, and crediting rates determination. As part of the risk management process, different economic scenarios are modeled, including cash flow testing required for insurance regulatory purposes, to determine that existing assets are adequate to meet projected liability cash flows. Key variables in the modeling process include anticipated contractholder behavior, and variable separate account performance.

Contractholders bear the majority of the investment risks related to variable insurance products. The Companies' products also provide certain minimum death and guaranteed living benefits; the Companies' liabilities related to these benefits which depend in part on the performance of the variable separate accounts. Currently, the majority of death and living benefit risks are reinsured, which protects the Companies from adverse mortality experience and prolonged capital market decline.

A surrender, partial withdrawal, transfer, or annuitization made prior to the end of a guarantee period under a fixed account or product may be subject to a market value adjustment. As the majority of the liabilities in the fixed account are subject to market value adjustment, the Companies do not face a material amount of market risk volatility. The fixed account liabilities are supported by a portfolio principally composed of fixed rate investments that can generate predictable, steady rates of return. The portfolio management strategy for the fixed account considers the assets available for sale. This enables the Companies to respond to changes in market interest rates, changes in prepayment risk, changes in relative values of asset sectors and individual securities and loans, changes in credit quality outlook, and other relevant factors. The objective of portfolio management is to maximize returns, taking into account interest rate and credit risk, as well as other risks. The Companies' asset/liability management discipline includes strategies to minimize exposure to loss as interest rates and economic and market conditions change.

On the basis of these analyses, management believes there is currently no material solvency risk to the Companies. With respect to a 10% drop in equity values from year end 2001 levels, variable separate account funds, which represent 82% of the Companies' in force business, pass the risk in underlying fund performance to the contractholder (except for certain minimum benefits guarantees, described above). With respect to interest rate movements up or down 100 basis points from March 31, 2002 levels, the remaining 18% of the in force are fixed account funds, and almost all of these have market value adjustments which provide significant protection to the Companies against changes in interest rates.

CRITICAL ACCOUNTING POLICIES

GENERAL

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions in certain circumstances that affect amounts reported in the accompanying condensed consolidated financial statements and related footnotes. These estimates and assumptions are evaluated on an on-going basis based on historical developments, market conditions, industry trends and other information we believe to be reasonable under the circumstances. There can be no assurance that actual results will conform to our estimates and assumptions, and that reported results of operations will not be materially adversely affected by the need to make accounting adjustments to reflect changes in these estimates and assumptions from time to time. Item 7 of Golden American's Annual Report on Form 10K discusses several critical accounting policies which we believe are most sensitive to estimates and judgments and involve a higher degree of judgment and complexity. There have been no material changes to that information during the first quarter of 2002.

AMORTIZATION OF DEFERRED ACQUISITION COSTS AND VALUE OF PURCHASED INSURANCE IN FORCE

We amortize our deferred policy acquisition costs and value of purchased insurance in force on our annuity contracts in proportion to estimated gross profits. The amortization is adjusted to reflect actual gross profits over the life of the contracts (up to 30 years for annuity contracts). Our estimated gross profits are computed based on assumptions related to the underlying contracts including, but not limited to, charges assessed against policyholders, margins, lapse, persistency, expenses and asset growth rates.

Our current estimated gross profits include certain judgments concerning charges assessed against policyholders, margins, lapse, persistency, expenses and asset growth that are based on a combination of actual company experience and historical market experience of equity and fixed income returns. Estimated gross profits are adjusted periodically to take into account the actual experience to date and changes in assumptions as regards the future. Short-term variances of actual results from the judgments made by management can impact quarter to quarter earnings.

INCOME TAXES

The Companies establish reserves for possible proposed adjustments by various taxing authorities. Management believes there are sufficient reserves provided for, or adequate defenses against any such adjustments.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any forward-looking statement contained herein or in any other oral or written statement by the Companies or any of their officers, directors, or employees is qualified by the fact that actual results of the Companies may differ materially from such statement, among other risks and uncertainties inherent in the Companies' business, due to the following important factors:

       1. Prevailing interest rate levels and equity performance, which may affect the ability of the Companies to sell their products, the market value and liquidity of the Companies' investments, fee revenue, and the lapse rate of the Companies' products, notwithstanding product design features intended to enhance persistency of the Companies' products.

       2. Changes in the federal income tax laws and regulations, which benefit the tax treatment of investments that compete with annuity products for retirement savings may adversely affect the tax treatment of the Companies' products and benefits thereunder.

       3. Changes in the regulation of financial services, including potential federal regulation of insurance, bank sales, and underwriting of insurance products, which may affect the competitive environment for the Companies' products.

       4. Increasing competition from other market participants for the sale of annuity products.

       5. Other factors that could affect the performance of the Companies, including, but not limited to, market conduct claims against the Companies and/or firms selling the Companies' product, litigation, insurance industry insolvencies, availability of competitive reinsurance on new business, investment performance of the underlying portfolios of the variable products, variable product design, and sales volume by significant sellers of the Companies' variable products.

OTHER INFORMATION

SEGMENT INFORMATION. During the period since the acquisition by Bankers Trust, September 30, 1992 to date of this Prospectus, Golden American's operations consisted of one business segment, the sale of variable and fixed insurance products. Golden American and its affiliate DSI are party to in excess of 620 sales agreements with broker-dealers, seven of whom, Locust Street Securities, Inc., Vestax Securities Corporation, Compu Life Investors Services, Inc., IFG Network Securities, Inc., Multi-Financial Securities Corporation, Primevest Financial Services and Washington Square Securities, Inc. are affiliates of Golden American.

In 2001, 2000, and 1999, the Companies received 14.0%, 11.3%, and 10.0% of total premiums, net of reinsurance, for variable products sold through eight affiliates as noted in the following table:

                                                FOR THE QUARTER     YEAR ENDED       YEAR ENDED        YEAR ENDED
                                                     ENDED         DECEMBER 31,     DECEMBER 31,      DECEMBER 31,
                                                MARCH 31, 2002         2001             2000              1999
    ------------------------------------------------------------------------------------------------------------------
                                                                 (Dollars in thousands)

       LSSI..................................       $23.9             $124.4           $127.0            $168.5
       Vestax Securities Corporation.........         8.6               35.3             47.2              88.1
       DSI...................................         0.6                1.1              1.4               2.5
       Multi-Financial Securities Corporation         8.0
                                                                        26.2             38.6              44.1
       IFG Network Securities, Inc...........         5.8               12.8             23.1              25.8
       Washington Square ....................        44.8               99.2             44.6                --
       Primevest.............................        27.0               46.0              6.2                --
       Compulife.............................         0.0                6.6              2.7                --
                                              ------------------------------------------------------------------------
       Total.................................      $118.7             $351.6           $290.8            $329.0
                                              ========================================================================


RESERVES. In accordance with the life insurance laws and regulations under which Golden American operates, it is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on outstanding Contracts. Reserves, based on valuation mortality tables in general use in the United States, where applicable, are computed to equal amounts which, together with interest on such reserves computed annually at certain assumed rates, make adequate provision according to presently accepted actuarial standards of practice, for the anticipated cash flows required by the contractual obligations and related expenses of Golden American.

COMPETITION. Golden American is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing insurance products comparable to those of Golden American. There are over 2500 stock, mutual and other types of insurers in the life insurance business in the United States, a substantial number of which are significantly larger than Golden American.

AGREEMENTS WITH AFFILIATES. Directed Services, Inc. ("DSI"), an affiliate, acts as the principal underwriter (as defined in the Securities Act of 1933 and the Investment Company Act of 1940, as amended) and distributor of the variable insurance products issued by the Companies. DSI is authorized to enter into agreements with broker/dealers to distribute the Companies' variable products and appoint representatives of the broker/dealers as agents. For the first quarter ended March 31, 2002 and 2001, the Companies paid commissions to DSI of $64.0 million and $55.9 million, respectively. For the years ended December 31, 2001, 2000, and 1999, the Companies paid commissions to DSI totaling
$229.7 million, $208.9 million, and $181.5 million, respectively.

Golden American provides certain managerial and supervisory services to DSI. The fee paid by DSI for these services is calculated as a percentage of average assets in the variable separate accounts. For the quarters ended March 31, 2002 and 2001, the fee was $6.3 million and $5.7 million, respectively. For the years ended December 31, 2001, 2000, and 1999, the fee was $23.1 million, $21.3 million, and $10.1 million, respectively.

Effective January 1, 1998, the Companies have an asset management agreement with ING Investment Management LLC ("ING IM"), an affiliate, in which ING IM provides asset management and accounting services. Under the agreement, the Companies record a fee based on the value of the assets under management. The fee is payable quarterly. For the years ended December 31, 2001, 2000, and 1999, the Companies incurred fees of $4.4 million, $2.5 million, and $2.2 million, respectively, under this agreement.

Golden American has a guaranty agreement with Equitable Life. In consideration of an annual fee, payable June 30, Equitable Life guarantees to Golden American that it will make funds available, if needed, to Golden American to pay the contractual claims made under the provisions of Golden American's life insurance and annuity contracts. The agreement is not, and nothing contained therein or done pursuant thereto by Equitable Life shall be deemed to constitute, a direct or indirect guaranty by Equitable Life of the payment of any debt or other obligation, indebtedness, or liability, of any kind or character whatsoever, of Golden American. The agreement does not guarantee the value of the underlying assets held in separate accounts in which funds of variable life insurance and variable annuity policies have been invested. The calculation of the annual fee is based on risk based capital. On June 30, 2001 and 2000, Golden American incurred a fee of $12,000 and $7,000, respectively, under this agreement. No annual fee was paid in 1999.

Golden American provides certain advisory, computer, and other resources and services to Equitable Life. Revenues for these services, which reduced general expenses incurred by Golden American, totaled $8.2 million, $6.2 million, and $6.1 million for the years ended December 31, 2001, 2000, and 1999, respectively.

The Companies have a service agreement with Equitable Life in which Equitable Life provides administrative and financial related services. Under this agreement, the Companies incurred expenses of $0.3 million, $1.3 million, and $1.3 million for the years ended December 31, 2001, 2000, and 1999, respectively.

During 2001, the State of Delaware Insurance Department approved expense sharing agreements with ING America Insurance Holdings, Inc. ("ING AIH") for administrative, management, financial, and information technology services. Under these agreements with ING AIH, Golden American incurred expenses of $13.2 million and $10.8 million for the quarters ended March 31, 2002 and 2001, and $23.2 million for the year ended December 31, 2001.

Golden America has an expense sharing agreement with ING Life Insurance and Annuity Company ("ILIAC") for administrative, management, training, customer service, information technology, and distribution services. Under this agreement with ILIAC, Golden American's general expenses were reduced by a net amount of $6.0 million for the quarter ended March 31, 2002 ($0 for the quarter ended March 31, 2001).

First Golden provided resources and services to DSI. Revenues for these services, which reduce general expenses incurred by the Companies, totaled $139,000, $223,000, and $387,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

Golden American provides resources and services to ING Mutual Funds Management Co., LLC, an affiliate. Revenues for these services, which reduced general expenses incurred by Golden American, totaled $478,000, $455,000, and $244,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

Golden American provides resources and services to United Life & Annuity Insurance Company, an affiliate. Revenues for these services, which reduced general expenses incurred by Golden American, totaled $383,000, $593,000 and $460,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

The Companies provide resources and services to Security Life of Denver Insurance Company, an affiliate. Revenues for these services, which reduced general expenses incurred by the Companies, totaled $326,000, $261,000 and $216,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

The Companies provide resources and services to Southland Life Insurance Company, an affiliate. Revenues for these services, which reduce general expenses incurred by the Companies, totaled $132,000, $115,000 and $103,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

DISTRIBUTION AGREEMENT. Under a distribution agreement, DSI acts as the principal underwriter (as defined in the Securities Act of 1933 and the Investment Company Act of 1940, as amended) of the variable insurance products issued by Golden American which as of December 31, 2000, are sold through other broker/dealer institutions. For the years 2001 and 2000, commissions paid by Golden American to DSI (including commissions paid by First Golden) aggregated $229.7 million and $208.9 million, respectively.

EMPLOYEES. Certain officers of Golden American are also officers of DSI, and their salaries are allocated among both companies. Certain officers of Golden American are also officers of other Equitable of Iowa subsidiaries. See "Directors and Executive Officers."

PROPERTIES. Golden American's principal office is located at 1475 Dunwoody Drive, West Chester, Pennsylvania 19380, where most of Golden American's records are maintained. This office space is leased. Other records are maintained in Des Moines and Atlanta at the offices of Equitable and ING, respectively.

STATE REGULATION. Golden American is subject to the laws of the State of Delaware governing insurance companies and to the regulations of the Delaware Insurance Department (the "Insurance Department"). A detailed financial statement in the prescribed form (the "Annual Statement") is filed with the Insurance Department each year covering Golden American's operations for the preceding year and its financial condition as of the end of that year. Regulation by the Insurance Department includes periodic examination to determine contract liabilities and reserves so that the Insurance Department may certify that these items are correct. Golden American's books and accounts are subject to review by the Insurance Department at all times. A full examination of Golden American's operations is conducted periodically by the Insurance Department and under the auspices of the NAIC.

In addition, Golden American is subject to regulation under the insurance laws of all jurisdictions in which it operates. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to various matters, including licensing to transact business, overseeing trade practices, licensing agents, approving contract forms, establishing reserve requirements, fixing maximum interest rates on life insurance contract loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. Golden American is required to file the Annual Statement with supervisory agencies in each of the jurisdictions in which it does business, and its operations and accounts are subject to examination by these agencies at regular intervals.

The NAIC has adopted several regulatory initiatives designed to improve the surveillance and financial analysis regarding the solvency of insurance companies in general. These initiatives include the development and implementation of a risk-based capital formula for determining adequate levels of capital and surplus. Insurance companies are required to calculate their risk-based capital in accordance with this formula and to include the results in their Annual Statement. It is anticipated that these standards will have no significant effect upon Golden American. For additional information about the Risk-Based Capital adequacy monitoring system and Golden American, see "Management's Discussion and Analysis Results of Operations."

In addition, many states regulate affiliated groups of insurers, such as Golden American, and its affiliates, under insurance holding company legislation. Under such laws, inter-company transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of the transfers and payments in relation to the financial positions of the companies involved.

Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for contract owner losses incurred by other insurance companies which have become insolvent. Most of these laws provide that an assessment may be excused or deferred if it would threaten an insurer's own financial strength. For information regarding Golden American's estimated liability for future guaranty fund assessments, see Note 10 of Notes to Financial Statements.

Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Certain insurance products of Golden American are subject to various federal securities laws and regulations. In addition, current and proposed federal measures which may significantly affect the insurance business include regulation of insurance company solvency, employee benefit regulation, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies and the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles.

DIRECTORS AND OFFICERS

NAME (AGE)                  POSITION(S) WITH THE COMPANY
----------                  ----------------------------
Keith Gubbay (47)           President and Director
Chris D. Schreier (45)      Chief Financial Officer,
                              Vice -President and Director
Thomas J. McInerney (46)    Director
Mark A. Tullis (46)         Director
P. Randall Lowery (49)      Director
Paula Cludray-Engelke (45)  Secretary
James R. McInnis (54)       Executive Vice President and Chief Marketing Officer
Stephen J. Preston (44)     Executive Vice President and Chief Actuary
David S. Pendergrass (42)   Vice President and Treasurer
David L. Jacobson (52)      Senior Vice President and Assistant Secretary
William L. Lowe (38)        Senior Vice President
Steven G. Mandel (43)       Senior Vice President and Chief Information Officer
Antonio M. Muniz (37)       Senior Vice President, Actuarial
Robert W. Crispin (56)      Senior Vice President, Investment
Boyd G. Combs (47)          Senior Vice President, Taxation


Each director is elected to serve for one year or until the next annual meeting of shareholders or until his or her successor is elected. Some directors are directors of insurance company subsidiaries of Golden American's parent, Equitable of Iowa. Golden American's directors and senior executive officers and their principal positions for the past five years are listed below:

Mr. Keith Gubbay was elected President of Golden American in June 2002. He served as Head of Product/Financial Management of ING US Financial Services from April, 2002 until the present. From September, 2001 until April, 2002 he served as Head of Marketing of ING US Financial Services. From November, 2000 to September, 2001 he served as President and CEO IPD of ING US Retail Financial Services. From September, 2000 to November, 2000 he was the General Manager & Chief Operations Officer of ING North America Insurance Corp. From September 1999 until September, 2000 he served as Executive Vice President and Corporate Development of ING North America Insurance Corporation. From July, 1998 to September, 1999 he served as Executive Vice President Strategic Marketing for ING North America Insurance Corp.

Mr. Chris D. Schreier was elected Chief Financial Officer and Vice President of Golden American in June, 2002. He served as President of Golden American from March, 2001 until June, 2002. From January, 1994 to September, 1996 he served as Assistant Vice President and Assistant Controller for ReliaStar Financial Corp. He was elected Second Vice President of ReliaStar Financial Corp. and ReliaStar Life Insurance Company from September, 1996 to January, 1999. He has served as Vice President and Controller of ReliaStar Financial Corp. since January, 1999.

Mr. Thomas J. McInerney was elected as a Director of Golden American in March, 2001. He served Aetna U.S. Healthcare, Inc. as Vice President, National Accounts from April, 1996 to March, 1997. From August, 1997 to the present he has served as Director and from September, 1997 to the present he has served as President of Aetna Life Insurance & Annuity Company. He has served as President and Director of Aetna Insurance Company of America from September, 1997 to the present.

Mr. Mark A. Tullis became a Director of Golden American and First Golden in December 1999. He has served as Executive Vice President, Strategy and Operations for ING Americas Region since September 1999. From June, 1994 to August, 1999, he was with Primerica, serving as Executive Vice President at the time of his departure.

Mr. P. Randall Lowery became a Director of Golden American in April, 1999 and First Golden in December, 1999. He has served as Executive Vice President and Chief Actuary for ING Americas Region since 1990.

Ms. Paula Cludray-Engelke was elected Secretary of Golden American in March, 2001. From October, 1985 to October, 2000 Ms. Cludray-Engelke served with ReliaStar Life Insurance Company (f/k/a Northwestern National Life Insurance Company) in various compliance positions. From October, 2000 to the present she has served as an Attorney with ING US Legal Services.

Mr. James R. McInnis joined Golden American and First Golden in December, 1997 as Executive Vice President. From 1982 through November, 1997, he held several positions with the Endeavor Group and was President upon his departure.

Mr. David S. Pendergrass was elected Treasurer and Vice President of Golden American in December, 2000. Since October, 1995 he has served as a Vice President and Treasurer of ING North America Insurance Corporation.

Mr. David L. Jacobson joined Golden American in November, 1993 as Vice President and Assistant Secretary and became Senior Vice President in December, 1993. He was elected Senior Vice President and Assistant Secretary for First Golden in June, 1996.

Mr. Stephen J. Preston joined Golden American in December, 1993 as Senior Vice President, Chief Actuary and Controller. He became an Executive Vice President and Chief Actuary in June, 1998. He was elected Senior Vice President and Chief Actuary of First Golden in June, 1996 and elected Executive Vice President in June, 1998.

Mr. William L. Lowe joined Equitable Life as Vice President, Sales & Marketing in January, 1994. He became a Senior Vice President, Sales & Marketing, of Golden American in August, 1997. He was also President of Equitable of Iowa Securities Network, Inc. until October, 1998.

Mr. Steven G. Mandel joined Golden American in October 1988 and became Senior Vice President and Chief Information Officer in June, 1998.

Mr. Antonio M. Muniz was elected Senior Vice President of Golden American in July, 2001. From November, 1999 to July, 2001 he was Vice President of Golden American. He served as Director of Latin America for Transamerica Reinsurance from January, 1998 to October, 1999. He served as Vice President at The Coventry Group from October, 1997 to December, 1998. From March, 1994 to September, 1997 he was an Assistant Vice President for Golden American.

Mr. Boyd G. Combs was elected Senior Vice President, Tax of Golden American in July, 2001. From 1994 to March, 2000 he served as Vice President of ING America Insurance Holdings, Inc. He has served as Senior Vice President of Equitable of Iowa Companies, Inc. since April, 1999. He has served as Senior Vice President and Director of Taxes of ING America Insurance Holdings, Inc. and ING North America Insurance Corporation since 2000.

Mr. Robert W. Crispin was elected Senior Vice President of Golden American in October, 2001. From 1995 to 1999 he served as Executive Vice President of UnumProvident Corporation. From 1999 to 2000 he served as Executive Vice President of Massachusetts Mutual Life Insurance Co. From 2000 to June, 2001 Mr. Crispin served with ING Investment Management LLC in various investment positions.

COMPENSATION TABLE AND OTHER INFORMATION

The following sets forth information with respect to the Chief Executive Officer of Golden American as well as the annual salary and bonus for the next five highly compensated executive officers for the fiscal year ended December 31, 2001. Certain executive officers of Golden American are also officers of DSI and First Golden. The salaries of such individuals are allocated among Golden American, DSI and First Golden pursuant to an arrangement among these companies.

EXECUTIVE COMPENSATION TABLE

The following table sets forth information with respect to the annual salary and bonus for Golden American's Chief Executive Officer and the four other most highly compensated executive officers for the fiscal year ended December 31, 2001.

                                                                                  LONG-TERM
                                            ANNUAL COMPENSATION                 COMPENSATION
                                            -------------------           ---------------------------
                                                                           RESTRICTED      SECURITIES
NAME AND                                                                  STOCK AWARDS     UNDERLYING      ALL OTHER
PRINCIPAL POSITION           YEAR        SALARY           BONUS/1/         OPTIONS           OPTIONS      COMPENSATION/2/
------------------           ----      -----------     ------------       ------------     ----------     ---------------
Barnett Chernow............  2001      $   450,000     $  1,000,000          4,600            49,700         $  27,000
President                    2000      $   409,447     $    638,326                           10,200         $  26,887
                             1999      $   300,009     $    698,380                            6,950         $  20,464

James R. McInnis...........  2001      $   300,000     $    827,804         20,000            16,700         $   18000
Executive Vice               2000      $   337,543     $  1,210,898                            5,200         $  19,487
President                    1999      $   250,007     $    955,646                            5,550         $  15,663

William L. Lowe............  2001      $   200,000     $    736,564                            7,500                --
Senior Vice                  2000      $   205,144     $    821,545                            3,500         $      81
President                    1999      $   191,589     $    737,933                                          $   2,924

Stephen J. Preston.........  2001      $   285,000     $     81,824         11,900             17000         $  17,100
Executive Vice               2000      $   230,170     $    426,994                            5,000         $  14,713
President and                1999      $   198,964     $    235,002                            2,050         $  12,564
Chief Actuary

Gary Haynes................  2001      $   225,000     $    235,412         8,480                            $  13,500
Senior Vice                  2000      $   201,136     $    404,773                            3,000         $  14,735
President                    1999      $   159,030     $     50,000                                          $   9,540

-----------------------------
      1 The amount shown relates to bonuses paid in 2001, 2000, and 1999.

      2 Other compensation includes a business allowance for each named executive which is required to be applied to specific business expenses of the named executive.



OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL
                                           % OF TOTAL                                       REALIZABLE VALUE AT
                            NUMBER OF        OPTIONS                                          ASSUMED ANNUAL
                           SECURITIES      GRANTED TO                                         RATES OF STOCK
                           UNDERLYING       EMPLOYEES    EXERCISE                           PRICE APPRECIATION
                             OPTIONS        IN FISCAL     OR BASE       EXPIRATION            FOR OPTION TERM
NAME                        GRANTED           YEAR         PRICE           DATE              5%             10%
                           ----------      ----------    --------     -------------     -----------     -----------
Barnett Chernow..........      49700        1.26%         $25.72      March 11,2012     $    63,914     $   127,828
James R. McInnis.........      16700        0.42%         $25.72      March 11,2012     $    21,476     $    42,952
William L. Lowe..........       7500        0.19%         $25.72      March 11,2012     $     9,645     $    19,290
Stephen J. Preston.......      17000        0.43%         $25.72      March 11,2012     $    21,862     $    43,724
Gary Haynes..............          0        0.00%         $25.72      March 11,2012     $         0     $         0

--------------------------------------------------------------------------------
    UNAUDITED FINANCIAL STATEMENTS OF GOLDEN AMERICAN LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

For the Three Months Ended March 31, 2002

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY

                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                                                  MARCH 31, 2002          DECEMBER 31, 2001
                                                                              ----------------------- ------------------------
ASSETS (Dollars in thousands, except per share data) Investments:
  Fixed maturities, available for sale, at fair value
    (cost:  2002 - $2,342,463; 2001 - $1,982,527)                                   $  2,327,405           $   1,994,913
  Equity securities, at fair value (cost: 2002 - $74; 2001 - $74)                             55                      55
  Mortgage loans on real estate                                                          222,593                 213,883
  Policy loans                                                                            15,524                  14,847
  Short-term investments                                                                  72,984                  10,021
                                                                              ----------------------- ------------------------
Total investments                                                                      2,638,561               2,233,719
Cash and cash equivalents                                                                183,037                 195,726
Reinsurance recoverable                                                                   21,846                  27,151
Reinsurance recoverable from affiliates                                                   38,400                  28,800
Due from affiliates                                                                       19,992                      20
Accrued investment income                                                                 27,214                  22,771
Deferred policy acquisition costs                                                        786,906                 709,042
Value of business acquired                                                                22,323                  20,203
Current income taxes recoverable                                                           8,623                     400
Property and equipment, less allowances for depreciation of
  $11,515 in 2002 and $10,624 in 2001                                                      9,546                  10,468
Goodwill, less accumulated amortization of $17,600 in 2002 and 2001                      151,363                 151,363
Receivable for securities sold                                                           242,758                   8,509
Other assets                                                                               4,613                   4,279
Separate account assets                                                               11,640,123              10,958,191
                                                                              ----------------------- ------------------------
Total assets                                                                         $15,795,305             $14,370,642
                                                                              ======================= ========================

LIABILITIES AND STOCKHOLDER'S EQUITY Policy liabilities and accruals:

    Future policy benefits and claims reserves                                      $  2,553,750           $   2,178,189
    Unearned revenue reserve                                                               5,994                   6,241
    Other policy claims and benefits                                                       1,237                     836
                                                                              ----------------------- ------------------------
                                                                                       2,560,981               2,185,266
Surplus notes                                                                            245,000                 245,000
Revolving note payable                                                                        --                   1,400
Due to affiliates                                                                         11,173                  25,080
Deferred income tax liability                                                             17,803                  12,612
Payable for securities purchased                                                         319,042                  36,283
Dollar roll obligations                                                                   63,257                   3,951
Other liabilities                                                                        129,612                  85,030
Separate account liabilities                                                          11,640,123              10,958,191
                                                                              ----------------------- ------------------------
                                                                                      14,986,991              13,552,813
Commitments and contingencies

Stockholder's equity:
  Preferred stock, par value $5,000 per share, authorized 50,000 shares                       --                      --
  Common stock, par value $10 per share, authorized, issued,
    and outstanding  250,000 shares                                                        2,500                   2,500
  Additional paid-in capital                                                             780,436                 780,436
  Accumulated other comprehensive income (loss)                                           (3,514)                  3,804
  Retained earnings                                                                       28,892                  31,089
                                                                              ----------------------- ------------------------
Total stockholder's equity                                                               808,314                 817,829
                                                                              ----------------------- ------------------------
Total liabilities and stockholder's equity                                           $15,795,305             $14,370,642
                                                                              ======================= ========================

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY

             CONDENSED CONSOLIDATED STATEMENTS OF INCOME(UNAUDITED)



                                                                     FOR THE THREE                FOR THE THREE
                                                                      MONTHS ENDED                 MONTHS ENDED
                                                                    MARCH 31, 2002               MARCH 31, 2001
                                                               -------------------------------------------------------
                                                                                 (Dollars in thousands)
   Revenues:
      Contract and other charges assessed against
        policyholders                                                    $ 45,044                    $ 40,857
      Management fee revenue                                                6,734                       6,131
      Net investment income                                                33,357                      19,412
      Net realized capital losses                                         (15,713)                     (1,963)
                                                               -------------------------- ----------------------------
                                                                           69,422                      64,437

   Benefits and expenses:
      Benefits:
        Interest credited and other benefits to policyholders              55,332                      42,009
      Underwriting, acquisition, and insurance expenses:
        Commissions                                                           214                         514
        Commissions - affiliates                                           64,001                      55,884
        General expenses                                                   38,761                      27,221
        Policy acquisition costs deferred                                 (61,773)                     13,419
        Amortization:
          Deferred policy acquisition costs                                   535                      16,528
          Value of business acquired                                         (669)                        492
          Goodwill (NOTE 2)                                                    --                       1,056
        Expense and charges reimbursed under modified
          coinsurance agreements                                              208                        (880)
        Expense and charges reimbursed under modified
          coinsurance agreements - affiliates                             (28,725)                   (110,705)
     Interest expense                                                       4,720                       4,743
                                                               -------------------------- ----------------------------
                                                                           72,604                      50,281
                                                               -------------------------- ----------------------------
   Income (loss) before income taxes                                       (3,182)                     14,156

   Income taxes                                                              (985)                      5,223
                                                               -------------------------- ----------------------------
   Net income (loss)                                                    $  (2,197)                  $   8,933
                                                               ========================== ============================


                             See accompanying notes.


                                                                               Accumulated Other
                                                                 Additional      Comprehensive                    Total
                                                     Common        Paid-in       Income (Loss)     Retained    Stockholder's
                                                      Stock        Capital                         Earnings       Equity
                                                   ------------ ------------- ------------------- ------------ -------------
  Balance at December 31, 2000                        $2,500       $583,640        $(4,046)         $35,043       $617,137
     Comprehensive income:
       Net loss                                           --             --             --           (3,954)        (3,954)
       Change in net unrealized investment
         gains                                            --             --          7,850               --          7,850
                                                                                                               -------------
     Comprehensive income                                                                                            3,896
     Contribution of capital                              --        196,796             --               --        196,796
                                                   ------------ ------------- ------------------- ------------ -------------
  Balance at December 31, 2001                        $2,500       $780,436         $3,804          $31,089       $817,829
     Comprehensive income:
       Net loss                                           --             --             --           (2,197)        (2,197)
       Change in net unrealized investment
         losses                                           --             --         (7,318)              --         (7,318)
                                                                                                               -------------
     Comprehensive loss                                                                                             (9,515)
                                                   ------------ ------------- ------------------- ------------ -------------
  Balance at March 31, 2002                           $2,500       $780,436        $(3,514)         $28,892       $808,314
                                                   ============ ============= =================== ============ =============

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                 For the Three            For the Three
                                                                                  Months Ended             Months Ended
                                                                                March 31, 2002           March 31, 2001
                                                                            ----------------------- -------------------------
                                                                                           (Dollars in thousands)

NET CASH PROVIDED BY OPERATING ACTIVITIES                                              $127,400                $107,617

INVESTING ACTIVITIES Proceeds from sales of investments:

   Fixed maturities - available for sale                                              1,275,674                  64,361

Investment maturities, repayments or collections:

   Fixed maturities - available for sale                                                 49,297                  24,355
   Mortgage loans on real estate                                                          3,614                     886
                                                                            ----------------------- -------------------------
                                                                                         52,911                  25,241
Acquisition of investments:
   Fixed maturities - available for sale                                             (1,700,768)               (406,749)
   Mortgage loans on real estate                                                        (12,398)                     --
   Policy loans - net                                                                      (562)                   (172)
   Short-term investments - net                                                         (62,963)                     --
                                                                            ----------------------- -------------------------
                                                                                     (1,776,691)               (406,921)
Net sale of property and equipment                                                           63                     111
                                                                            ----------------------- -------------------------
Net cash used in investing activities                                                  (448,043)               (317,208)

FINANCING ACTIVITIES

Proceeds from reciprocal loan agreement borrowings                                        8,500                  29,300
Repayment of reciprocal loan agreement borrowings                                        (8,500)                (29,300)
Proceeds from revolving note payable                                                     (1,400)                  1,400
Investment contract deposits                                                            671,367                 444,841
Investment contract withdrawals                                                         (36,269)                (34,220)
Investment contract transfers                                                          (325,744)               (176,098)
                                                                            ----------------------- -------------------------
Net cash provided by financing activities                                               307,954                 235,923
                                                                            ----------------------- -------------------------

Increase (decrease) in cash and cash equivalents                                        (12,689)                 26,332

Cash and cash equivalents at beginning of period                                        195,726                 164,682
                                                                            ----------------------- -------------------------

Cash and cash equivalents at end of period                                             $183,037                $191,014



                             See accompanying notes.

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (UNAUDITED)(CONTINUED)

                                 March 31, 2002

 1.   BASIS OF PRESENTATION

----------------------------------------

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These interim financial statements necessarily rely heavily on estimates, including assumptions as to annualized tax rates. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All adjustments were of a normal recurring nature, unless otherwise noted in Management's Discussion and Analysis and the Notes to Financial Statements. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

These financial statements should be read in conjunction with the financial statements and related footnotes included in the Golden American Life Insurance Company's annual report on Form 10-K for the year ended December 31, 2001.

ORGANIZATION

Golden American is a wholly owned subsidiary of Equitable Life Insurance Company of Iowa ("Equitable Life" or the "Parent"). Equitable Life is a wholly owned subsidiary of Equitable of Iowa Companies, Inc. (EIC), which is an indirect wholly owned subsidiary of ING Groep N.V., a global financial services holding company based in The Netherlands.

CONSOLIDATION

The consolidated financial statements include Golden American Life Insurance Company ("Golden American") and its former wholly owned subsidiary, First Golden American Life Insurance Company of New York ("First Golden," and collectively with Golden American, the "Companies"). All significant intercompany accounts and transactions have been eliminated. As of April 1, 2002, First Golden was merged into Reliastar Life Insurance Company of New York ("RLNY").

STATUTORY

The net loss for Golden American as determined in accordance with statutory accounting practices was $28.7 million and $77.3 million for the three months ended March 31, 2002 and 2001, respectively. Total statutory capital and surplus was $296.9 million at March 31, 2002 and $451.6 million at December 31, 2001.

RECLASSIFICATIONS

Certain reclassifications have been made to the 2001 information to conform to the 2002 financial statement presentation.

 2.   NEW ACCOUNTING STANDARDS
-------------------------------

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. Under the new standards, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets are still amortized over their estimated useful lives.

The Companies adopted the new standards effective January 1, 2002. Application of the nonamortization provisions of the new standards resulted in an increase in net income of $1.1 million for the three months ended March 31, 2002; however, the Companies are still evaluating the impact of the adoption of these standards. The Companies are performing the first of the required impairment tests for goodwill as of January 1, 2002 and will complete this calculation as required by June 30, 2002. The Companies have not yet determined the effect of adoption on their financial position and results of operations.

Had the Companies been accounting for goodwill under SFAS No. 142 for all periods presented, the Companies' net income would have been as follows:

                                                 FOR THE THREE MONTHS
                                                 ENDED MARCH 31, 2001
                                                    (IN THOUSANDS)

   ------------------------------------------- -------------------------

   Reported net income                                   $8,933
   Add back goodwill amortization                         1,056
                                               -------------------------
   Adjusted net income                                   $9,989
                                               =========================


 3.   INVESTMENTS
------------------

Investment Valuation Analysis: The Companies analyze the investment portfolio at least quarterly in order to determine if the carrying value of any investment has been impaired. The carrying value of debt and equity securities is written down to fair value by a charge to realized losses when impairment in value appears to be other than temporary. During the first quarter of 2002, Golden American determined that the carrying value of seven bonds exceeded their estimated net realizable value. As a result, at March 31, 2002, Golden American recognized a total pre-tax loss of $447,000 to reduce the carrying value of the bonds to their combined net realizable value of $557,000. During the first quarter of 2001, Golden American determined that the carrying value of three bonds exceeded their estimated net realizable value. As a result, at March 31, 2001, Golden American recognized a total pre-tax loss of $679,000 to reduce the carrying value of the bonds to their combined net realizable value of $389,000.

Dollar Roll Agreements: In 2001, the Companies began entering into dollar roll agreements to increase the return on investments and improve liquidity. These transactions involve a sale of securities by the Companies and an agreement to repurchase substantially the same securities as those sold, typically within one month. The dollar roll agreements are accounted for as short-term collateralized financings. The repurchase obligations totalled $63.3 million and $4.0 million at March 31, 2002 and December 31, 2001, respectively. Such borrowings were collaterized by investment securities with fair values approximately equal to loan value. The primary risk associated with short-term collaterized borrowings is that the counterparty will be unable to perform under the terms of the contract. The Companies' exposure is limited to the excess of the net replacement cost of the securities over the value of the short-term investments, an amount that was not material at March 31, 2002 and December 31, 2001. The Companies believe the counterparties to dollar roll agreements are financially responsible and that the counterparty risk is minimal.

 4.   DERIVATIVE INSTRUMENTS
-----------------------------

The Companies may from time to time utilize various derivative instruments to manage interest rate and price risk (collectively, market risk). The Companies have appropriate controls in place, and financial exposures are monitored and managed by the Companies as an integral part of their overall risk management program. Derivatives are recognized on the balance sheet at their fair value. At March 31, 2002, the Companies did not utilize any such derivatives. The estimated fair values and carrying amounts of the Companies' embedded derivatives at March 31, 2002 were $3.6 million ($3.1 million at December 31,
2001) on a direct basis, before reinsurance, and $0, net of reinsurance ($0 at December 31, 2001).

The fair value of these instruments was estimated based on quoted market prices, dealer quotations or internal estimates.

 5.   RELATED PARTY TRANSACTIONS
---------------------------------

Operating Agreements: Directed Services, Inc. ("DSI"), an affiliate, acts as the principal underwriter (as defined in the Securities Act of 1933 and the Investment Company Act of 1940, as amended) and distributor of the variable insurance products issued by the Companies. DSI is authorized to enter into agreements with broker/dealers to distribute the Companies' variable products and appoint representatives of the broker/dealers as agents. The Companies paid commissions to DSI totaling $64.0 million and $55.9 million for the quarters ended March 31, 2002 and 2001, respectively. Golden American provides certain managerial and supervisory services to DSI. The fee paid by DSI for these services is calculated as a percentage of average assets in the variable separate accounts. For the quarters ended March 31, 2002 and 2001, the fee was $6.3 million and $5.7 million, respectively.

Golden American has expense sharing agreements with certain of its affiliates. Golden American has an expense sharing agreement with ING America Insurance Holdings, Inc. ("ING AIH") for administrative, management, financial, and information technology services. Under these agreements with ING AIH, Golden American incurred expenses of $13.2 million for the quarter ended March 31, 2002 ($10.8 million for the quarter ended March 31, 2001).

Golden America has an expense sharing agreement with ING Life Insurance and Annuity Company ("ILIAC") for administrative, management, training, customer service, information technology, and distribution services. Under this agreement with ILIAC, Golden American's general expenses were reduced by a net amount of $6.0 million for the quarter ended March 31, 2002 ($0 for the quarter ended March 31, 2001).

For the quarter ended March 31, 2002, the Companies received premiums, net of reinsurance, for variable products sold through eight affiliates, Locust Street Securities, Inc., Vestax Securities Corporation, DSI, Multi-Financial Securities Corporation, IFG Network Securities, Inc., Washington Square Securities, Inc., PrimeVest Financial Services, Inc., and Compulife Investor Services, Inc. of $23.9 million, $8.6 million, $0.6 million, $8.0 million, $5.8 million, $44.8 million, $27.0 million and $0.0, respectively ($9.4 million, $3.8 million, $0.1 million, $3.1 million, $1.6 million, $7.3 million, $3.1 million and $1.5 million, respectively, for the same period of 2001).

Modified Coinsurance Agreement: On June 30, 2000, effective January 1, 2000, Golden American entered into a modified coinsurance agreement with Equitable Life, an affiliate, covering a considerable portion of Golden American's variable annuities issued on or after January 1, 2000, excluding those with an interest rate guarantee. The financial statements are presented net of the effects of the agreement.

Under this agreement, Golden American received a net reimbursement of expenses and charges of $28.7 million in the first quarter of 2002 ($110.7 million in the first quarter of 2001). This was offset by decreased deferred acquisition costs of $38.2 million ($108.1 million in the first quarter of 2001). At March 31, 2002, Golden American had a receivable from Equitable Life of $20.2 million due to the timing of the cash settlement for the modified coinsurance agreement. As of December 31, 2001, Golden American had a payable to Equitable Life of $22.6 million under the agreement due to the overpayment by Equitable Life of the cash settlement for the modified coinsurance agreement. Reinsurance Agreement Covering Minimum Guaranteed Benefits: On December 28, 2000, Golden American entered into a reinsurance agreement with Security Life of Denver International Limited ("SLDI"), an affiliate, covering variable annuity minimum guaranteed death benefits and minimum guaranteed living benefits of variable annuities issued on or after January 1, 2000. An irrevocable letter of credit was obtained through Bank of New York in the amount of $25.0 million related to this agreement. Effective December 24, 2001, the letter of credit amount was revised to $70 million, and effective March 29, 2002, the letter of credit amount was revised to $75 million. Under this agreement, Golden American recorded a reinsurance recoverable of $38.4 million at March 31, 2002, and $28.8 million at December 31, 2001.

 6.   COMMITMENTS AND CONTINGENCIES
------------------------------------

Reinsurance: Golden American remains liable to the extent its reinsurers do not meet their obligations under the reinsurance agreements. At March 31, 2002 and December 31, 2001, the Companies had net receivables of $60.2 million and $56.0 million, respectively, for reinsurance claims, reserve credits, or other receivables from these reinsurers. At March 31, 2002 and December 31, 2001, respectively, these net receivables were comprised of $2.8 million and $7.8 million, respectively, for claims recoverable from reinsurers, $3.7 million and $3.4 million, respectively, for a payable for reinsurance premiums, $38.4 million and $28.8 million, respectively, for reserve credits, and $22.7 million and $22.7 million, respectively, for reinsured surrenders and allowances due from an unaffiliated reinsurer. Included in the accompanying financial statements, excluding the modified coinsurance agreements, are net considerations to reinsurers of $13.4 million for the first quarter of 2002 compared to $6.7 million for the same period in 2001. Also included in the accompanying financial statements are net policy benefits recoveries of $10.1 in the first quarter of 2002 compared to $3.4 million for same period in 2001.

Under the modified coinsurance agreement which Golden American has with Equitable Life, disclosed in NOTE 5, Golden American received a total settlement of $28.7 million pertaining to the first quarter of 2002 ($110.7 million in the first quarter of 2001). The carrying value of the separate account liabilities covered under this agreement represent 32.5% of total separate account liabilities outstanding at March 31, 2002 (31.9% at December 31, 2001). Golden American remains liable to the extent Equitable Life does not meet its obligations under the agreement. The accompanying financial statements are presented net of the effects of the agreement.

Investment Commitments: At March 31, 2002 and December 31, 2001, outstanding commitments to fund mortgage loans totaled $1.0 million and $3.2 million, respectively. At March 31, 2002 and December 31, 2001, outstanding commitments to fund fixed maturities totaled $10.6 million and $22.0 million, respectively.

Litigation: The Companies, like other insurance companies, may be named or otherwise involved in lawsuits, including class action lawsuits and arbitrations. In some class action and other actions involving insurers, substantial damages have been sought and/or material settlement or award payments have been made. The Companies currently believe no pending or threatened lawsuits or actions exist that are reasonably likely to have a material adverse impact on the Companies. Vulnerability from Concentrations: The Companies have various concentrations in the investment portfolio. As of March 31, 2002, the Companies had 2 investments (other than bonds issued by agencies of the United States government) exceeding ten percent of stockholder's equity. The Companies' asset growth, net investment income, and cash flow are primarily generated from the sale of variable insurance products and associated future policy benefits and separate account liabilities. Substantial changes in tax laws that would make these products less attractive to consumers and extreme fluctuations in interest rates or stock market returns, which may result in higher lapse experience than assumed, could cause a severe impact on the Companies' financial condition. The Premium Plus product generated 27% of the Companies' sales during the first quarter of 2002 (50% in the same period of 2001).

 7.   SUBSEQUENT EVENT:  MERGER OF FIRST GOLDEN INTO RLNY
-----------------------------------------------------------

On April 1, 2002, First Golden was merged into RLNY. ReliaStar Life Insurance Company ("ReliaStar"), the parent of Security-Connecticut Life Insurance Company ("Security-Connecticut"), who in turn is the parent of RLNY, paid to Golden American the preliminary merger consideration of $27.7 million in exchange for 100% of the shares of First Golden. ReliaStar contributed First Golden to Security-Connecticut who in turn contributed First Golden to RLNY. The final merger consideration of First Golden will be the fair market value as determined by the first quarter statutory financial statement and will be recorded in the second quarter of 2002. Approval for the merger was obtained from the Insurance Departments of the States of New York and Delaware.

--------------------------------------------------------------------------------
         FINANCIAL STATEMENTS OF GOLDEN AMERICAN LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder
Golden American Life Insurance Company

We have audited the accompanying consolidated balance sheets of Golden American Life Insurance Company as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Golden American Life Insurance Company at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                             /s/ Ernst & Young LLP

Atlanta, Georgia
March 15, 2002

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                           CONSOLIDATED BALANCE SHEETS

                  (Dollars in thousands, except per share date)

                                                                        DECEMBER 31,  DECEMBER 31,
                                                                           2001          2000
                                                                        -------------------------
ASSETS
 Investments:
   Fixed maturities, available for sale, at fair value
     (cost: 2001 - $1,982,527; 2000 - $798,751) .....................   $ 1,994,913   $   792,578
   Equity securities, at fair value (cost: 2001 - $74; 2000 - $8,611)            55         6,791
   Mortgage loans on real estate ....................................       213,883        99,916
   Policy loans .....................................................        14,847        13,323
   Short-term investments ...........................................        10,021         5,300
                                                                        -------------------------
Total investments ...................................................     2,233,719       917,908

Cash and cash equivalents ...........................................       195,726       164,682

Reinsurance recoverable .............................................        27,151        19,331

Reinsurance recoverable from affiliates .............................        28,800        14,642

Due from affiliates .................................................            20        38,786

Accrued investment income ...........................................        22,771         9,606

Deferred policy acquisition costs ...................................       709,042       635,147

Value of purchased insurance in force ...............................        20,203        25,942

Current income taxes recoverable ....................................           400           511

Property and equipment, less allowances for depreciation
   of $10,624 in 2001 and $5,638 in 2000 ............................        10,468        14,404

Goodwill, less accumulated amortization of $17,600 in 2001
   and $13,376 in 2000 ..............................................       151,363       155,587

Other assets ........................................................        12,788        32,019

Separate account assets .............................................    10,958,191     9,831,489
                                                                        -------------------------
Total assets ........................................................   $14,370,642   $11,860,054
                                                                        =========================

See accompanying notes.

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                           CONSOLIDATED BALANCE SHEETS-(Continued)

                  (Dollars in thousands, except per share data)

                                                             DECEMBER 31,   DECEMBER 31,
                                                                 2001           2000
                                                             ---------------------------
LIABILITIES AND STOCKHOLDER'S EQUITY
Policy liabilities and accruals:
   Future policy benefits:
     Annuity and interest sensitive life products ........   $  2,178,189   $  1,062,891
     Unearned revenue reserve ............................          6,241          6,817
   Other policy claims and benefits ......................            836             82
                                                             ---------------------------
                                                                2,185,266      1,069,790

Surplus notes ............................................        245,000        245,000
Revolving note payable ...................................          1,400             --
Due to affiliates ........................................         25,080         19,887
Deferred income tax liability ............................         12,612          7,377
Other liabilities ........................................        125,264         69,374
Separate account liabilities .............................     10,958,191      9,831,489
                                                             ---------------------------
                                                               13,552,813     11,242,917

Commitments and contingencies

Stockholder's equity:
   Preferred Stock, par value $5,000 per share, authorized
     50,000 shares .......................................             --             --
   Common stock, par value $10 per share, authorized,
     issued, and outstanding 250,000 shares ..............          2,500          2,500
   Additional paid-in capital ............................        780,436        583,640
   Accumulated other comprehensive gain (loss) ...........          3,804         (4,046)
   Retained earnings .....................................         31,089         35,043
                                                             ---------------------------
Total stockholder's equity ...............................        817,829        617,137
                                                             ---------------------------
Total liabilities and stockholder's equity ...............   $ 14,370,642   $ 11,860,054
                                                             ===========================

See accompanying notes.

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (Dollars in thousands)

YEAR ENDED DECEMBER 31                                              2001         2000         1999
                                                                 -----------------------------------
REVENUES:
   Annuity and interest sensitive life product charges .......   $ 163,805    $ 144,877    $  82,935
   Management fee revenue ....................................      25,079       22,982       11,133
   Net investment income .....................................      94,396       64,140       59,169
   Realized losses on  investments ...........................      (6,470)      (6,554)      (2,923)
                                                                 -----------------------------------
                                                                   276,810      225,445      150,314

Insurance benefits and expenses:
   Annuity and interest sensitive life benefits:
     Interest credited to account balances ...................     191,885      183,003      175,257
     Guaranteed benefits reserve change ......................      14,015       12,085           --
     Benefit claims incurred in excess of account balances ...       3,182        4,943        6,370
   Underwriting, acquisition, and insurance expenses:
     Commissions .............................................       2,686        4,836        6,847
     Commissions-- affiliates ................................     229,726      208,883      181,536
     General expenses ........................................     113,259       84,936       60,205
     Insurance taxes, state licenses, and fees ...............       6,610        4,528        3,976
     Policy acquisition costs deferred .......................    (128,249)    (168,444)    (346,396)
     Amortization:
      Deferred policy acquisition costs ......................      45,229       55,154       33,119
      Value of purchased insurance in force ..................       4,403        4,801        6,238
      Goodwill ...............................................       4,224        4,224        4,224
    Expenses and charges reimbursed under modified coinsurance
     agreements ..............................................      (1,085)      (7,030)      (9,247)
    Expenses and charges reimbursed under modified coinsurance
     agreements - affiliates .................................    (224,549)    (218,757)          --
                                                                 -----------------------------------
                                                                   261,336      173,162      122,129

Interest expense .............................................      19,252       19,867        8,894
                                                                 -----------------------------------
                                                                   280,588      193,029      131,023
                                                                 -----------------------------------
Income (loss) before income taxes ............................      (3,778)      32,416       19,291

Income taxes .................................................         176       13,236        8,077
                                                                 -----------------------------------

Net income (loss) ............................................   $  (3,954)   $  19,180    $  11,214
                                                                 ===================================

See accompanying notes.

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                             (Dollars in thousands)

                                                                           Accumulated
                                                              Additional      Other                     Total
                                                    Common      Paid-in   Comprehensive   Retained  Stockholder's
                                                     Stock      Capital   Income (Loss)   Earnings     Equity
                                                  -------------------------------------------------------------
Balance at December 31, 1998 ..................   $   2,500    $ 347,640    $    (895)   $   4,649    $ 353,894
   Comprehensive income:
     Net income ...............................          --           --           --       11,214       11,214
     Change in net unrealized
      investment losses .......................          --           --       (8,259)          --       (8,259)
                                                                                                      ---------
   Comprehensive income .......................                                                           2,955
   Contribution of capital ....................          --      121,000           --           --      121,000
                                                  -------------------------------------------------------------
Balance at December 31, 1999 ..................   $   2,500    $ 468,640    $  (9,154)   $  15,863    $ 477,849
   Comprehensive income:
     Net income ...............................          --           --           --       19,180       19,180
     Change in net unrealized
      investment gains ........................          --           --        5,108           --        5,108
                                                                                                      ---------
   Comprehensive income .......................                                                          24,288
   Contribution of capital ....................          --      115,000           --           --      115,000
                                                  -------------------------------------------------------------
Balance at December 31, 2000 ..................   $   2,500    $ 583,640    $  (4,046)   $  35,043    $ 617,137
   Comprehensive income:
     Net loss .................................          --           --           --       (3,954)      (3,954)
     Change in net unrealized
      investment gains ........................          --           --        7,850           --        7,850
                                                                                                      ---------
   Comprehensive income .......................                                                           3,896
   Contribution of capital ....................          --      196,796           --           --      196,796
                                                  -------------------------------------------------------------
Balance at December 31, 2001 ..................   $   2,500    $ 780,436    $   3,804    $  31,089    $ 817,829
                                                  =============================================================

See accompanying notes.

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)

YEAR ENDED DECEMBER 31                                         2001           2000           1999
                                                           -----------------------------------------
OPERATING ACTIVITIES
Net income (loss) ......................................   $    (3,954)   $    19,180    $    11,214
Adjustments to reconcile net income to net cash
  provided by (used in) operations:
   Adjustments related to annuity and
     interest sensitive life products:
     Interest credited and other charges on
       interest sensitive products .....................       191,885        183,003        175,257
     Charges for mortality and administration ..........          (341)          (313)           524
     Change in unearned revenues .......................          (576)           517          2,460
   Increase in policy liabilities and accruals .........           754             74              8
   Increase in guaranteed benefits reserve .............        28,173         26,727             --
   Decrease (increase) in accrued investment income ....       (13,165)         1,592         (1,553)
   Policy acquisition costs deferred ...................      (128,249)      (168,444)      (346,396)
   Amortization of deferred policy acquisition costs ...        45,229         55,154         33,119
   Amortization of value of purchased
     insurance in force ................................         4,403          4,801          6,238
   Change in other assets, due to/from affiliates, other
     liabilities, and accrued income taxes .............       108,578        (78,482)        24,845
   Provision for depreciation and amortization .........         1,341          9,062          9,296
   Provision for deferred income taxes .................          (606)        13,282          8,077
   Realized losses on investments ......................         6,470          6,554          2,923
                                                           -----------------------------------------
Net cash provided by (used in) operating activities ....       239,942         72,707        (73,988)
                                                           -----------------------------------------

INVESTING ACTIVITIES
Sale, maturity, or repayment of investments:
   Fixed maturities - available for sale ...............       880,688        205,136        220,547
   Mortgage loans on real estate .......................       135,996         12,701          6,572
   Equity securities ...................................         6,956          6,128             --
   Policy loans - net ..................................            --            834             --
   Short-term investments - net ........................            --             --            980
                                                           -----------------------------------------
                                                             1,023,640        224,799        228,099
Acquisition of investments:
   Fixed maturities - available for sale ...............    (2,070,849)      (154,028)      (344,587)
   Equity securities ...................................           (40)            --             --
   Mortgage loans on real estate .......................      (250,314)       (12,887)        (9,659)
   Policy loans - net ..................................        (1,524)            --         (2,385)
   Short-term investments - net ........................        (4,721)        (5,300)            --
                                                           -----------------------------------------
                                                            (2,327,448)      (172,215)      (356,631)
Issuance of reciprocal loan agreement receivables ......            --        (16,900)            --
Receipt of repayment of reciprocal loan agreement
  receivables ..........................................            --         16,900             --
Net sale (purchase) of property and equipment ..........         1,248         (3,285)        (8,968)
                                                           -----------------------------------------
Net cash provided by (used in) investing activities ....    (1,302,560)        49,299       (137,500)

See accompanying notes.


                                       27

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)

                             (Dollars in thousands)

YEAR ENDED DECEMBER 31                                         2001           2000           1999
                                                           -----------------------------------------
FINANCING ACTIVITIES
Proceeds from reciprocal loan agreement
   borrowings with affiliates ..........................   $    69,300    $   178,900    $   396,350
Repayment of reciprocal loan agreement
   borrowings with affiliates ..........................       (69,300)      (178,900)      (396,350)
Proceeds from revolving note payable ...................         3,078         67,200        220,295
Repayment of revolving note payable ....................        (1,678)       (68,600)      (218,895)
Proceeds from surplus note with affiliates .............            --             --        160,000
Receipts from annuity and interest
   sensitive life policies credited to
   account balances ....................................     1,933,148        801,793        773,685
Return of account balances on annuity
   and interest sensitive life policies ................      (134,787)      (141,440)      (146,607)
Net reallocations to separate accounts .................      (902,895)      (825,848)      (650,270)
Contributions of capital by EIC ........................       196,796        115,000        121,000
                                                           -----------------------------------------
Net cash provided by (used in) financing activities ....     1,093,662        (51,895)       259,208
                                                           -----------------------------------------

Increase in cash and cash equivalents ..................        31,044         70,111         47,720
Cash and cash equivalents at
   beginning of period .................................       164,682         94,571         46,851
                                                           -----------------------------------------
Cash and cash equivalents at
   end of period .......................................   $   195,726    $   164,682    $    94,571
                                                           =========================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION
Cash paid during the period for:
   Interest ............................................   $    14,955    $    22,444    $     6,392
   Income taxes ........................................            --            957             --

See accompanying notes.

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 2001

1.   SIGNIFICANT ACCOUNTING POLICIES
------------------------------------

CONSOLIDATION
The consolidated financial statements include Golden American Life Insurance Company ("Golden American") and its wholly owned subsidiary, First Golden American Life Insurance Company of New York ("First Golden," and collectively with Golden American, the "Companies"). All significant intercompany accounts and transactions have been eliminated.

ORGANIZATION
Golden American, a wholly owned subsidiary of Equitable Life Insurance Company of Iowa ("Equitable Life" or the "Parent"), offers variable insurance products and is licensed as a life insurance company in the District of Columbia and all states except New York. Equitable Life is a wholly owned subsidiary of Equitable of Iowa Companies, Inc. (EIC). First Golden is licensed to sell insurance products in New York and Delaware. The Companies' variable and fixed insurance products are marketed by broker/dealers, financial institutions, and insurance agents. The Companies' primary customers are consumers and corporations.

On December 3, 2001, the Board of Directors of EIC approved a plan to contribute its holding of 100% of the stock of its wholly owned subsidiary, Golden American to another wholly owned subsidiary, Equitable Life. The contribution of stock occurred on December 31, 2001, following approval granted by the Insurance Department of the State of Delaware.

On October 24, 1997 ("the merger date"), PFHI Holding, Inc. ("PFHI"), a Delaware corporation, acquired all of the outstanding capital stock of Equitable of Iowa Companies ("Equitable") according to the terms of an Agreement and Plan of Merger ("the merger") dated July 7, 1997 among Equitable, PFHI, and ING Groep N.V. ("ING"). PFHI is a wholly owned subsidiary of ING, a global financial services holding company based in The Netherlands. As a result of this transaction, Equitable was merged into PFHI, which was simultaneously renamed Equitable of Iowa Companies, Inc., a Delaware corporation.

INVESTMENTS
Fixed Maturities: The Companies account for their investments under the Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires fixed maturities to be designated as either "available for sale," "held for investment," or "trading." Sales of fixed maturities designated as "available for sale" are not restricted by SFAS No. 115. Available for sale securities are reported at fair value and unrealized gains and losses on these securities are included directly in stockholder's equity, after adjustment for related changes in value of purchased insurance in force ("VPIF"), deferred policy acquisition costs ("DPAC"), and deferred income taxes. At December 31, 2001 and 2000, all of the Companies' fixed maturities are designated as available for sale, although the Companies are not precluded from designating fixed maturities as held for investment or trading at some future date.

Securities determined to have a decline in value that is other than temporary are written down to estimated fair value, which becomes the new cost basis by a charge to realized losses in the Companies' Statements of Operations. Premiums and discounts are amortized/accrued utilizing a method which results in a constant yield over the securities' expected lives. Amortization/accrual of premiums and discounts on mortgage and other asset-backed securities incorporates a prepayment assumption to estimate the securities' expected lives.

Equity Securities: Equity securities are reported at estimated fair value if readily marketable. The change in unrealized appreciation and depreciation of marketable equity securities (net of related deferred income taxes, if any) is included directly in stockholder's equity. Equity securities determined to have a decline in value that is other than temporary are written down to estimated fair value, which becomes the new cost basis by a charge to realized losses in the Companies' Statements of Operations.

Mortgage Loans on Real Estate: Mortgage loans on real estate are reported at cost adjusted for amortization of premiums and accrual of discounts. If the value of any mortgage loan is determined to be impaired (i.e., when it is probable the Companies will be unable to collect all amounts due according to the contractual terms of the loan agreement), the carrying value of the mortgage loan is reduced to the present value of expected future cash flows from the loan discounted at the loan's effective interest rate, or to the loan's observable market price, or the fair value of the underlying collateral. The carrying value of impaired loans is reduced by the establishment of a valuation allowance, which is adjusted at each reporting date for significant changes in the calculated value of the loan. Changes in this valuation allowance are charged or credited to income.

Other Investments: Policy loans are reported at unpaid principal. Short-term investments are reported at cost, adjusted for amortization of premiums and accrual of discounts.

Realized Gains and Losses: Realized gains and losses are determined on the basis of specific identification.

Fair Values: Estimated fair values, as reported herein, of conventional mortgage-backed securities not actively traded in a liquid market are estimated using a third party pricing process. This pricing process uses a matrix calculation assuming a spread over U.S. Treasury bonds based upon the expected average lives of the securities. Estimated fair values of publicly traded fixed maturities are reported by an independent pricing service. Fair values of private placement bonds are estimated using a matrix that assumes a spread (based on interest rates and a risk assessment of the bonds) over U.S. Treasury bonds. Estimated fair values of equity securities, which consist of the Companies' investment in its registered separate accounts, are based upon the quoted fair value of the securities comprising the individual portfolios underlying the separate accounts.

Accounting for Derivative Instruments and Hedging Activities: The Companies may from time to time utilize various derivative instruments to manage interest rate and price risk (collectively, market risk). The Companies have appropriate controls in place, and financial exposures are monitored and managed by the Companies as an integral part of their overall risk management program. Derivatives are recognized on the balance sheet at their fair value.

The change in a derivative's fair value is generally to be recognized in current period earnings, unless the derivative is specifically designated as a hedge of an exposure. If certain conditions are met, a derivative may be specifically designated as a hedge of an exposure to changes in fair value, variability of cash flows, or certain foreign currency exposures. When designated as a hedge, the fair value should be recognized currently in earnings or other comprehensive income, depending on whether such designation is considered a fair value hedge or a cash flow hedge. With respect to fair value hedges, the fair value of the derivative, as well as changes in the fair value of the hedged item, are reported in earnings. For cash flow hedges, changes in the derivatives' fair value are reported in other comprehensive income and subsequently reclassified into earnings when the hedged item affects earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

The Companies occasionally purchase a financial instrument that contains a derivative that is "embedded" in the instrument. The Companies' insurance products are also reviewed to determine whether they contain an embedded derivative. The Companies assess whether the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the financial instrument or insurance product (i.e., the host contract) and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When it is determined that the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and that a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract and carried at fair value. In cases where the host contract is measured at fair value, with changes in fair value reported in current period earnings, or the Companies are unable to reliably identify and measure the embedded derivative for separation from its host contract, the entire contract is carried on the balance sheet at fair value and is not designated as a hedging instrument.

CASH AND CASH EQUIVALENTS
For purposes of the accompanying Statements of Cash Flows, the Companies consider all demand deposits and interest-bearing accounts not related to the investment function to be cash equivalents. All interest-bearing accounts classified as cash equivalents have original maturities of three months or less.

DEFERRED POLICY ACQUISITION COSTS
Certain costs of acquiring new insurance business, principally first year commissions and interest bonuses, premium credit, and other expenses related to the production of new business have been deferred. Other expenses related to the production of new business that were deferred totaled $28.3 million during 2001, $16.3 million during 2000, and $29.6 million during 1999. Acquisition costs for variable insurance products are being amortized generally in proportion to the present value (using the assumed crediting rate) of expected future gross profits. This amortization is adjusted retrospectively when the Companies revise their estimate of current or future gross profits to be realized from a group of products. DPAC is adjusted to reflect the pro forma impact of unrealized gains and losses on fixed maturities the Companies have designated as "available for sale" under SFAS No. 115.

VALUE OF PURCHASED INSURANCE IN FORCE
As a result of the merger, a portion of the purchase price was allocated to the right to receive future cash flows from existing insurance contracts. This allocated cost represents VPIF, which reflects the value of those purchased policies calculated by discounting actuarially determined expected future cash flows at the discount rate determined by the purchaser. Amortization of VPIF is charged to expense in proportion to expected gross profits of the underlying business. This amortization is adjusted retrospectively when the Companies revise the estimate of current or future gross profits to be realized from the insurance contracts acquired. VPIF is adjusted to reflect the pro forma impact of unrealized gains and losses on available for sale fixed maturities.

PROPERTY AND EQUIPMENT
Property and equipment primarily represent leasehold improvements, office furniture, certain other equipment, and capitalized computer software and are not considered to be significant to the Companies' overall operations. Property and equipment are reported at cost less allowances for depreciation. Depreciation expense is computed primarily on the basis of the straight-line method over the estimated useful lives of the assets.

GOODWILL
Goodwill was established as a result of the merger and is being amortized over 40 years on a straight-line basis.

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. For additional information, refer to the Pending Accounting Standards disclosure in Note 1.

FUTURE POLICY BENEFITS
Future policy benefits for divisions of the variable products with fixed interest guarantees are established utilizing the retrospective deposit accounting method. Policy reserves represent the premiums received plus accumulated interest, less mortality and administration charges. Interest credited to these policies ranged from 3.00% to 12.00% during 2001, 3.00% to 14.00% during 2000 and 3.00% to 11.00% during 1999. The unearned revenue reserve represents unearned distribution fees. These distribution fees have been deferred and are amortized over the life of the contracts in proportion to expected gross profits.

SEPARATE ACCOUNTS
Assets and liabilities of the separate accounts reported in the accompanying Balance Sheets represent funds separately administered principally for variable contracts. Contractholders, rather than the Companies, bear the investment risk for variable products. At the direction of the contractholders, the separate accounts invest the premiums from the sale of variable products in shares of specified mutual funds. The assets and liabilities of the separate accounts are clearly identified and segregated from other assets and liabilities of the Companies. Under Delaware insurance law, the portion of the separate account assets equal to the reserves and other liabilities of variable contracts cannot be charged with liabilities arising out of any other business the Companies may conduct.

Variable separate account assets are carried at fair value of the underlying investments and generally represent contractholder investment values maintained in the accounts. Variable separate account liabilities represent account balances for the variable contracts invested in the separate accounts; the fair value of these liabilities is equal to their carrying amount. Net investment income and realized and unrealized capital gains and losses related to separate account assets are not reflected in the accompanying Statements of Operations.

Product charges recorded by the Companies from variable insurance products consist of charges applicable to each contract for mortality and expense risk, cost of insurance, contract administration, and surrender charges. In addition, some variable annuity and all variable life contracts provide for a distribution fee collected for a limited number of years after each premium deposit. Revenue recognition of collected distribution fees is amortized over the life of the contract in proportion to its expected gross profits. The balance of unrecognized revenue related to the distribution fees is reported as an unearned revenue reserve.

DEFERRED INCOME TAXES
Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred tax assets or liabilities are adjusted to reflect the pro forma impact of unrealized gains and losses on equity securities and fixed maturities the Companies have designated as available for sale under SFAS No. 115. Changes in deferred tax assets or liabilities resulting from this SFAS No. 115 adjustment are charged or credited directly to stockholder's equity. Deferred income tax expenses or credits reflected in the Companies' Statements of Operations are based on the changes in the deferred tax asset or liability from period to period (excluding the SFAS No. 115 adjustment).

DIVIDEND RESTRICTIONS
Golden American's ability to pay dividends to its Parent is restricted. Prior approval of insurance regulatory authorities is required for payment of dividends to the stockholder which exceed an annual limit. During 2002, Golden American cannot pay dividends to its Parent without prior approval of statutory authorities. Under the provisions of the insurance laws of the State of New York, First Golden cannot distribute any dividends to its stockholder, Golden American, unless a notice of its intent to declare a dividend and the amount of the dividend has been filed with the New York Insurance Department at least thirty days in advance of the proposed declaration. If the Superintendent of the New York Insurance Department finds the financial condition of First Golden does not warrant the distribution, the Superintendent may disapprove the distribution by giving written notice to First Golden within thirty days after the filing.

SEGMENT REPORTING
The Companies manage their business as one segment, the sale of variable and fixed insurance products designed to meet customer needs for tax-advantaged saving for retirement and protection from death. Variable insurance products are sold to consumers and corporations throughout the United States.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions affecting the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Management is required to utilize historical experience and assumptions about future events and circumstances in order to develop estimates of material reported amounts and disclosures. Included among the material (or potentially material) reported amounts and disclosures that require extensive use of estimates and assumptions are: (1) estimates of fair values of investments in securities and other financial instruments, as well as fair values of policyholder liabilities, (2) policyholder liabilities, (3) deferred policy acquisition costs and value of purchased insurance in force, (4) fair values of assets and liabilities recorded as a result of merger, (5) asset valuation allowances, (6) guaranty fund assessment accruals, (7) deferred tax benefits (liabilities), and (8) estimates for commitments and contingencies including legal matters, if a liability is anticipated and can be reasonably estimated. Estimates and assumptions regarding all of the preceding items are inherently subject to change and are reassessed periodically. Changes in estimates and assumptions could materially impact the financial statements.

NEW ACCOUNTING STANDARDS
Derivatives: As of January 1, 2001, the Companies adopted FAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted by FAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, FAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FASB Statement No. 133, and certain FAS No. 133 implementation issues. This standard, as amended, requires companies to record all derivatives on the balance sheet as either assets or liabilities and measure those instruments at fair value. The manner in which companies are to record gains or losses resulting from changes in the fair values of those derivatives depends on the use of the derivative and whether it qualifies for hedge accounting.

Adoption of FAS No. 133 did not have a material effect on the Companies' financial position or results of operations given the Companies' limited derivative and embedded derivative holdings.

The Companies chose to elect a transition date of January 1, 1999 for embedded derivatives. Therefore, only those derivatives embedded in hybrid instruments issued, acquired or substantively modified by the entity on or after January 1, 1999 are recognized as separate assets or liabilities. The cumulative effect of the accounting change upon adoption was not material.

Recognition of Interest Income and Impairment on Purchased and Beneficial Interests in Securitized Financial Assets: Effective April 2001, the Companies adopted Emerging Issues Task Force Issue "EITF" 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets. EITF 99-20 states that interest income earned on retained or purchased beneficial interests in securitized financial assets should be recognized over the life of the investment based on an anticipated yield determined by periodically estimating cash flows. Interest income should be revised prospectively for changes in cash flows. Additionally, impairment should be recognized if the fair value of the beneficial interest has declined below its carrying amount and the decline is other than temporary. The impact of adoption was not significant to the Companies financial position or results of operations.

Pending Accounting Standards: Goodwill: In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. The Companies are required to adopt the new rules effective January 1, 2002. The Companies are evaluating the impact of the adoption of these standards and have not yet determined the effect of adoption on their financial position and results of operations.

RECLASSIFICATIONS
Certain amounts in the 2000 and 1999 financial statements have been reclassified to conform to the 2001 financial statement presentation.

2.   BASIS OF FINANCIAL REPORTING
---------------------------------

The financial statements of the Companies differ from related statutory-basis financial statements principally as follows: (1) acquisition costs of acquiring new business are deferred and amortized over the life of the policies rather than charged to operations as incurred; (2) an asset representing the present value of future cash flows from insurance contracts acquired was established as a result of the merger/acquisition and is amortized and charged to expense; (3) future policy benefit reserves for divisions with fixed interest guarantees of the variable insurance products are based on full account values, rather than the greater of cash surrender value or amounts derived from discounting methodologies utilizing statutory interest rates; (4) reserves are reported before reduction for reserve credits related to reinsurance ceded and a receivable is established, net of an allowance for uncollectible amounts, for these credits rather than presented net of these credits; (5) fixed maturity investments are designated as "available for sale" and valued at fair value with unrealized appreciation/depreciation, net of adjustments to value of purchased insurance in force, deferred policy acquisition costs, and deferred income taxes (if applicable), credited/charged directly to stockholder's equity rather than valued at amortized cost; (6) the carrying value of fixed maturities is reduced to fair value by a charge to realized losses in the Statements of Operations when declines in carrying value are judged to be other than temporary, rather than through the establishment of a formula-determined statutory investment reserve (carried as a liability), changes in which are charged directly to surplus; (7) deferred income taxes are provided for the difference between the financial statement and income tax bases of assets and liabilities; (8) net realized gains or losses attributed to changes in the level of interest rates in the market are recognized when the sale is completed rather than deferred and amortized over the remaining life of the fixed maturity security; (9) a liability is established for anticipated guaranty fund assessments, net of related anticipated premium tax credits, rather than capitalized when assessed and amortized in accordance with procedures permitted by insurance regulatory authorities; (10) revenues for variable insurance products consist of policy charges applicable to each contract for the cost of insurance, policy administration charges, amortization of policy initiation fees, and surrender charges assessed rather than premiums received; (11) the financial statements of Golden American's wholly owned subsidiary are consolidated rather than recorded at the equity in net assets; (12) surplus notes are reported as liabilities rather than as surplus; and (13) assets and liabilities are restated to fair values when a change in ownership occurs, with provisions for goodwill and other intangible assets, rather than continuing to be presented at historical cost.

The net loss for Golden American as determined in accordance with statutory accounting practices was $156.4 million in 2001, $71.1 million in 2000, and $85.6 million in 1999. Total statutory capital and surplus was $451.6 million and $406.9 million at December 31, 2001 and 2000, respectively.

The National Association of Insurance Commissioners has revised the Accounting Practices and Procedures Manual, the guidance that defines statutory accounting principles. The revised manual was effective January 1, 2001, and has been adopted, at least in part, by the States of Delaware and New York, which are the states of domicile for Golden American and First Golden, respectively. The revised manual resulted in changes to the accounting practices that the Companies use to prepare their statutory-basis financial statements. The impact of these changes to the Companies' statutory-basis capital and surplus as of January 1, 2001 was not significant.

3.   INVESTMENT OPERATIONS
--------------------------

INVESTMENT RESULTS
Major categories of net investment income are summarized below:

     YEAR ENDED DECEMBER 31,                     2001        2000        1999
                                               --------------------------------
                                                     (Dollars in thousands)

     Fixed maturities ......................   $ 83,654    $ 55,302    $ 50,352
     Equity securities .....................         --         248         515
     Mortgage loans on real estate .........     11,205       7,832       7,074
     Policy loans ..........................        793         516         485
     Short-term investments and cash and
        cash equivalents ...................      2,605       2,253       2,583
     Other, net ............................        598         543         388
                                               --------------------------------
     Gross investment income ...............     98,855      66,694      61,397
     Less investment expenses ..............     (4,459)     (2,554)     (2,228)
                                               --------------------------------
     Net investment income .................   $ 94,396    $ 64,140    $ 59,169
                                               ================================


Realized losses on investments follows:

     YEAR ENDED DECEMBER 31,                     2001        2000        1999
                                               --------------------------------
                                                     (Dollars in thousands)

     Fixed maturities, available for sale ..   $ (4,848)   $ (6,289)   $ (2,910)
     Equity securities .....................     (1,622)       (213)         --
     Mortgage loans on real estate .........         --         (52)        (13)
                                               --------------------------------
     Realized losses on investments ........   $ (6,470)   $ (6,554)   $ (2,923)
                                               ================================


The change in unrealized appreciation (depreciation) of securities at fair value follows:

     YEAR ENDED DECEMBER 31,                     2001        2000        1999
                                               --------------------------------
                                                     (Dollars in thousands)

     Fixed maturities, available for sale ..   $ 18,559    $ 16,558    $(24,944)
     Equity securities .....................      1,801      (4,198)      5,301
                                               --------------------------------
     Change in unrealized appreciation
        (depreciation) of securities .......   $ 20,360    $ 12,360    $(19,643)
                                               ================================

At December 31, 2001 and December 31, 2000, amortized cost, gross unrealized gains and losses, and estimated fair values of fixed maturities, all of which are designated as available for sale, follows:

                                                      Gross       Gross       Estimated
                                       Amortized   Unrealized   Unrealized      Fair
December 31, 2001                         Cost        Gains       Losses        Value
                                      --------------------------------------------------
                                                    (Dollars in thousands)
   U.S. government and governmental
    agencies and authorities ......   $  132,081   $      479   $   (3,435)   $  129,125
   Public utilities ...............       39,775          345       (1,374)       38,746
   Foreign government .............      143,574        3,326         (213)      146,687
   Corporate securities ...........    1,111,798       15,027      (10,037)    1,116,788
   Other asset-backed securities ..      388,250        7,233       (1,647)      393,836
   Mortgage-backed securities .....      167,049        3,554         (872)      169,731
                                      --------------------------------------------------
   Total ..........................   $1,982,527   $   29,964   $  (17,578)   $1,994,913
                                      ==================================================

                                                      Gross       Gross       Estimated
                                       Amortized   Unrealized   Unrealized      Fair
December 31, 2000                         Cost        Gains       Losses        Value
                                      -------------------------------------------------
                                                    (Dollars in thousands)

   U.S. government and governmental
    agencies and authorities ......   $   18,607   $      580   $      (16)   $  19,171
   Public utilities ...............       54,132          294       (1,600)      52,826
   Corporate securities ...........      355,890        1,318       (8,006)     349,202
   Other asset-backed securities ..      223,787        2,166       (1,831)     224,122
   Mortgage-backed securities .....      146,335        1,465         (543)     147,257
                                      -------------------------------------------------
   Total ..........................   $  798,751   $    5,823   $  (11,996)   $ 792,578
                                      =================================================

Short-term investments and cash and cash equivalents have been excluded from the above schedules. Amortized cost approximates fair value for these securities. At December 31, 2001, net unrealized investment gain on fixed maturities designated as available for sale totaled $12,386,000. Appreciation of $3,816,000 was included in stockholder's equity at December 31, 2001 (net of adjustments of $535,000 to VPIF, $5,979,000 to DPAC, and $2,056,000 to deferred income taxes). At December 31, 2000, net unrealized investment loss on fixed maturities designated as available for sale totaled $6,173,000. Depreciation of $1,447,000 was included in stockholder's equity at December 31, 2000 (net of adjustments of $801,000 to VPIF, $3,146,000 to DPAC, and $779,000 to deferred income taxes).

At December 31, 2001, net unrealized depreciation on equity securities was comprised entirely of gross depreciation of $19,000. At December 31, 2000, net unrealized depreciation on equity securities was comprised entirely of gross depreciation of $1,820,000.

Amortized cost and estimated fair value of fixed maturities designated as available for sale, by contractual maturity, at December 31, 2001 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Amortized    Estimated
   December 31, 2001                                       Cost      Fair Value
                                                        -----------------------
                                                         (Dollars in thousands)

   Due within one year ..............................   $   78,928   $   79,718
   Due after one year through five years ............      369,061      377,078
   Due after five years through ten years ...........      731,087      729,731
   Due after ten years ..............................      248,152      244,819
                                                        -----------------------
                                                         1,427,228    1,431,346
   Other asset-backed securities ....................      388,250      393,836
   Mortgage-backed securities .......................      167,049      169,731
                                                        -----------------------
   Total ............................................   $1,982,527   $1,994,913
                                                        =======================

An analysis of sales, maturities, and principal repayments of the Companies' fixed maturities portfolio follows:

                                                             Gross     Gross      Proceeds
                                                Amortized   Realized  Realized      from
                                                  Cost       Gains     Losses       Sale
                                                ------------------------------------------
                                                           (Dollars in thousands)
   For the year ended December 31, 2001:
   Scheduled principal repayments, calls, and
     tenders ................................   $168,703   $     --   $     --    $168,703
   Sales ....................................    712,443      6,569     (7,027)    711,985
                                                ------------------------------------------
   Total ....................................   $881,146   $  6,569   $ (7,027)   $880,688
                                                ==========================================

   For the year ended December 31, 2000:
   Scheduled principal repayments, calls, and
     tenders ................................   $ 91,158   $    122   $     (1)   $ 91,279
   Sales ....................................    120,125        285     (6,553)    113,857
                                                ------------------------------------------
   Total ....................................   $211,283   $    407   $ (6,554)   $205,136
                                                ==========================================

   For the year ended December 31, 1999:
   Scheduled principal repayments, calls, and
     tenders ................................   $141,346   $    216   $   (174)   $141,388
   Sales ....................................     80,472        141     (1,454)     79,159
                                                ------------------------------------------
   Total ....................................   $221,818   $    357   $ (1,628)   $220,547
                                                ==========================================

Investment Valuation Analysis: The Companies analyze the investment portfolio at least quarterly in order to determine if the carrying value of any investment has been impaired. The carrying value of debt and equity securities is written down to fair value by a charge to realized losses when an impairment in value appears to be other than temporary. These impairment losses are included in the realized gains and losses on investments in the consolidated statement of operations.

During 2001, Golden American determined that the carrying value of eleven bonds exceeded their estimated net realizable value. As a result, as of December 31, 2001, Golden American recognized a total pre-tax loss of $4.4 million to reduce the carrying value of the bonds to their combined net realizable value of $5.5 million.

During the second quarter of 2000, Golden American determined that the carrying value of an impaired bond exceeded its estimated net realizable value. As a result, on June 30, 2000, Golden American recognized a total pre-tax loss of approximately $142,000 to reduce the carrying value of the bond to its net realizable value of $315,000 at December 31, 2000.

During the fourth quarter of 1998, Golden American determined that the carrying value of two bonds exceeded their estimated net realizable value. As a result, at December 31, 1998, Golden American recognized a total pre-tax loss of $973,000 to reduce the carrying value of the bonds to their combined net realizable value of $2,919,000. During the second quarter of 1999, further information was received regarding these bonds and Golden American determined that the carrying value of the two bonds exceeded their estimated net realizable value. As a result, at June 30, 1999, Golden American recognized a total pre-tax loss of $1,639,000 to further reduce the carrying value of the bonds to their combined net realizable value of $1,137,000. During the years 2000 and 2001, these bonds had no further reduction in carrying value.

Investments on Deposit: At December 31, 2001, bonds with a par value of $6,870,000, unchanged from December 31, 2000, were on deposit with regulatory authorities pursuant to certain statutory requirements.

Investment Diversifications: The Companies' investment policies require diversification by asset type and set limits on the amount which can be invested in an individual issuer. Such policies are at least as restrictive as applicable regulatory requirements. The following percentages relate to holdings at December 31, 2001 and December 31, 2000. Fixed maturities includes investments in industrials (37% in 2001, 29% in 2000), governmental securities (18% in 2001, 3% in 2000), mortgage-backed securities (16% in 2001, 26% in 2000), other asset-backed securities (12% in 2001, 20% in 2000), and financial companies (10% in 2001, 14% in 2000). Mortgage loans on real estate have been analyzed by geographical location with concentrations by state identified as Ohio (20% in 2001 and 4% in 2000) and California (18% in 2001 and 15% in 2000). There are no other concentrations of mortgage loans on real estate in any state exceeding ten percent at December 31, 2001 and 2000. Mortgage loans on real estate have also been analyzed by collateral type with significant concentrations identified in multi-family apartments (36% in 2001 and 10% in 2000), industrial buildings (19% in 2001, 35% in 2000), retail facilities (20% in 2001, 18% in 2000), and office buildings (21% in 2001, 29% in 2000). Equity securities are not significant to the Companies' overall investment portfolio.

No investment in any person or its affiliates (other than bonds issued by agencies of the United States government) exceeded ten percent of stockholder's equity at December 31, 2001.

4.   DERIVATIVE INSTRUMENTS
---------------------------

The Companies may from time to time utilize various derivative instruments to manage interest rate and price risk (collectively, market risk). The Companies have appropriate controls in place, and financial exposures are monitored and managed by the Companies as an integral part of their overall risk management program. Derivatives are recognized on the balance sheet at their fair value. At December 31, 2001, the Companies did not utilize any such derivatives.

The estimated fair values and carrying amounts of the Companies' embedded derivatives at December 31, 2001 were $0, net of reinsurance. The estimated fair values and carrying amounts of the embedded derivatives on a direct basis, before reinsurance, were $3.1 million.

The fair value of these instruments was estimated based on quoted market prices, dealer quotations or internal estimates.

5.   COMPREHENSIVE INCOME
-------------------------

Comprehensive income includes all changes in stockholder's equity during a period except those resulting from investments by and distributions to the stockholder. Other comprehensive income excludes net investment losses included in net income, which merely represent transfers from unrealized to realized gains and losses. These amounts total $3,213,000, $1,751,000, and $1,468,000 in the years ended December 31, 2001, 2000, and 1999, respectively. Such amounts, which have been measured through the date of sale, are net of income taxes and adjustments to VPIF and DPAC totaling $3,257,000, $4,751,000, and $1,441,000 in the years ended December 31, 2001, 2000, and 1999, respectively.

6.   FAIR VALUES OF FINANCIAL INSTRUMENTS
-----------------------------------------

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of estimated fair value of all financial instruments, including both assets and liabilities recognized and not recognized in a company's balance sheet, unless specifically exempted. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires additional disclosures about derivative financial instruments. Most of the Companies' investments, investment contracts, and debt fall within the standards' definition of a financial instrument. Fair values for the Companies' insurance contracts other than investment contracts are not required to be disclosed. In cases where quoted market prices are not available, estimated fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accounting, actuarial, and regulatory bodies are continuing to study the methodologies to be used in developing fair value information, particularly as it relates to such things as liabilities for insurance contracts. Accordingly, care should be exercised in deriving conclusions about the Companies' business or financial condition based on the information presented herein.

The Companies closely monitor the composition and yield of invested assets, the duration and interest credited on insurance liabilities, and resulting interest spreads and timing of cash flows. These amounts are taken into consideration in the Companies' overall management of interest rate risk, which attempts to minimize exposure to changing interest rates through the matching of investment cash flows with amounts expected to be due under insurance contracts. These assumptions may not result in values consistent with those obtained through an actuarial appraisal of the Companies' business or values that might arise in a negotiated transaction.

The following compares carrying values as shown for financial reporting purposes with estimated fair values:

DECEMBER 31                                             2001                        2000
                                              ----------------------------------------------------
                                                             Estimated                   Estimated
                                                Carrying       Fair         Carrying       Fair
                                                 Value         Value         Value        Value
                                              ----------------------------------------------------
                                                              (Dollars in thousands)
ASSETS
   Fixed maturities, available for sale ...   $ 1,994,913   $ 1,994,913   $   792,578   $  792,578
   Equity securities ......................            55            55         6,791        6,791
   Mortgage loans on real estate ..........       213,883       219,158        99,916      100,502
   Policy loans ...........................        14,847        14,847        13,323       13,323
   Short-term investments .................        10,021        10,021       106,775      106,775
   Cash and cash equivalents ..............       195,726       195,726        63,207       63,207
   Separate account assets ................    10,958,191    10,958,191     9,831,489    9,831,489

LIABILITIES
   Annuity products .......................     2,162,381     1,983,833     1,047,932      962,810
   Surplus notes ..........................       245,000       358,064       245,000      204,455
   Revolving note payable .................         1,400         1,400            --           --
   Separate account liabilities ...........    10,958,191    10,958,191     9,831,489    9,831,489

The following methods and assumptions were used by the Companies in estimating fair values.

Fixed maturities: Estimated fair values of conventional mortgage-backed securities not actively traded in a liquid market and publicly traded securities are estimated using a third party pricing process. This pricing process uses a matrix calculation assuming a spread over U.S. Treasury bonds based upon the expected average lives of the securities.

Equity securities: Estimated fair values of equity securities, which consist of the Companies' investment in the portfolios underlying its separate accounts, are based upon the quoted fair value of individual securities comprising the individual portfolios. For equity securities not actively traded, estimated fair values are based upon values of issues of comparable returns and quality.

Mortgage loans on real estate: Fair values are estimated by discounting expected cash flows, using interest rates currently offered for similar loans.

Policy loans: Carrying values approximate the estimated fair value for policy loans.

Short-term investments and cash and cash equivalents: Carrying values reported in the Companies' historical cost basis balance sheet approximate estimated fair value for these instruments due to their short-term nature.

Separate account assets: Separate account assets are reported at the quoted fair values of the individual securities in the separate accounts.

Annuity products: Estimated fair values of the Companies' liabilities for future policy benefits for the divisions of the variable annuity products with fixed interest guarantees and for supplemental contracts without life contingencies are stated at cash surrender value, the cost the Companies would incur to extinguish the liability.

Surplus notes: Estimated fair value of the Companies' surplus notes were based upon discounted future cash flows using a discount rate approximating the current market value.

Revolving note payable: Carrying value reported in the Companies' historical cost basis balance sheet approximates estimated fair value for this instrument, as the agreement carries a variable interest rate provision.

Separate account liabilities: Separate account liabilities are reported at full account value in the Companies' historical cost balance sheet. Estimated fair values of separate account liabilities are equal to their carrying amount.

7.   VALUE OF PURCHASED INSURANCE IN FORCE
------------------------------------------

As a result of the merger, a portion of the purchase price was allocated to the right to receive future cash flows from existing insurance contracts. This allocated cost represents VPIF, which reflects the value of those purchased policies calculated by discounting actuarially determined expected future cash flows at the discount rate determined by the purchaser. Interest was accrued at a rate of 7.37% during 2001 (7.32% during 2000, and 7.33% during 1999).

A reconciliation of the change in the VPIF asset follows:

     YEAR ENDED DECEMBER 31,                     2001        2000        1999
                                               --------------------------------
                                                    (Dollars in thousands)

     Beginning balance .....................   $ 25,942    $ 31,727    $ 35,977
       Accretion of interest ...............      1,617       2,016       2,372
       Amortization of asset ...............     (6,020)     (6,817)     (8,610)
       Adjustment for unrealized
         gains (losses) ....................     (1,336)       (984)      1,988
                                               --------------------------------
     Ending balance ........................   $ 20,203    $ 25,942    $ 31,727
                                               ================================

Based on current conditions and assumptions as to the impact of future events on acquired policies in force, the expected approximate net amortization relating to VPIF as of December 31, 2001, is $3.1 million in 2002, $2.8 million in 2003, $2.4 million in 2004, $1.9 million in 2005, and $1.4 million in 2006. Actual amortization may vary based upon changes in assumptions and experience.

8.   INCOME TAXES
-----------------

Golden American files a consolidated federal income tax return with First Golden. Golden American has a tax allocation agreement with First Golden whereby Golden American charges its subsidiary for taxes it would have incurred were it not a member of the consolidated group and credits the member for losses used in consolidation.

At December 31, 2001, the Companies have net operating loss ("NOL") carryforwards for federal income tax purposes of approximately $345,859,000. Approximately $5,094,000, $3,354,000, $50,449,000, $94,078,000 $91,107,000 and
$101,777,000 of these NOL carryforwards are available to offset future taxable income of the Companies through the years 2011, 2012, 2013, 2014, 2015 and 2016, respectively.

Income Tax Expense (Benefit)
Income tax expense (benefit) included in the consolidated financial statements follows:

     YEAR ENDED DECEMBER 31,                     2001        2000        1999
                                               --------------------------------
                                                    (Dollars in thousands)

     Current ...............................   $    782    $    (46)   $     --
     Deferred ..............................       (606)     13,282       8,077
                                               --------------------------------
                                               $    176    $ 13,236    $  8,077
                                               ================================

The effective tax rate on income before income taxes is different from the prevailing federal income tax rate. A reconciliation of this difference follows:

     YEAR ENDED DECEMBER 31,                     2001        2000        1999
                                               --------------------------------
                                                    (Dollars in thousands)

     Income before income taxes ............   $ (3,778)   $ 32,416    $ 19,291
                                               ================================

     Income tax at federal statutory rate .. $ (1,322) $ 11,346 $ 6,752 Tax effect of:
       Goodwill amortization ...............      1,033       1,033       1,033
       Meals and entertainment .............        480         292         199
       Other items .........................        (15)        565          93
                                               --------------------------------
     Income tax expense ....................   $    176    $ 13,236    $  8,077
                                               ================================

DEFERRED INCOME TAXES
The tax effect of temporary differences giving rise to the Companies' deferred income tax assets and liabilities at December 31, 2001 and 2000 follows:

   DECEMBER 31                                              2001          2000
   ----------------------------------------------------------------------------
                                                         (Dollars in thousands)
   Deferred tax assets:
      Net unrealized depreciation of securities
        at fair value ................................   $       7    $     637
      Net unrealized depreciation of available
        for sale fixed maturities ....................          --          779
      Future policy benefits .........................     176,331      163,691
      Net operating loss carryforwards ...............     121,711       66,380
                                                         ----------------------
                                                           298,049      231,487

   Deferred tax liabilities:
      Tax deductible goodwill ........................      (3,547)      (2,696)
      Net unrealized appreciation of available
         for sale fixed maturities ...................      (2,056)          --
      Fixed maturity securities ......................     (17,812)     (17,774)
      Deferred policy acquisition costs ..............    (222,781)    (184,743)
      Value of purchased insurance in force ..........      (6,894)      (8,512)
      Other ..........................................     (57,571)     (23,723)
                                                         ----------------------
                                                          (310,661)    (237,448)
                                                         ----------------------
   Valuation allowance ...............................          --       (1,416)
                                                         ----------------------
   Net deferred income tax liability .................   $ (12,612)   $  (7,377)
                                                         ======================

At December 31, 2001, the Companies reported, for financial statement purposes, net unrealized gains on certain investments that generated deferred tax liabilities which have been recognized for tax purposes. At December 31, 2000, the Companies reported, for financial statement purposes, unrealized losses on certain investments, which have not been recognized for tax purposes. Since it was uncertain as to whether these capital losses, if ever realized, could be utilized to offset capital gains, a valuation allowance was established for the tax effect of the financial statement losses.

The Companies establish reserves for possible proposed adjustments by various taxing authorities. Management believes there are sufficient reserves provided for, or adequate defenses against any such adjustments.

9.   RETIREMENT PLANS AND EMPLOYEE STOCK COMPENSATION
-----------------------------------------------------

DEFINED BENEFIT PLANS
In 2001, 2000 and 1999, the Companies were allocated their share of the pension liability associated with their employees. During these years, the Companies' employees were covered by the employee retirement plan of Equitable Life. Further, Equitable Life sponsors a defined contribution plan that is qualified under Internal Revenue Code Section 401(k).

As of December 31, 2001, the qualified pension benefit plans of certain United States subsidiaries of ING North America Insurance Corporation ("ING North America"), including Equitable Life, were merged into one plan which will be recognized in ING North America's financial statements. The Companies also transferred their pension liabilities to the Parent at that date. In exchange for these liabilities, the Companies received a capital contribution, net of taxes, from the Parent.

The following tables summarize the benefit obligations and the funded status for pension benefits over the two-year period ended December 31, 2001:

                                                           2001         2000
                                                         ----------------------
                                                         (Dollars in thousands)
     Change in benefit obligation:
       Benefit obligation at January 1 ...............   $  7,906      $  4,221
       Service cost ..................................      1,998         1,569
       Interest cost .................................        768           554
       Actuarial (gain) loss .........................     (2,710)        1,562
       Plan Amendments ...............................       (171)           --
       Transfer of benefit obligation to the Parent ..     (7,791)           --
                                                         ----------------------
       Benefit obligation at December 31 .............   $     --      $  7,906
                                                         ======================
     Funded status:
       Funded status at December 31 prior to the
         transfer of the benefit obligation to
         the Parent ..................................   $ (7,791)     $ (7,906)
       Unrecognized past service cost ................     (1,117)          141
       Unrecognized net loss .........................         (8)        1,627
       Transfer of the funded status to the Parent ...      8,916            --
                                                         ----------------------
       Net amount recognized .........................   $     --      $ (6,138)
                                                         ======================

Prior to the merger of the qualified benefit plans of ING's US subsidiaries at December 31, 2001, the Companies' plan assets were held by Equitable Life, an affiliate. During 1998, the Equitable Life Employee Pension Plan began investing in an undivided interest of the ING-NA Master Trust (the "Master Trust"). Boston Safe Deposit and Trust Company holds the Master Trust's investment assets.

The weighted-average assumptions used in the measurement of the Companies' December 31, 2001 benefit obligation, prior to the merger of the qualified benefit plans of ING, follows:

     DECEMBER 31                                           2001         2000
                                                       -------------------------

     Discount rate ...............................         7.50%        7.75%
     Expected return on plan assets ..............         9.25         9.25
     Rate of compensation increase ...............         4.50         5.00


The following table provides the net periodic benefit cost for the fiscal years 2001, 2000, and 1999:

     YEAR ENDED DECEMBER 31,                        2001       2000       1999
                                                  -----------------------------
                                                      (Dollars in thousands)

     Service cost ...........................     $ 1,998    $ 1,569    $ 1,500
     Interest cost ..........................         768        554        323
     Unrecognized past service cost .........          11         --         --
                                                  -----------------------------
     Net periodic benefit cost ..............     $ 2,777    $ 2,123    $ 1,823
                                                  =============================

There were no gains or losses resulting from curtailments or settlements during 2001, 2000, or 1999.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $0 as of December 31, 2001 and $7,906,000, $4,701,000, and $0, respectively, as of December 31, 2000.

10.  RELATED PARTY TRANSACTIONS
-------------------------------

Operating Agreements: Directed Services, Inc. ("DSI"), an affiliate, acts as the principal underwriter (as defined in the Securities Act of 1933 and the Investment Company Act of 1940, as amended) and distributor of the variable insurance products issued by the Companies. DSI is authorized to enter into agreements with broker/dealers to distribute the Companies' variable products and appoint representatives of the broker/dealers as agents. For the years ended December 31, 2001, 2000, and 1999, the Companies paid commissions to DSI totaling $229,726,000, $208,883,000, and $181,536,000, respectively.

Golden American provides certain managerial and supervisory services to DSI. The fee paid by DSI for these services is calculated as a percentage of average assets in the variable separate accounts. For the years ended December 31, 2001, 2000, and 1999, the fee was $23,138,000, $21,296,000, and $10,136,000,
respectively.

Effective January 1, 1998, the Companies have an asset management agreement with ING Investment Management LLC ("ING IM"), an affiliate, in which ING IM provides asset management and accounting services. Under the agreement, the Companies record a fee based on the value of the assets under management. The fee is payable quarterly. For the years ended December 31, 2001, 2000, and 1999, the Companies incurred fees of $4,392,000, $2,521,000, and $2,227,000, respectively, under this agreement.

Golden American has a guaranty agreement with Equitable Life. In consideration of an annual fee, payable June 30, Equitable Life guarantees to Golden American that it will make funds available, if needed, to Golden American to pay the contractual claims made under the provisions of Golden American's life insurance and annuity contracts. The agreement is not, and nothing contained therein or done pursuant thereto by Equitable Life shall be deemed to constitute, a direct or indirect guaranty by Equitable Life of the payment of any debt or other obligation, indebtedness, or liability, of any kind or character whatsoever, of Golden American. The agreement does not guarantee the value of the underlying assets held in separate accounts in which funds of variable life insurance and variable annuity policies have been invested. The calculation of the annual fee is based on risk based capital. On June 30, 2001 and 2000, Golden American incurred a fee of $12,000 and $7,000, respectively, under this agreement. No annual fee was paid in 1999.

Golden American provides certain advisory, computer, and other resources and services to Equitable Life. Revenues for these services, which reduced general expenses incurred by Golden American, totaled $8,192,000, $6,193,000, and $6,107,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

The Companies have a service agreement with Equitable Life in which Equitable Life provides administrative and financial related services. Under this agreement, the Companies incurred expenses of $309,000, $1,270,000, and $1,251,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

During 2001, the State of Delaware Insurance Department approved expense sharing agreements with ING America Insurance Holdings, Inc. ("ING AIH") for administrative, management, financial, and information technology services. Under these agreements with ING AIH, Golden American incurred expenses of $23,153,000 for the year ended December 31, 2001.

First Golden provided resources and services to DSI. Revenues for these services, which reduce general expenses incurred by the Companies, totaled $139,000, $223,000, and $387,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

Golden American provides resources and services to ING Mutual Funds Management Co., LLC, an affiliate. Revenues for these services, which reduced general expenses incurred by Golden American, totaled $478,000, $455,000, and $244,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

Golden American provides resources and services to United Life & Annuity Insurance Company, an affiliate. Revenues for these services, which reduced general expenses incurred by Golden American, totaled $383,000, $593,000 and $460,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

The Companies provide resources and services to Security Life of Denver Insurance Company, an affiliate. Revenues for these services, which reduced general expenses incurred by the Companies, totaled $326,000, $261,000 and $216,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

The Companies provide resources and services to Southland Life Insurance Company, an affiliate. Revenues for these services, which reduce general expenses incurred by the Companies, totaled $132,000, $115,000 and $103,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

In 2001, 2000, and 1999, the Companies received 14.0%, 11.3%, and 10.0% of total premiums, net of reinsurance, for variable products sold through eight affiliates as noted in the following table:

     YEAR ENDED DECEMBER 31,                      2001        2000       1999
                                                -------------------------------
                                                    (Dollars in thousands)

     LSSI....................................   $ 124.4     $ 127.0     $ 168.5
     Vestax Securities Corporation...........      35.3        47.2        88.1
     DSI.....................................       1.1         1.4         2.5
     Multi-Financial Securities Corporation..
                                                   26.2        38.6        44.1
     IFG Network Securities, Inc.............      12.8        23.1        25.8
     Washington Square ......................      99.2        44.6          --
     Primevest...............................      46.0         6.2          --
     Compulife...............................       6.6         2.7          --
                                                -------------------------------
     Total...................................   $ 351.6     $ 290.8     $ 329.0
                                                ===============================

Modified Coinsurance Agreement: On June 30, 2000, effective January 1, 2000, Golden American entered into a modified coinsurance agreement with Equitable Life, an affiliate, covering a considerable portion of Golden American's variable annuities issued on or after January 1, 2000, excluding those with an interest rate guarantee. The financial statements are presented net of the effects of the agreement.

Under this agreement, Golden American received a net reimbursement of expenses and charges of $224.5 million and $218.8 million for the years ended December 31, 2001 and 2000, respectively. This was offset by a decrease in policy acquisition costs deferred of $257.5 million and $223.7 million, respectively, for the same periods. As at December 31, 2001 and 2000, Golden American also had a payable to Equitable Life of $22.6 million and $16.3 million, respectively, due to the overpayment by Equitable Life of the cash settlement for the modified coinsurance agreement.

Reinsurance Agreement Covering Minimum Guaranteed Benefits: On December 28, 2000, Golden American entered into a reinsurance agreement with Security Life of Denver International, Ltd., an affiliate, covering variable annuity minimum guaranteed death benefits and minimum guaranteed living benefits of variable annuities issued on or after January 1, 2000. Golden American also obtained an irrevocable letter of credit through Bank of New York in the amount of $25 million related to this agreement. Effective December 24, 2001, the letter of credit amount was revised to $70 million. Under this agreement, Golden American recorded a reinsurance recoverable of $28.8 million and $14.6 million at December 31, 2001 and 2000, respectively.

Reciprocal Loan Agreement: Golden American maintains a reciprocal loan agreement with ING AIH, a Delaware corporation and affiliate, to facilitate the handling of unusual and/or unanticipated short-term cash requirements. Under this agreement, which became effective January 1, 1998 and expires December 31, 2007, Golden American and ING AIH can borrow up to $65,000,000 from one another. Prior to lending funds to ING AIH, Golden American must obtain the approval from the Department of Insurance of the State of Delaware. Interest on any Golden American borrowings is charged at the rate of ING AIH's cost of funds for the interest period plus 0.15%. Interest on any ING AIH borrowings is charged at a rate based on the prevailing interest rate of U.S. commercial paper available for purchase with a similar duration. Under this agreement, Golden American incurred interest expense of $26,000, $481,000, and $815,000 for the years ended December 31, 2001, 2000, and 1999, respectively. At December 31, 2001, 2000, and 1999, Golden American did not have any borrowings or receivables from ING AIH under this agreement.

Surplus Notes: On December 30, 1999, Golden American issued an 8.179% surplus note in the amount of $50,000,000 to Equitable Life. The note matures on December 29, 2029. Payment of the note and related accrued interest is subordinate to payments due to policyholders, claimant and beneficiary claims, as well as debts owed to all other classes of debtors, other than surplus note holders, of Golden American. Any payment of principal and/or interest made is subject to the prior approval of the Delaware Insurance Commissioner. Under this agreement, Golden American incurred interest expense of $4,089,000 and $4,112,000 for the years ended December 31, 2001 and 2000, respectively. Golden American incurred no interest expense during the year ended December 31, 1999.

On December 8, 1999, Golden American issued a 7.979% surplus note in the amount of $35,000,000 to First Columbine Life Insurance Company ("First Columbine"), an affiliate. The note matures on December 7, 2029. Payment of the note and related accrued interest is subordinate to payments due to policyholders, claimant and beneficiary claims, as well as debts owed to all other classes of debtors, other than surplus note holders, of Golden American. Any payment of principal and/or interest made is subject to the prior approval of the Delaware Insurance Commissioner. Under this agreement, Golden American incurred interest expense of $2,792,000, $2,961,000, and $0 for the years ended December 31, 2001, 2000, and
1999, respectively.

On September 30, 1999, Golden American issued a 7.75% surplus note in the amount of $75,000,000 to ING AIH. The note matures on September 29, 2029. Payment of the note and related accrued interest is subordinate to payments due to policyholders, claimant, and beneficiary claims, as well as debts owed to all other classes of debtors, other than surplus note holders, of Golden American. Any payment of principal and/or interest made is subject to the prior approval of the Delaware Insurance Commissioner. Under this agreement, Golden American incurred interest expense of $5,813,000, $5,813,000, and $1,469,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

On December 30, 1999, ING AIH assigned the note to Equitable Life. On December 30, 1998, Golden American issued a 7.25% surplus note in the amount of $60,000,000 to Equitable Life. The note matures on December 29, 2028. Payment of the note and related accrued interest is subordinate to payments due to policyholders, claimant, and beneficiary claims, as well as debts owed to all other classes of debtors, other than surplus note holders, of Golden American. Any payment of principal and/or interest made is subject to the prior approval of the Delaware Insurance Commissioner. Under this agreement, Golden American incurred interest expense of $4,350,000 in 2001, unchanged from 2000 and 1999.

On December 17, 1996, Golden American issued an 8.25% surplus note in the amount of $25,000,000 to Equitable. The note matures on December 17, 2026. Payment of the note and related accrued interest is subordinate to payments due to policyholders, claimant, and beneficiary claims, as well as debts owed to all other classes of debtors of Golden American. Any payment of principal made is subject to the prior approval of the Delaware Insurance Commissioner. Golden American incurred interest totaling $2,063,000 in 2001, unchanged from 2000 and 1999. On December 17, 1996, Golden American contributed the $25,000,000 to First Golden acquiring 200,000 shares of common stock (100% of outstanding stock).

As at December 31, 2000, Golden American also had a receivable of $35,000,000 from capital contributions made by EIC.

Stockholder's Equity: During 2001, 2000, and 1999, Golden American received capital contributions from EIC of $196,796,000, $80,000,000, and $121,000,000, respectively.

11.  COMMITMENTS AND CONTINGENCIES
----------------------------------

Reinsurance: At December 31, 2001, the Companies had reinsurance treaties with five unaffiliated reinsurers and three affiliated reinsurers covering a significant portion of the mortality risks and guaranteed death and living benefits under its variable contracts. Golden American remains liable to the extent reinsurers do not meet their obligations under the reinsurance agreements. Reinsurance ceded in force for life mortality risks were $94,783,000, and $105,334,000 at December 31, 2001 and 2000, respectively. At
December 31, 2001 and 2000, the Companies had net receivables of $55,951,000 and $33,973,000, respectively, for reinsurance claims, reserve credits, or other receivables from these reinsurers. At December 31, 2001 and 2000, respectively, these net receivables were comprised of $7,820,000 and $1,820,000, respectively, for claims recoverable from reinsurers, $3,376,000 and $4,007,000, respectively, for a payable for reinsurance premiums, $28,800,000 and $14,642,000, respectively, for reserve credits, and $22,707,000 and $21,518,000, respectively, for reinsured surrenders and allowances due from an unaffiliated reinsurer. Included in the accompanying financial statements, excluding the modified coinsurance agreements, are net considerations to reinsurers of $30,329,000, $21,655,000, and $9,883,000 and net policy benefits recoveries of $21,750,000, $8,927,000, and $3,059,000 for the years ended December 31, 2001,
2000, and 1999, respectively.

On June 30, 2000, effective January 1, 2000, Golden American entered into a modified coinsurance agreement with Equitable Life, an affiliate, covering a considerable portion of Golden American's variable annuities issued on or after January 1, 2000, excluding those with an interest rate guarantee. At December 31, 2001 and 2000, Golden American had received a total settlement of $224.5 million and $218.8 million, respectively, under this agreement. The carrying value of the separate account liabilities covered under this agreement represent 31.9% and 17.6% of total separate account liabilities outstanding at December 31, 2001 and 2000, respectively. Golden American remains liable to the extent Equitable Life does not meet its obligations under the agreement. The accompanying statement of operations, statement of changes in stockholder's equity and statement of cash flows are presented net of the effects of the agreement.

On December 28, 2000, Golden American entered into a reinsurance agreement with Security Life of Denver International, Ltd., an affiliate, covering variable annuity minimum guaranteed death benefits and guaranteed living benefits of variable annuities issued on or after January 1, 2000. Golden American also obtained an irrevocable letter of credit was obtained through Bank of New York in the amount of $25 million related to this agreement. Effective December 24, 2001, the letter of credit amount was revised to $70 million. Under this agreement, Golden American had reserve credits of $28,800,000 and $14,642,000 at December 31, 2001 and 2000, respectively.

On December 29, 2000, First Golden entered into a reinsurance treaty with London Life Reinsurance Company of Pennsylvania, an unaffiliated reinsurer, covering the minimum guaranteed death benefits of First Golden's variable annuities issued on or after January 1, 2000.

Effective June 1, 1994, Golden American entered into a modified coinsurance agreement with an unaffiliated reinsurer. The accompanying financial statements are presented net of the effects of the treaty which decreased income by $458,000 for the year ended December 31, 2001 and increased income by $736,000, and $1,729,000 for the years ended December 31, 2000 and 1999, respectively.

Investment Commitments: At December 31, 2001, outstanding commitments to fund mortgage loans totaled $3,182,000 and outstanding commitments to fund fixed maturities totaled $22,000,000. There were no outstanding commitments to fund mortgage loans and fixed maturities at December 31, 2000.

Guaranty Fund Assessments: Assessments are levied on the Companies by life and health guaranty associations in most states in which the Companies are licensed to cover losses of policyholders of insolvent or rehabilitated insurers. In some states, these assessments can be partially recovered through a reduction in future premium taxes. The Companies cannot predict whether and to what extent legislative initiatives may affect the right to offset. The associated cost for a particular insurance company can vary significantly based upon its fixed account premium volume by line of business and state premiums as well as its potential for premium tax offset. The Companies have established an undiscounted reserve to cover such assessments, review information regarding known failures, and revise estimates of future guaranty fund assessments. Accordingly, the Companies accrued and charged to expense an additional $4,000, $3,000, and $3,000 for the years ended December 31, 2001, 2000, and 1999, respectively. At December 31, 2001, the Companies have an undiscounted reserve of $2,430,000, unchanged from December 31, 2000, to cover estimated future assessments (net of related anticipated premium tax credits) and have established an asset totaling $712,000, and $733,000, respectively, for assessments paid which may be recoverable through future premium tax offsets. The Companies believe this reserve is sufficient to cover expected future guaranty fund assessments based upon previous premiums and known insolvencies at this time.

Litigation: The Companies, like other insurance companies, may be named or otherwise involved in lawsuits, including class action lawsuits and arbitrations. In some class action and other actions involving insurers, substantial damages have been sought and/or material settlement or award payments have been made. The Companies currently believe no pending or threatened lawsuits or actions exist that are reasonably likely to have a material adverse impact on the Companies.

Vulnerability from Concentrations: The Companies have various concentrations in the investment portfolio (see Note 3 for further information). The Companies' asset growth, net investment income, and cash flow are primarily generated from the sale of variable insurance products and associated future policy benefits and separate account liabilities. Substantial changes in tax laws that would make these products less attractive to consumers and extreme fluctuations in interest rates or stock market returns, which may result in higher lapse experience than assumed, could cause a severe impact to the Companies' financial condition. Two broker/dealers, having at least ten percent of total net premiums, generated 21% of the Companies' variable annuity sales during 2001 (11% by one broker dealer during 2000 and 28% by two broker/dealers during 1999). Two broker dealers, having at least ten percent of total gross premiums, generated 22% of the Companies' sales during 2001 (21% and 30% by two broker/dealers during 2000 and 1999, respectively). The Premium Plus product generated 43% of the Companies' sales during 2001 (71% during 2000 and 79% during 1999). The ES II product generated 14% of the Companies' sales during 2001 (12% during 2000 and 9% during 1999). The Guarantee product, introduced in the fourth quarter of 2000, generated 22% of the Companies' sales during 2001 (4% during 2000).

Leases: The Companies lease their home office space, certain other equipment, and capitalized computer software under operating leases which expire through 2020. During the years ended December 31, 2001, 2000, and 1999, rent expense totaled $4,298,000, $2,874,000, and $2,273,000, respectively. At December 31,
2001, minimum rental payments due under all non-cancelable operating leases with initial terms of one year or more are: 2002 - $3,608,000; 2003 - $2,912,000;
2004 - $2,455,000; 2005 - $2,455,000; 2006 - $2,420,000, and 2007 and thereafter
- $32,451,000.

Revolving Note Payable: To enhance short-term liquidity, the Companies established a revolving note payable with SunTrust Bank, Atlanta (the "Bank"). These revolving notes payable were amended and restated in April 2001 with an expiration date of May 31, 2002. The note was approved by the Boards of Directors of Golden American and First Golden on August 5, 1998 and September 29, 1998, respectively. The total amount the Companies may have outstanding is $85,000,000, of which Golden American and First Golden have individual credit sublimits of $75,000,000 and $10,000,000, respectively. The note accrues interest at an annual rate equal to: (1) the cost of funds for the Bank for the period applicable for the advance plus 0.225% or (2) a rate quoted by the Bank to the Companies for the advance. The terms of the agreement require the Companies to maintain the minimum level of Company Action Level Risk Based Capital as established by applicable state law or regulation. During the years ended December 31, 2001, 2000, and 1999, the Companies incurred interest expense of $119,000, $87,000, and $198,000, respectively.

At December 31, 2001, the Companies had a $1,400,000 note payable to the Bank under this agreement. At December 31, 2000, there were no amounts outstanding under this agreement.

12.  CHANGE OF OWNERSHIP OF GOLDEN AMERICAN
-------------------------------------------

On December 3, 2001, the Board of Directors of EIC approved a plan to contribute its holding of 100% of the stock of its wholly owned subsidiary, Golden American to another wholly owned subsidiary, Equitable Life. The contribution of stock occurred on December 31, 2001, following approval granted by the Insurance Department of the State of Delaware.

13.  MERGER OF FIRST GOLDEN WITH RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
-----------------------------------------------------------------------------

A filing was made on October 31, 2001 in accordance with Item 5 of Form 8-K:
Other Events and Regulation FD Disclosure. The purpose of the filing was to report that on September 25, 2001, the Board of Directors of First Golden approved a plan of merger to merge First Golden into ReliaStar Life Insurance Company of New York ("RLNY"), an affiliate. The merger is currently anticipated to be effective on April 1, 2002, or shortly thereafter, subject to the approval of the Insurance Departments of the States of New York and Delaware.

14.  QUARTERLY DATA (UNAUDITED)
-------------------------------

QUARTER ENDED 2001                     FIRST     SECOND      THIRD      FOURTH
                                     ------------------------------------------
                                               (Dollars in thousands)

Total revenue ...................    $ 72,139   $ 65,435   $ 70,108    $ 69,128
                                     ------------------------------------------
Income (loss) before income taxes      14,267      5,575    (14,329)     (9,291)
Income taxes ....................       5,334      2,373     (5,638)     (1,893)
                                     ------------------------------------------
Net income (loss) ...............    $  8,933   $  3,202   $ (8,691)   $ (7,398)
                                     ==========================================


QUARTER ENDED 2000                     FIRST     SECOND      THIRD      FOURTH
                                     ------------------------------------------
                                               (Dollars in thousands)

Total revenue ...................    $ 55,056   $ 53,672   $ 57,194    $ 59,523
                                     ------------------------------------------
Income before income taxes ......       3,511     10,168     14,207       4,530
Income taxes ....................       1,621      3,981      4,200       3,434
                                     ------------------------------------------
Net income ......................    $  1,890   $  6,187   $ 10,007    $  1,096
                                     ==========================================

--------------------------------------------------------------------------------
                                   APPENDIX A
--------------------------------------------------------------------------------

                        MARKET VALUE ADJUSTMENT EXAMPLES

EXAMPLE #1: FULL SURRENDER -- EXAMPLE OF A NEGATIVE MARKET VALUE ADJUSTMENT

     Assume $100,000 was allocated to a Fixed Interest Allocation with a guaranteed interest period of 10 years, an initial Index Rate ("I") of 5%; that a full surrender is requested 3 years into the guaranteed interest period; that the Account Value on the date of surrender is $115,000; that the then Index Rate for a 7 year guaranteed interest period ("J") is 6%; and that no prior transfers or withdrawals affecting this Fixed Interest Allocation have been made.

CALCULATE THE MARKET VALUE ADJUSTMENT

1.   N = 2,555 ( 365 x 7 )

2.   Market Value Adjustment =
     $115,000 x [(1.05/1.0650)^(2,555/365) -1] = $-10,870

     Therefore, the amount paid to you on full surrender ignoring any surrender charge is $104,130 ($115,000 - $10,870).

EXAMPLE #2: FULL SURRENDER -- EXAMPLE OF A POSITIVE MARKET VALUE ADJUSTMENT

     Assume $100,000 was allocated to a Fixed Interest Allocation with a guaranteed interest period of 10 years, an initial Index Rate ("I") of 5%; that a full surrender is requested 3 years into the guaranteed interest period; that the Account Value on the date of surrender is $115,000; that the then Index Rate for a 7 year guaranteed interest period ("J") is 4%; and that no prior transfers or withdrawals affecting this Fixed Interest Allocation have been made.

CALCULATE THE MARKET VALUE ADJUSTMENT

1.   N = 2,555 ( 365 x 7 )

2.   Market Value Adjustment =
     $115,000 x [(1.05/1.0450)^(2,555/365) -1] = $3,907

     Therefore, the amount paid to you on full surrender ignoring any surrender charge is $118,907 ($115000 + $3,907).

EXAMPLE #3: WITHDRAWAL -- EXAMPLE OF A NEGATIVE MARKET VALUE ADJUSTMENT

     Assume $200,000 was allocated to a Fixed Interest Allocation with a guaranteed interest period of 10 years, an initial Index Rate ("I") of 5%; that a withdrawal of $128,000 is requested 3 years into the guaranteed interest period; that the Account Value on the date of withdrawal is $250,000; that the then Index Rate ("J") for a 7 year guaranteed interest period is 6%; and that no prior transfers or withdrawals affecting this Fixed Interest Allocation have been made.

                                       A1

     First calculate the amount that must be withdrawn from the Fixed Interest Allocation to provide the amount requested.

1.   N = 2,555 ( 365 x 7 )

2.   Amount that must be withdrawn =
     [ $128,000 / (1.05/1.0650)^(2,555/365)] = $141,362

     Then calculate the Market Value Adjustment on that amount.

3.   Market Value Adjustment =
     $141,362 x [(1.05/1.0650)^(2,555/365) -1] = $-13,362

     Therefore, the amount of the withdrawal paid to you ignoring any surrender charge is $128,000, as requested. The Fixed Interest Allocation will be reduced by the amount of the withdrawal, $128,000, and also reduced by the Market Value Adjustment of $13,362, for a total reduction in the Fixed Interest Allocation of $141,362.

EXAMPLE #4: WITHDRAWAL -- EXAMPLE OF A POSITIVE MARKET VALUE ADJUSTMENT

     Assume $200,000 was allocated to a Fixed Interest Allocation with a guaranteed interest period of 10 years, an initial Index Rate of 5%; that a withdrawal of $128,000 requested 3 years into the guaranteed interest period; that the Account Value on the date of withdrawal is $250,000; that the then Index Rate ("J") for a 7 year guaranteed interest period is 4%; and that no prior transfers or withdrawals affecting this Fixed Interest Allocation have been made.

     First calculate the amount that must be withdrawn from the Fixed Interest Allocation to provide the amount requested.

1.   N = 2,555 ( 365 x 7 )

2.   Amount that must be withdrawn =
     [ $128,000 / (1.05/1.0450)^(2,555/365)] = $123,794

     Then calculate the Market Value Adjustment on that amount.

3.   Market Value Adjustment =
     $123,794 x [(1.05/1.0450)^(2,555/365) -1] = $4,206

     Therefore, the amount of the withdrawal paid to you ignoring any surrender charge is $128,000, as requested. The Fixed Interest Allocation will be reduced by the amount of the withdrawal, $128,000, but increased by the Market Value Adjustment of $4,206, for a total reduction in the Fixed Interest Allocation of $123,794.

                                       A2

--------------------------------------------------------------------------------
                                   APPENDIX B
--------------------------------------------------------------------------------

                            SURRENDER CHARGE EXAMPLES

EXAMPLE #1: SURRENDER CHARGES -- PARTIAL WITHDRAWAL IN EXCESS OF FREE WITHDRAWAL AMOUNT

The following assumes you made an initial single premium payment of $100,000 into the 10 year guarantee period with an interest rate of 7.50%. It also assumes a withdrawal at the beginning of the fifth contract year of 20% of the contract value. The accumulation value as of the beginning of the fifth contract year is $133,546.91. The interest earned in the last 12 months as of the beginning of the fifth contract year is $9,317.23.

In this example, $9,317.23 (last 12 months' interest earnings) is the maximum free withdrawal amount that you may withdraw during the contract year without a surrender charge. The total amount withdrawn from the Contract would be $26,709.39 ($133,546.91 x .20). Therefore, $17,392.16 ($26,709.39 - $9,317.23)
is considered an excess withdrawal and would be subject to a 4% surrender charge of $695.69 ($17,392.16 x .04). The amount of the withdrawal paid to you will be $26,013.70 ($26,709.39 - $695.69).

This example does not take into account any Market Value Adjustment or deduction of any premium taxes.

EXAMPLE #2: SURRENDER CHARGES -- FREE PARTIAL WITHDRAWAL FOLLOWED BY FULL SURRENDER

The following assumes you made an initial single premium payment of $100,000 into the 10 year guarantee period with an interest rate of 6.00%. It also assumes a free partial withdrawal at the beginning of the fifth contract year of $7,146.10, followed by a full surrender 183 days later.

The accumulation value as of the beginning of the fifth contract year is $126,247.70. The interest earned in the last 12 months as of the beginning of the fifth contract year is $7,146.10. In this example, $7,146.10 (last 12 months' interest earnings) is the maximum free withdrawal amount that you may withdraw during the contract year without a surrender charge. The accumulation value immediately after the partial withdrawal is $119,101.60.

Assume that 183 days later the policy is surrendered. The accumulation value has grown to $122,632.40 ($119,101.60 x (1.06(183/365))). On full surrender, surrender charges are applied to all amounts withdrawn in that contract year. The cash surrender value is calculated as follows.

1. The surrender charge on the free partial withdrawal amount is $297.75 ($7146.10 x (1/(1-.04) -1)).

2.   The adjusted accumulation value is $122,334.65 ($122,632.40 - $297.75).

3.   The surrender charge upon surrender is $4,893.39 ($122,334.65 x .04).

4.   The cash surrender value is $117,441.26 ($122,334.65 - $4,893.39).

This example does not take into account any Market Value Adjustment or deduction of any premium taxes.

                                       B1

                             ING VARIABLE ANNUITIES

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
Golden American Life Insurance Company is a stock company domiciled in Delaware.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Guarantee Annuity  121805                                             05/02/2002

                             PART II
             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Not applicable.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following provisions regarding the Indemnification of Directors and Officers of the Registrant are applicable:

     INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND
     INCORPORATORS

     Delaware General Corporation Law, Title 8, Section 145 provides that corporations incorporated in Delaware may indemnify their officers, directors, employees or agents for threatened, pending or past legal action by reason of the fact he/she is or was a director, officer, employee or agent. Such indemnification is provided for under the Company's By-Laws under Article VI. Indemnification includes all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such indemnitee. Prepayment of expenses is permitted, however, reimbursement is required if it is ultimately determined that indemnification should not have been given.

     DIRECTORS' AND OFFICERS' INSURANCE

     The directors, officers, and employees of the registrant, in addition to the indemnifications described above, are indemnified through the blanket liability insurance policy of Registrant's ultimate parent, ING Groep N.V., or directly by Equitable of Iowa Companies, Inc. for liabilities not covered through the indemnification provided under the By-Laws.

     SECURITIES AND EXCHANGE COMMISSION POSITION ON
     INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Not Applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  EXHIBITS.

     1     Distribution Agreement Between Golden American and
           Directed Services, Inc. (1)

     3(a)  Certificate of Amendment of the Restated Articles of
           Incorporation of Golden American, dated (03/01/95). (1)

     3(b)  By-Laws of Golden American, dated (01/07/94). (1)

     4(a)  Single Premium Deferred Modified Guaranteed
           Annuity Contract. (1)

     4(b)  Single Premium Deferred Modified Guaranteed
           Annuity Master Contract. (2)

     4(c)  Single Premium Deferred Modified Guaranteed
           Annuity Certificate. (2)

     4(d)  Individual Retirement Annuity Rider Page. (1)

     4(e)  Single Premium Deferred Modified Guaranteed
           Annuity Application. (2)

     4(f)  Single Premium Deferred Modified Guaranteed
           Annuity Enrollment Form. (2)

     4(g)  Roth Individual Retirement Annuity Rider. (1)

     5     Opinion and Consent of Kimberly J. Smith

     10(a) Administrative Services Agreement between Golden
           American and Equitable Life Insurance Company of
           Iowa. (1)

     10(b) Service Agreement between Golden American and
           Directed Services, Inc. (1)

     10(c) Asset Management Agreement between Golden American and ING Investment Management LLC. (1)

     10(d) Reciprocal Loan Agreement between Golden American and ING America Insurance Holdings, Inc. (1)

     10(e) Revolving Note Payable between Golden American and
           SunTrust Bank. (1)

     10(f) Surplus Note, dated, 12/17/96 between Golden American and Equitable of Iowa Companies. (1)

     10(g) Surplus Note, dated, 12/30/98 between Golden American and Equitable Life Insurance Company of Iowa. (1)

     10(h) Surplus Note, dated, 09/30/99 between Golden American and ING AIH. (1)

     10(i) Surplus Note, dated, 12/08/99 between Golden American and First Columbine Life Insurance Company. (1)

     10(j) Surplus Note, dated, 12/30/99 between Golden American and Equitable of Iowa companies. (1)

     10(k) Reinsurance Agreement, dated 06/30/00, between
           GALIC & ELICI. (2)

     10(l) Renewal of Revolving Note Payable between Golden American and SunTrust Bank as of July 31, 2000 and expiring
           July 31, 2001. (2)

     23(a) Consent of Ernst & Young LLP, Independent Auditors.

     23(b) Consent of Counsel, incorporated in Item 5 of this
           Part II, together with the Opinion of Counsel.

     24    Powers of Attorney.


(1) Incorporated herein by reference to the initial Registration Statement for Golden American filed with the Securities and Exchange Commission on June 30, 2000 (File No. 333-40596).

(2) Incorporated herein by reference to Amendment No. 1 to the Registration Statement for Golden American filed with the Securities and Exchange Commission on September 13, 2000 (File No. 333-40596).

(b)  FINANCIAL STATEMENT SCHEDULE.

    (1) All financial statements are included in the Prospectus as indicated therein
    (2) Schedules I, III and IV follow. All other schedules to the consolidated financial statements required by Article 7 of Regulation S-X are omitted because they are not applicable or because the information is included elsewhere in the consolidated financial statements or notes thereto.
    (3)  FAS No. 142 - Transitional Disclosures


                                                             SCHEDULE I
                                                       SUMMARY OF INVESTMENTS
                                              OTHER THAN INVESTMENTS IN RELATED PARTIES
                                                       (DOLLARS IN THOUSANDS)



                                                                                                                      BALANCE
                                                                                                                        SHEET
   DECEMBER 31, 2001                                                                    COST(1)          VALUE         AMOUNT
--------------------------------------------------------------------------------------------------------------------------------
   TYPE OF INVESTMENT
   Fixed maturities, available for sale:
    Bonds:
      United States government and governmental agencies and authorities....           $132,081        $129,125        $129,125
      Public utilities......................................................             39,775          38,746          38,746
      Foreign government....................................................            143,574         146,687         146,687
      Corporate securities..................................................          1,111,798       1,116,788       1,116,788
      Other asset-backed securities.........................................            388,250         393,836         393,836
      Mortgage-backed securities............................................            167,049         169,731         169,731
                                                                                  ----------------------------------------------
      Total fixed maturities, available for sale............................          1,982,527       1,994,913       1,994,913

   Equity securities:
      Common stocks: industrial, miscellaneous, and all other...............                 74              55              55

   Mortgage loans on real estate............................................            213,883                         213,883
   Policy loans.............................................................             14,847                          14,847
   Short-term investments...................................................             10,021                          10,021
                                                                                  ---------------                 --------------
   Total investments........................................................         $2,221,352                      $2,233,719
                                                                                  ===============                 ==============

Note 1: Cost is defined as original cost for common stocks, amortized cost for bonds and short-term investments, and unpaid principal for policy loans and mortgage loans on real estate, adjusted for amortization of premiums and accrual of discounts.





                                                            SCHEDULE III
                                                 SUPPLEMENTARY INSURANCE INFORMATION
                                                       (DOLLARS IN THOUSANDS)


COLUMN A         COLUMN B       COLUMN C   COLUMN D   COLUMN E    COLUMN F   COLUMN G  COLUMN H      COLUMN I    COLUMN J  COLUMN K
------------------------------------------------------------------------------------------------------------------------------------
                                 FUTURE
                                 POLICY                                                            AMORTIZA-
                               BENEFITS,                 OTHER                          BENEFITS     TION OF
                                 LOSSES,                POLICY                            CLAIMS,   DEFERRED
                 DEFERRED        CLAIMS                 CLAIMS   INSURANCE                LOSSES      POLICY
                   POLICY           AND    UNEARNED        AND    PREMIUMS        NET        AND       ACQUI-      OTHER
              ACQUISITION          LOSS     REVENUE   BENEFITS         AND INVESTMENT SETTLEMENT       SITION   OPERATING  PREMIUMS
SEGMENT             COSTS      EXPENSES     RESERVE    PAYABLE     CHARGES     INCOME   EXPENSES        COSTS   EXPENSES*   WRITTEN
------------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2001:

Life insurance   $709,042    $2,178,189      $6,241       $836    $163,805    $94,396   $209,082      $45,229   $232,659         --

YEAR ENDED DECEMBER 31, 2000:

Life insurance   $635,147    $1,062,891      $6,817        $82    $144,877    $64,140   $200,031      $55,154   $143,764         --

YEAR ENDED DECEMBER 31, 1999:

Life insurance   $528,957    $1,033,701      $6,300         $8     $82,935    $59,169   $182,221      $33,119   $(83,370)        --



* This includes policy acquisition costs deferred for first year commissions and interest bonuses, premium credit, and other expenses related to the production of new business. The costs related to first year interest bonuses and the premium credit are included in benefits claims, losses, and settlement expenses.





                                                             SCHEDULE IV
                                                             REINSURANCE


Column A                                             COLUMN B        COLUMN C         COLUMN D        COLUMN E        COLUMN F
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    PERCENTAGE
                                                                     CEDED TO          ASSUMED                       OF AMOUNT
                                                        GROSS           OTHER       FROM OTHER             NET         ASSUMED
                                                       AMOUNT       COMPANIES        COMPANIES          AMOUNT          TO NET
--------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 2001:
    Life insurance in force.................     $169,252,000     $94,783,000              --      $74,469,000              --
                                                ================================================================================

AT DECEMBER 31, 2000:
    Life insurance in force.................     $196,334,000    $105,334,000              --      $91,000,000              --
                                                ================================================================================

AT DECEMBER 31, 1999:
    Life insurance in force.................     $225,000,000    $119,575,000              --     $105,425,000              --
                                                ================================================================================


                     FAS No. 142 - TRANSITIONAL DISCLOSURES


Had the Companies been accounting for goodwill under SFAS No. 142 for all periods presented, the Companies' net income would have been as follows:


                                                    For The Twelve       For The Twelve      For The Twelve
                                                     Months Ended         Months Ended        Months Ended
                                                   December 31, 2001   December 31, 2000    December 31, 1999
                                                    (in thousands)       (in thousands)      (in thousands)


   Reported net income after tax                        $(3,954)            $19,180              $11,214

   Add back goodwill amortization, net of tax             3,778               3,778                3,778
                                                  -------------------- ------------------- --------------------

   Adjusted net income after tax                        $  (176)            $22,958              $14,992
   ---------------------------------------------- -------------------- ------------------- --------------------

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)  To include any prospectus required by Section
             10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           SIGNATURES

As required by the Securities Act of 1933 the Registrant has caused this Registration Statement to be signed on its behalf in the City of West Chester, and Commonwealth of Pennsylvania, on the 17th day of July, 2002.




                                 By:  GOLDEN AMERICAN LIFE
                                      INSURANCE COMPANY
                                      (Depositor)

                                By:
                                     --------------------
                                     Keith Gubbay*
                                     President

Attest: /s/ Linda E. Senker
        ------------------------
         Linda E. Senker
         Vice President and Associate
         General Counsel of Depositor

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 17, 2002.

Signature                     Title
---------                     -----

                             President
--------------------
Keith Gubbay*



                DIRECTORS OF DEPOSITOR



----------------------
Thomas J. McInerney*


----------------------
Chris D. Schreier*


----------------------
Mark A. Tullis*


----------------------
P. Randall Lowery*


Attest: /s/ Linda E. Senker
        ------------------------
         Linda E. Senker
         Vice President and Associate
         General Counsel of Depositor

*Executed by Linda E. Senker on behalf of those indicated pursuant to Power of Attorney.

                                  EXHIBIT INDEX

ITEM     EXHIBIT                                                    PAGE #
----     -------                                                    ------

5         Opinion and Consent of Kimberly J. Smith                   EX-5

23(a)     Consent of Ernst & Young LLP, Independent Auditors.        EX-23.A

24        Powers of Attorney                                         EX-24